SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant        [  ]

Filed by a Party other than the Registrant  [ X ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to ss. 240.14A-11(c) or ss. 240.14a-12

                         Lincoln Financial Bancorp, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                         Lincoln Financial Bancorp, Inc.
- --------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title  of  each  class  of  securities  to  which  transaction  applies:
        Common Stock.

    2)  Aggregate   number  of   securities   to  which   transaction   applies:
        440,128.

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        Cash payment for securities totals $9,957,546.79.

    4)  Proposed      maximum      aggregate      value     of      transaction:
        $9,957,546.79.

    5)  Total fee paid: $1,991.51.

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee  is  offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: __________________________.

    2) Form, Schedule or Registration Statement No.: ___________________.

    3) Filing Party: ___________________________________.

    4) Date  Filed:   ____________________________________.

                         LINCOLN FINANCIAL BANCORP, INC.
                              111 West Main Street
                            Stanford, Kentucky 40484
                                 (606) 365-2129
- --------------------------------------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held on August 21, 1996
- --------------------------------------------------------------------------------

         A Special Meeting of Stockholders (the "Meeting") of Lincoln Financial Bancorp, Inc. (the "Corporation") will be held at the main office of Lincoln Federal Savings Bank, 111 West Main Street, Stanford, Kentucky 40484, on August 21, 1996, at 1:00 p.m., local time.

         The Meeting is for the following purposes, all of which are more completely described in the accompanying Proxy Statement:

          1. ACQUISITION PROPOSAL. A proposal to approve an Agreement and Plan of Reorganization, as amended (the "Acquisition Agreement") between the Corporation and First Southern Bancorp, Inc. ("FSB"), a related Plan of Merger, as amended (the "Plan of Merger") providing for the merger of a wholly-owned subsidiary of FSB with and into the Corporation (the "Merger"), and to authorize such further action by the board of directors of the Corporation and any of its executive and other proper officers as may be necessary or appropriate to carry out the objects, intents, and purposes of the Acquisition Agreement and the related Plan of Merger.

          2. OTHER BUSINESS. The transaction of any other business that may properly come before the Meeting or any adjournments thereof. The Board of Directors is not currently aware of any other business to come before the Meeting.

         Any action may be taken on any one of the foregoing proposals at the Meeting or any adjournments thereof. Stockholders of record at the close of business on July 31, 1996, are the stockholders entitled to vote at the Meeting or any adjournment thereof.

         You are requested to complete and sign the enclosed proxy, and mail it promptly in the enclosed envelope. If you attend the Meeting in person, you will have the opportunity to revoke your proxy and vote in person.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Minor Teague
                                              Secretary
Stanford, Kentucky
July 31, 1996
- --------------------------------------------------------------------------------
IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE
EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM.
A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE
IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS


SUMMARY

SELECTED FINANCIAL DATA

VOTING

PRINCIPAL STOCKHOLDERS

THE MERGER
         Overview
         Background and Reasons for the Merger
         Opinion of Financial Advisor to Lincoln
         Description of the Transaction; Merger Consideration
         Financing Arrangements
         Conditions for Consummation; Termination
         Escrow Deposit
         Regulatory Approvals
         Interest of Certain Persons in the Merger
         Effect on Lincoln Employee and Directors Benefit Plans
         Option Agreement
         Federal Income Tax Consequences
         Accounting Treatment
         Effective Time of the Merger
         Distribution of Cash

STOCK MARKET AND DIVIDEND INFORMATION

LINCOLN FINANCIAL BANCORP, INC
         General
         Market Area
         Lending Activities
         Investment and Mortgage-Backed Securities
         Deposit Activity and Other Sources of Funds
         Borrowings
         Subsidiary Activities
         Employees
         Competition
         Regulation of the Bank
         Regulation of the Corporation
         Taxation
         Properties

FIRST SOUTHERN BANCORP

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

INDEPENDENT AUDITORS

STOCKHOLDER PROPOSALS

MISCELLANEOUS


APPENDICES

         A.       1995 Annual Report to Stockholders
         B. Quarterly Report on Form 10-Q for Quarterly Period Ended March 31, 1996
         C.       Fairness Opinion of Professional Bank Services, Inc.
         D.       Amended Agreement and Plan of Reorganization
         E.       Restated Plan of Merger
         F. Provisions of Delaware Law Concerning Appraisal Rights of Dissenting Stockholders

                                 PROXY STATEMENT
                                       OF
                         LINCOLN FINANCIAL BANCORP, INC.
                              111 West Main Street
                            Stanford, Kentucky 40484
                                 (606) 365-2129

- --------------------------------------------------------------------------------
                         SPECIAL MEETING OF STOCKHOLDERS
                                 AUGUST 21, 1996
- --------------------------------------------------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lincoln Financial Bancorp, Inc. ("Lincoln" or the "Corporation") for a Special Meeting of Stockholders of the Corporation (the "Meeting") to be held at the main office of Lincoln Federal Savings Bank, 111 West Main Street, Stanford, Kentucky 40484, on August 21, 1996, at 1:00 p.m. The accompanying Notice of Meeting and this Proxy Statement are first being mailed to stockholders on or about July 31, 1996.

                                     SUMMARY

The Special Meeting and Required Stockholder Vote

         A special meeting of stockholders will be held on August 21, 1996, at 1:00 p.m., Lincoln Federal Savings Bank, 111 West Main Street, Stanford, Kentucky 40484. Lincoln stockholders of record at the close of business on July 31, 1996, are entitled to vote at the Meeting. The purpose of the Meeting is to consider a proposed Agreement and Plan of Reorganization dated as of March 23, 1996, as amended (the "Acquisition Agreement") between Lincoln and First Southern Bancorp, Inc. ("FSB") and the related Plan of Merger, as amended (the "Plan of Merger") between Lincoln and a wholly owned subsidiary of FSB. The Acquisition Agreement and the Plan of Merger are being submitted as a single proposal for approval of Lincoln's shareholders, which is referred to throughout this Proxy Statement as the "Acquisition Proposal." The affirmative vote of a majority of shares of Lincoln common stock, par value $.01 per share ("Common Stock"), issued, outstanding, and entitled to vote is required to approve the Acquisition Proposal. See "The Merger."

Lincoln Financial Bancorp, Inc.

         Lincoln is a Delaware corporation and the unitary savings and loan holding company for Lincoln Federal Savings Bank (the "Bank" or "Lincoln Federal"), a federal stock savings bank. As of March 31, 1996, Lincoln had total assets of more than $50.6 million. The Bank conducts its business through two banking offices located in Stanford, Kentucky, one branch office located in Liberty, Kentucky, and one loan production office located in Mt. Vernon, Kentucky. The Bank's primary business is attracting savings deposits from the general public and investing funds in mortgage loans on residential real estate and in various types of consumer and other loans, investment securities, and mortgage-backed securities.
See "Lincoln Financial Bancorp, Inc."

         Lincoln's corporate headquarters are located at 111 West Main Street, Stanford, Kentucky 40484, telephone (606) 365-2129.

First Southern Bancorp

         FSB is a Kentucky corporation and bank holding company, registered under Bank Holding Company Act of 1956, as amended, ("BHCA"). Headquartered in Stanford, Kentucky, FSB conducts a banking business through its five subsidiary banks located in Lincoln, Garrard, Wayne, Jessamine, and Fayette counties. FSB's subsidiary banks operate 13 banking offices in Stanford, Crab Orchard, Hustonville, and five other Kentucky communities. As of March 31, 1996, on a consolidated basis, FSB had total assets of more than $221 million, deposits of $195 million, and net loans of $142 million. See "First Southern Bancorp".

         FSB's corporate offices are located at 99 Lancaster Street, Stanford Kentucky 40484, telephone (606) 365-3555.

The Proposed Merger and Purchase Price

         The Acquisition Agreement and Plan of Merger provide that FSB Acquisition Corporation ("Subsidiary"), a wholly owned subsidiary of FSB, will merge into and with Lincoln (the "Merger") upon the approval of Lincoln's stockholders and the fulfillment of other conditions contained in the Acquisition Agreement.

         Lincoln stockholders who do not dissent from the Merger will have the right to receive $22.01 in cash for each share of Common Stock (the "Merger Consideration"). In addition, each outstanding option to purchase Common Stock will be cancelled at or prior to the closing of the Merger in exchange for a cash payment by Lincoln equal to $9.51 for each share subject to an option. See "Principal Stockholders and The Merger--Description of the Transaction; Merger Consideration."

Recommendation

         The Board of Directors of Lincoln has unanimously recommended that Lincoln stockholders vote in favor of the Acquisition Proposal.

Vote Required to Approve the Acquisition Proposal

         The Merger must be approved by at least a majority of the 440,128 shares of Common Stock issued and outstanding, all of which are entitled to vote at the Meeting. Only holders of Common Stock of record at the close of business on July 31, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. The presence, in person or by proxy, of one-third of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting or any adjournments thereof. The members of the Board of Directors own a total of 98,487 shares (22%) of the Common Stock and are expected to vote all of those shares in favor of the Merger. See "Voting."

Regulatory Approvals

          The Merger must be approved by the Office of Thrift Supervision ("OTS") and the Board of Governors of the Federal Reserve System (the "Federal Reserve"). FSB filed applications for approval of the Merger with the OTS in April 1996 and the Federal Reserve in May 1996. FSB and Lincoln have obtained Federal Reserve approval for the Merger on July 22, 1996 and is expected to obtain OTS approval. See "The Merger--Regulatory Approvals."

Conditions to the Merger

         The Acquisition Agreement permits termination of the Merger for various reasons, including the mutual consent of the parties and any material breach of a condition necessary to consummate the Merger. The Acquisition Agreement provides that if it is terminated other than by Lincoln due to a breach of a representation, warranty or covenant by FSB, and a "Purchase Event" has occurred or occurs before December 31, 1996, then Lincoln must promptly pay $500,000 in cash to FSB. FSB is not entitled to any other remedy for damages. See "The Merger--Conditions for Consummation; Termination."

Opinion of Financial Advisor

         Professional Bank Services, Inc. ("PBS"), a national bank consulting firm headquartered in Louisville, Kentucky, was engaged, among other things, to advise Lincoln as to the fairness of the proposed Merger Consideration. By a letter dated March 22, 1996, PBS rendered its opinion that the Merger Consideration, from a financial perspective, is fair and equitable to Lincoln stockholders. See "The Merger--Opinion of Financial Advisor to Lincoln." A copy of the opinion is attached as Appendix C.

Option Agreement

          Lincoln and FSB have also entered into a separate agreement (the "Option Agreement") granting FSB an exclusive option to purchase 118,075 shares of Common Stock (or approximately 19.9% of Lincoln's outstanding shares) for $22.01 per share upon the occurrence of certain "Initial Triggering Events" and "Purchase Events," as defined in the Option Agreement. See "The Merger--Option Agreement."

Tax Consequences

          As a consequence of the Merger, stockholders will realize gain or loss measured by the difference between the individual stockholder's adjusted basis for shares of Common Stock owned and the cash received for such shares. See "Federal Income Tax Consequences."

Rights of Dissenting Stockholders

         If the Merger is approved and consummated, stockholders of Lincoln who dissent from the Merger will have the right to be paid the "fair value" of their shares in cash if they comply with the procedures set forth in Section 262 of the DGCL. See "Appraisal Rights of Dissenting Stockholders." A copy of Section 262 is attached as Appendix F to this Proxy Statement.

                             SELECTED FINANCIAL DATA

         The selected financial data presented below as of June 30, 1995 and 1994 and each of the three years in the period ended June 30, 1995 are derived from the financial statements included in Lincoln's 1995 Annual Report to stockholders, attached as Appendix A hereto, and are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" (MD&A) and the financial statements and notes thereto included in the 1995 Annual Report. The selected financial data presented below as of March 31, 1996 and the nine months ended March 31, 1996 and 1995 are derived from financial statements included in Lincoln's March 31, 1996 Quarterly Report on Form 10-Q, attached as Appendix B hereto, and are qualified in their entirety by, and should be read in conjunction with the MD&A and the financial statements and notes thereto included in the March 31, 1996 10-Q.


                                                                              At June 30
                                                         --------------------------------------------------------------
                                         At March
                                         31, 1996          1995         1994           1993           1992          1991
                                         --------        -------      -------        -------        -------      -------
                                                                       (Dollars In thousands)
Financial Condition Data:
 Total Amounts of:
  Assets...........................       $50,640        $48,218      $47,709        $46,933       $45,559       $45,181
  Loans, net.......................        40,533         36,954       34,654         32,433        32,358        35,264
  Cash and investment securities (1)        9,104         10,223       12,088         13,519        11,846         8,318
  Mortgage-backed securities......             65             77           99            119           451           689
  Deposits (2).....................        42,412         40,452       40,257         43,446        42,480        42,404
  Stockholders' equity (3).........         7,703          7,546        7,328          3,396         2,972         2,698


                                         Nine Months Ended
                                              March 31                               Year Ended June 30,
                                         -----------------        ---------------------------------------------------------------
Operating Data:                          1996         1995         1995        1994          1993           1992             1991
                                         ----         ----        -----        ----          ----           ----             ----
                                                                       (Dollars in thousands)
Interest income....................      $2,845     $2,418       $3,283      $3,162         $3,383         $3,862          $4,209
Interest expense...................       1,571      1,209        1,694       1,682          1,943          2,518           2,968
Net interest income before provision
 for loan losses.....................     1,274      1,209        1,589       1,480          1,440          1,344           1,241
Provision for loan losses..........          11          3            3          88             10             86              99
Non-interest income................         116        104          141         112             88             98              85
Non-interest expense...............         996        858        1,351       1,035            902            913             855
Income before income taxes.........         383        452          376         469            616            443             372
Federal income taxes...............         131        126          118         173            193            169             133
                                       --------   --------    ----------   ---------     ----------      ---------       --------
Net income ........................      $  252     $  326       $  258      $  296         $  423         $  274          $  239
                                       ========  =========    ==========  ----------     ==========      =========       ========

Net earnings per share(4)..........        0.61       0.77          0.64        N/A            N/A            N/A             N/A
Book value per share (5)...........      $19.24     $19.27       $ 18.99     $18.61            N/A            N/A             N/A

Number of:
  Loans outstanding................       1,726      1,584         1,761      1,628          1,572          1,558           1,664
  Deposit accounts.................       6,671      6,352         6,460      6,207          5,942          5,957           6,071
  Offices (6)......................           4          3             4          3              3              3               3

 (1) Cash and investment securities consist of cash, interest-earning deposits, certificates of deposit, and investment securities.

 (2) Deposits include certificates of deposit, passbook club accounts, NOW accounts and other deposit accounts.

 (3) Represents  retained  earnings  only prior to fiscal year 1994.  For fiscal year 1994, includes net proceeds of approximately $3.0 million from the initial public offering of Lincoln as part of the mutual-to-stock conversion of the Bank on June 28, 1994.

 (4) Not applicable since Common Stock was not issued until June 28, 1994.

 (5) Per share calculations are based upon the total number of shares outstand-ing, less the unallocated shares held by the ESOP(25,789 shares at June 30, 1995, and 29,440 shares at June 30, 1994).

 (6) All the Bank's offices are full-service offices except the Loan Production Office located in Mt. Vernon, Kentucky.

                                     VOTING

        There are 440,128 shares of Common Stock issued and outstanding, all of which are entitled to vote at the Meeting. Only holders of Common Stock of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. On matters that properly come before the Meeting or any adjournments thereof, shareholders will be entitled to one vote in person or by proxy for each share of Common Stock held of record on the Record Date.

        The presence, in person or by proxy, of one-third of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting or any adjournments thereof. Stockholders of record as of the close of business on July 31, 1996, are entitled to one vote for each share then held.

        The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote is required to approve the Acquisition Proposal. The individual members of the Board of Directors have agreed (unless inconsistent with their fiduciary duties) to vote their shares of Common Stock in favor of the Acquisition Proposal. The members of the Board of Directors own a total of 98,487 shares (22%) of Common Stock entitled to vote at the Meeting. Abstentions and non-votes by brokers will have the same as a vote against the Acquisition Proposal.

        Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by a properly executed proxy will be voted at the Meeting and all adjournments thereof in accordance with the directions given in the proxy and as determined by a majority of the Board of Directors as to any other matters that properly come before the Meeting. Proxies may be revoked by written notice to the Secretary of the Corporation (addressed to: Lincoln Financial Bancorp, Inc., 111 West Main Street, Stanford, Kentucky 40484, Attention: Minor Teague, Secretary) or by filing a later dated proxy before a vote on a particular proposal at the Meeting. A proxy will not be voted if a stockholder attends the Meeting and votes in person. The presence of a stockholder at the Meeting alone will not revoke such stockholder's previously executed proxy. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. If no instructions are indicated, proxies will be voted for the Merger.


                             PRINCIPAL STOCKHOLDERS

        Persons and groups beneficially owning more than 5% of the Common Stock are required to file certain reports regarding such ownership with the Commission and the Corporation pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of June 30, 1996, the shares of Common Stock beneficially owned by: (i) each person who was the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director of the Corporation; and (iii) by all officers and directors as a group, based on information provided to the Corporation and filings required by the Exchange Act.

Name of                                        Amount and Nature                   Percent of Shares of
Beneficial Owner                            Beneficial Ownership(1)(2)           Common Stock Outstanding
- ----------------                            --------------------------           ------------------------
Lincoln Financial Bancorp, Inc.
  Employee Stock Ownership Plan
  and Trust
111 West Main Street
Stanford, Kentucky 40484                             29,440                                   6.69%

George L. Crawford
910 Lancaster Road
Crab Orchard, Kentucky 40419                         25,340                                   5.76%

Billy H. Fox, Chairman of the Board                  11,484                                   2.61%

Ben J. Gaines, Vice Chairman
  of the Board                                       11,484                                   2.61%

Bruce Edgington, President, Chief
  Executive Officer and Director                     14,613                                   3.32%

Lee McAninch, Director                               11,484                                   2.61%

Albert Daniel Jackson, Director                      11,484                                   2.61%

William O. Payne, Jr., Director                      11,484                                   2.61%

James W. Adams, Director                              2,186                                    .50%

Jeffrey C. Ralston, Director                         11,784                                   2.68%

Minor Teague, Director and Secretary                 12,484                                   2.84%

All directors and executive officers
 of the Corporation as a group (14 persons)         116,581                                  26.49%

- -------------------------
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Common Stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of the Common Stock.

(2) It also includes certain shares of Common Stock owned by businesses in which the executive officer or director is an executive officer or major stockholder, or by spouses, by immediate family members or as a custodian or trustee, or by spouses as a custodian or trustee, over which shares such executive officer or director effectively exercises sole or shared voting and/or investment power. Does not include shares held by the trust for the Corporation's ESOP and Trust, for which Directors Fox, Payne and Ralston serve as trustees.

                                   THE MERGER

Overview

          Lincoln and FSB entered into the Acquisition Agreement on March 23, 1996. The Acquisition Agreement was amended as of June 6, 1996, to provide that FSB Acquisition Corporation ("Subsidiary"), a newly formed Kentucky corporation and wholly owned subsidiary of FSB, will be merged into and with Lincoln upon the approval by Lincoln's stockholders and the fulfillment of all other conditions contained in the Acquisition Agreement. Lincoln and Subsidiary have entered into a Plan of Merger, which further defines the terms and conditions of the Merger. As a result of the Merger, Lincoln will become a wholly owned subsidiary of FSB.

         In the Merger, Lincoln stockholders who do not dissent from the Merger will have the right to receive the Merger Consideration of $22.01 in cash for each share of Common Stock. In addition, each holder of an outstanding option to purchase Common Stock pursuant to the Lincoln Financial Bancorp, Inc. 1994 Stock Option and Incentive Plan (the "Option Plan") will be cancelled at or prior to the closing of the Merger in exchange for a cash payment by Lincoln equal to $9.51 for each share subject to an option.

         FSB owns 100% of the outstanding stock of Subsidiary and has agreed to cause Subsidiary to approve the Merger, subject to the terms and conditions of the Acquisition Agreement.

         The affirmative vote of a majority of shares of Common Stock issued, outstanding, and entitled to vote is required to approve the Merger Proposal. The Board of Directors recommends that stockholders vote "FOR" the Merger Proposal.

         The statements contained in this Proxy Statement with respect to the terms and conditions of the Merger are subject to and qualified by the provisions of the Acquisition Agreement and the Plan of Merger. Copies of the Acquisition Agreement, as amended and restated, and the Plan of Merger, as amended and restated, are attached as Appendices D and E to this Proxy Statement and are incorporated herein by reference.

Background and Reasons for the Merger

         Background. Changes in the financial service industry in recent years, coupled with the passage of the Riegle Neal Interstate Bank and Branching Efficiency Act of 1994, that provides for nationwide interstate banking, have led to an increased consolidation of banks under large multi-bank holding companies through mergers and acquisitions and an uncertain future for thrifts. These large bank holding companies along with other financial institutions have increased competition with thrifts for market share. The increased competition has led to a decrease in earnings by thrifts and, ultimately, their ability to compete with large bank holding companies and other financial institutions.

         From time to time, the Board of Directors has considered various strategic alternatives for Lincoln in light of, and in response to, these trends in the financial service industry. For instance, the Bank converted from a mutual to a stock institution in June 1994. These considerations have prompted the Board of Directors to consider whether an acquisition of Lincoln by another financial institution was in the long-term best interest of Lincoln stockholders, employees, customers and the communities Lincoln serves.

         In December 1995, the Board of Directors began to explore Lincoln's strategic alternatives, including the possible sale of Lincoln to a larger bank holding company. On December 8, 1995, representatives of PBS met with the Board of Directors to review the changing dynamics of community banking and, more specifically, the current market value in Kentucky for thrifts. The Board of Directors then authorized the signing of a agreement with PBS and Investment Bank Services, Inc. ("IBS"), a registered broker/dealer subsidiary of PBS, dated December 8, 1995, appointing PBS and IBS as financial advisors to Lincoln. The agreement allowed PBS and IBS to assess Lincoln's business, value, and find a potential acquirer for Lincoln.

         At a special meeting held on January 9, 1996, representatives of PBS met with the Board of Directors to review PBS' analysis of Lincoln's business and estimated value. PBS also identified a number of potential acquirers of Lincoln and analyzed the ability of the potential acquirers to consummate a transaction with Lincoln. The Board of Directors authorized PBS to provide over six eight potential acquirers, believed to have a high interest in a transaction with Lincoln, with copies of a confidential package prepared by PBS describing Lincoln and its business.

         At a special meeting held on March 13, 1996, representatives of PBS, along with a representative of Brown, Todd & Heyburn PLLC ("BTH"), newly hired special counsel to Lincoln, reported that two of the potential acquirers, who were provided with copies of PBS' confidential package, had submitted offers to acquire Lincoln. After analyzing the terms of the two offers, including the financial ability of the offerers to consummate the transaction on such terms, the Board of Directors directed Mr. Edgington, PBS and BTH to continue discussions with representatives of FSB and the other offerer and, if appropriate, to facilitate due diligence investigations by the offerers. As these discussions continued, FSB submitted a new proposal to Lincoln, enhancing the financial terms of its proposal to substantially the terms contained in the Acquisition Proposal.

          The Board of Directors, at a special meeting held on March 19, 1996, discussed the latest offers, noting that the financial terms of FSB's offer were higher and concluded that the proposed transaction with FSB was in the long-term best interest of Lincoln stockholders, employees, customers and the communities Lincoln serves. The Board of Directors authorized Mr. Edgington, PBS, and BTH to pursue negotiations of a definitive agreement with FSB.

         The definitive Acquisition Agreement was presented to the full Board of Directors at a special meeting held on March 23, 1996. At the meeting, representatives of PBS presented an analysis of the financial terms of the proposed Merger and delivered PBS's opinion that the Merger was fair to Lincoln's shareholders from a financial point of view. Representatives of BTH then presented an analysis of the terms and conditions of the Acquisition Proposal. After further discussion and questions, the Board of Directors unanimously approved the Acquisition Proposal. Lincoln issued a press release dated March 25, 1996 to announce the proposed Merger between Lincoln and FSB.

         Reasons for the Merger. The terms of the Acquisition Proposal were the result of arm's-length negotiations between Lincoln and FSB and their respective representatives. In reaching its decision to approve the Acquisition Proposal, Lincoln's Board of Directors consulted with PBS and BTH and, without assigning any relative or specific weights, considered a number of factors, including but not limited to the following:

                  (i) The financial terms of the Merger. In this regard, the Board of Directors considered that the Merger Consideration is significantly higher than prices at which Lincoln Common Stock has historically traded. A comparison of the financial terms of recent thrift acquisitions indicated that the financial terms of the Merger compared favorably with other recent transactions.

                  (ii) The effect on shareholder value of Lincoln's remaining an independent entity. The Board considered the relatively slow growth in Lincoln's deposit base in recent years and the increased competition faced by community banks in general from large bank holding companies and other financial institutions. The Board believed these and other factors limited Lincoln's prospects for significant growth in the future.

                  (iii) The opinion of PBS that the Merger is fair to Lincoln's shareholders from a financial point of view.

                  (iv) Current trends in the banking industry. The Board of Directors considered the probability of nationwide interstate banking, the continued erosion of traditional geographic and industry lines, and the likelihood of further consolidation among thrifts and bank holding companies.

                  (v)  The   likelihood   of  the  Merger  being   approved   by
appropriate regulatory authorities.

                  (vi) The competence, experience, and integrity of FSB and its management.

                  Based on these factors, and such other matters as members of the Board of Directors deemed relevant, the Board of Directors has unanimously approved the Acquisition Proposal as being in the best interest of Lincoln, its shareholders, employees, customers and the community served by Lincoln. The Board of Directors unanimously recommends that the shareholders vote FOR the Acquisition Proposals at the Meeting.

Opinion of Financial Advisor to Lincoln

         PBS was engaged by Lincoln to advise the Board of Directors as to the fairness of the Merger Consideration, from a financial perspective, to be paid by FSB to Lincoln's shareholders. PBS is a bank consulting firm with offices in Louisville, Nashville, Indianapolis, Washington, D.C., and Ocala, Florida. IBS was retained to serve as Lincoln's investment banker in order to evaluate and facilitate the possible sale of Lincoln. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Lincoln or FSB. PBS and IBS were selected to advise the Board of Directors based upon their familiarity with Kentucky financial institutions and knowledge of the banking industry as a whole.

         PBS performed certain analyses described herein and discussed the range of values for Lincoln resulting from such analyses with the Board of Directors in connection with PBS's advice as to the fairness of the consideration to be paid by FSB.

         A Fairness Opinion of PBS was delivered to the Board of Directors on March 23, 1996, at a special meeting of the Board of Directors. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix C to this Proxy Statement and should be read in its entirety.

         In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to Lincoln and FSB. PBS considered certain financial and stock market data of Lincoln and FSB, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable thrift transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Lincoln or FSB. PBS took into account the contacts made by IBS with other financial institutions concerning their interest in affiliation with Lincoln. PBS reviewed the correspondence and information received from the financial institutions contacted regarding an interest in a merger or acquisition of Lincoln. PBS reviewed all offers received by Lincoln.

          PBS reviewed and analyzed the historical performance of Lincoln and the Bank, as set forth in: Lincoln's Annual Report as of June 30, 1995; reports filed by Lincoln with the Securities and Exchange Commission on Form 10-K for the year ended June 30, 1995 and on Form 10-Q for the quarters ending September 30 and December 31, 1995; December 31, 1995, September 30, 1995 and June 30, 1995 Thrift Financial Reports filed by the Bank with the OTS; June 30, 1995 Uniform Thrift Performance Report filed by the Bank with the OTS; September 25, 1995 proxy statement; historical common stock trading activity of Lincoln; and the premises and other fixed assets of Lincoln. PBS reviewed and tab ulated statistical data regarding the loan portfolio, securities portfolio and other performance  ratios and  statistics.  Financial  projections  were  prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, experience in other transactions, and knowledge of the banking industry generally.

         In connection with rendering the Fairness Opinion and preparing its various written and oral presentations to the Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various assumptions as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its Fairness Opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Lincoln's or FSB's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

         Acquisition Comparison Analysis. PBS reviewed thrift acquisition transactions in Kentucky, Indiana, Ohio and Tennessee (the "Regional Area"). There were 83 thrift acquisition transactions in the Regional Area announced since 1987 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Regional Area acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Lincoln. In addition to reviewing recent Regional Area thrift transactions, PBS performed separate comparable analyses for acquisitions of Regional Area thrifts which, like Lincoln, had an equity-to-asset ratio greater than 10%, or deposits between $25.0 and $100.0 million, or a return on equity of less than 10%, or were located in the state of Kentucky. Median values for the 83 Regional Area acquisitions expressed as multiples of both book value and earnings were 1.31 and 13.67, respectively. The median multiples of book value and earnings for acquisitions of Regional Area thrifts with equity-to-asset ratios greater than 10% were 1.33 and 16.96, respectively. For acquisitions of Regional Area thrifts with deposits between $25.0 and $100.0 million the median multiples of book value and earnings were 1.33 and 16.06, respectively. Median multiples for Regional Area thrifts with a return on equity of less than 10% were 1.30 and 17.54, respectively. The median multiples of book value and earnings for acquisitions of Regional Area thrifts located in the state of Kentucky were 1.41 and 13.71, respectively. In the proposed acquisition, Lincoln shareholders will receive an aggregate amount of $9,957,546.79 in cash, for all Common Stock and options outstanding, or $22.01 per common share and $9.51 per option share. This represents a multiple of December 31, 1995 adjusted book value and a multiple of 1996 projected earnings of 1.25 and 19.5 respectively.

          Adjusted Net Asset Value Analysis. PBS reviewed Lincoln's balance sheet data to determine the amount of material adjustments required to the stockholder's equity of Lincoln based on differences between the market value of Lincoln's assets and their value reflected on Lincoln's financial statements. PBS determined that three adjustments were warranted. Shareholders equity was increased by $780,000 for the assumed exercise of options and the termination of the Employee Stock Ownership Plan ("ESOP") and Management Recognition Plan ("MRP"). The investment securities portfolio had depreciation of $14,000 after adjustment for income taxes. PBS also reflected a value of the non-interest bearing demand deposits of $161,000. The adjusted net asset value was determined to be $17.93 per share of Lincoln's common stock.

         Discounted Earnings Analysis. A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of Lincoln was determined by adding the present value of estimated future dividend streams that Lincoln could generate over a five-year period beginning in 1996 and ending in 2000, and the present value of the "terminal value" of Lincoln's earnings at the end of the year 2000. The "terminal value" of Lincoln's earnings at the end of the five-year period was determined by applying a multiple of 1.41 times the projected terminal year's equity. The 1.41 multiple represents the median price paid as a multiple of book value for all Kentucky thrift transactions since 1987.

         Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Common Stock. The value of Lincoln, determined by adding the present value of the total cash flows, was

$19.20 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 6% and assuming return on assets reaches 1.10% by year three and remains constant thereafter. Dividends also were assumed to be 50% of income for all years.
This long-term projection resulted in a value of $12.65 per share.

         Specific Acquisition Analysis. PBS valued Lincoln based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror which factored in price, current interest rates and amortization of the premium paid. Based on this analysis, and an assumed 1996 projected earnings level for Lincoln, an acquiring institution would pay $21.19 per share of Common Stock, assuming they were willing to accept no impact to their net income in the initial year. If an overhead reduction of 10% is assumed an acquiring company would pay $22.53 per Common Stock. This analysis was based on a funding cost of 6.5% adjusted for taxes, amortization of the acquisition premium over 15 years and a projected earnings level for Lincoln of $543,000 in 1996.

         The Fairness Opinion is directed only to the question of whether the consideration to be received by Lincoln's shareholders under the Acquisition Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Lincoln shareholder to vote in favor of the Merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Lincoln or any of its affiliates.

         Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Lincoln's shareholders, under the Acquisition Agreement, is fair and equitable from a financial perspective to the shareholders of Lincoln.

         PBS and IBS will receive a fee not to exceed $80,000, plus 3% of the total consideration received by Company shareholders in excess of $9,500,000, from Lincoln for all of their services performed in connection with the Merger, including rendering the Fairness Opinion. In addition, Lincoln has agreed to indemnify PBS and IBS and their directors, officers and employees, from liability in connection with the Merger, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' or IBS' acts or decisions made in good faith and in the best interest of Lincoln.

Description of the Transaction; Merger Consideration

          Lincoln and Subsidiary will be merged in accordance with the provisions of the Kentucky Business Corporation Act (the "KBCA") and Section 251 of the DGCL, and the Merger will become effective (the "Effective Time") on the date and at the time that articles of merger are filed by the Secretary of State of the Commonwealth of Kentucky as provided in the KBCA, and a certificate of merger is filed by the Secretary of State of Delaware as provided in the DGCL, unless the filed documents specify a later date and time as the Effective Time. Lincoln will be the "Surviving Corporation" of the Merger and will continue to be governed by the DGCL.

          At the Effective Time, the separate existence of Subsidiary will cease, and Lincoln will thereafter possess all the assets, liabilities, rights, privileges, powers and franchises of Subsidiary. On and after the Effective Time, the articles of incorporation and bylaws of Lincoln each as in effect at the Effective Time, will govern the Surviving Corporation until amended or repealed in accordance with applicable law. The directors and officers of the Surviving Corporation will be the directors and officers of Subsidiary immediately prior to the Effective Time.

          At the Effective Time, each share of Common Stock (other than any shares held by Lincoln stockholders who dissent from the Merger or shares owned by FSB at the Effective Time) will be converted into the Merger Consideration of $22.01 in cash per share without any action on the part of the stockholder. The 3,671 shares of Common Stock held by the trust established under Lincoln's MRP that have not been awarded and distributed to plan participants will be cancelled as of the Effective Time. At the Effective Time, all outstanding certificates representing Common Stock will thereafter represent, instead of shares of Common Stock, the right to receive $22.01.

          In addition, at or prior to the closing of the Merger, Lincoln will cancel the options to purchase Common Stock issued under the Option Plan in exchange for a cash payment by Lincoln equal to $9.51 per share subject to each option then outstanding. The $9.51 amount represents the difference between the Merger Consideration and exercise price per share subject to the options. As of June 30, 1996, options to purchase 36,922 shares of Common Stock were outstanding, and were held by Lincoln's directors and officers.

Financing Arrangements

         FSB intends to utilize working capital, proceeds from a dividend, and borrowing from available lines of credit to pay the Merger Consideration.

Conditions for Consummation; Termination

          The obligations of Lincoln and FSB and Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions on or before the Closing Date: (i) approval of the Merger Proposal by the requisite vote of Lincoln stockholders; (ii) the absence of any action or proceeding instituted before any court or governmental or other regulatory agency challenging or seeking to prohibit the Merger; (iii) the receipt of all permits consents, approvals, and authorizations from government agencies, and satisfaction of all other requirements prescribed by law that are necessary to effect and carry out the Merger; and (iv) the execution of an agreement by FSB and Bruce Edgington providing for payment of certain severance benefits to Mr. Edgington if his employment is terminated in certain circumstances during the twelve months after the Effective Time. See "The Merger -- Interest of Certain Persons in the Merger."

          In addition to the mutual conditions listed in the preceding paragraph above, the obligations of Lincoln to consummate the Merger are subject to the following conditions on or before the Closing Date: (i) the truth of certain representations and warranties made by FSB and Subsidiary in all material respects; (ii) the performance by FSB and Subsidiary of all covenants in all material respects; (iii) the receipt by Lincoln of an opinion of counsel to FSB with respect to certain matters; and (iv) the receipt, confirmation and nonwithdrawal of the opinion from PBS to the effect that the Merger is fair to the Lincoln shareholders from a financial point of view.

          In addition to the mutual conditions listed in the second preceding paragraph, the obligations of FSB and Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions on or before the Closing
Date: (i) the truth of certain representations and warranties made by Lincoln in all material respects; (ii) the performance by Lincoln of all covenants in all material respects; (iii) the absence of any material adverse change in the condition of Lincoln; and (iv) the receipt by FSB of an opinion of counsel to Lincoln with respect to certain matters.

          The Acquisition Agreement provides that it may be terminated at any time before the Effective Time: (i) by mutual agreement of both Lincoln and FSB;
(ii) by either Lincoln or FSB if the other party has breached in any material respect any representation, warranty or covenant in the Agreement and such breach is not cured within 30 days of the date the non-breaching party gives notice of the breach to the breaching party; or (iii) by either Lincoln or FSB if the Merger has not occurred on December 31, 1996.

          The Acquisition Agreement provides that if it is terminated other than by Lincoln due to a breach of a representation, warranty or covenant by FSB, and a "Purchase Event" has occurred or occurs before December 31, 1996, then Lincoln must promptly pay $500,000 in cash to FSB. The Acquisition Agree ment defines a "Purchase Event" as (i) Lincoln having entered into an agreement with any person (other than the FSB or any of its subsidiaries) pursuant to which such person would: (A) merge or consolidate with, or enter into any similar transaction with Lincoln or the Bank; (B) purchase, lease or otherwise acquire all or substantially all of the assets of Lincoln or the Bank; or (C) purchase or otherwise acquire (by merger, consolidation, share exchange or similar transaction) securities representing 25% or more of the voting shares of Lincoln or the Bank; or (ii) the acquisition (by purchase or otherwise) by any person (other than the FSB or any of its subsidiaries) of beneficial ownership of securities representing 25% or more of the voting shares of Lincoln or the Bank.

Escrow Deposit

          The Acquisition Agreement provides that if it is terminated other than by FSB due to a breach of a representation, warranty or covenant by Lincoln, prior to the Closing Date, Lincoln shall be entitled to, and shall retain a $250,000 escrow deposit for its benefit and the benefit of its shareholders.

Regulatory Approvals

          The Merger is subject to the approval of the OTS and the Federal Reserve and cannot be consummated prior to 15 days following the grant of such approval. FSB filed applications for approval of the Merger with the OTS in April 1996 and the Federal Reserve in May 1996. Lincoln and FSB has obtained Federal Reserve approval for the Merger on July 22, 1996 and is expected to obtain OTS approval. Although the parties do not anticipate any objection by the OTS, there can be no assurance that the Merger will be approved. In addition, because Lincoln and FSB each have offices in the Stanford market, the Merger is being reviewed for antitrust compliance by the United States Department of Justice ("DOJ") as part of the OTS application process. Although the parties do not anticipate any objection by DOJ, there can be no assurance that DOJ will not object to the Merger.

Interest of Certain Persons in the Merger

          Severance Agreement. The Acquisition Agreement provides that at the Effective Time, Bruce Edgington, the Bank's President and Chief Executive Officer, will enter into a new severance agreement with FSB (the "Severance Agreement").

          The proposed Severance Agreement provides that FSB is obliged to pay certain termination benefits (the difference between (i) the product of 2.99 times his "base amount" and (ii) the sum of any other "parachute payments," as each are defined by Section 280G of the Internal Revenue Code of 1986, as amended ("IRC")), to Mr. Edgington if FSB terminates his employment without "Just Cause" (as defined in the Severance Agreement) or if Mr. Edgington terminates his employment due to specified changes in his position during the 12 months following the Effective Time. Mr. Edgington will be entitled to receive the termination benefits upon the occurrence, without his prior written consent, of any of the following events: (i) the requirement that Mr. Edgington move his personal residence, or perform his principal executive functions, more than 35 miles from his primary office as of the Effective Time; (ii) a material reduction in Mr. Edgington's base compensation as in effect on the Effective Time; (iii) a reduction in Mr. Edgington's duties such that Mr. Edgington is no longer part of the Bank's senior management team in Lincoln County, Kentucky, or
(iv) the failure by FSB to continue to provide Mr. Edgington with benefits substantially similar provided to employees of FSB, from time to time, who hold comparable executive positions with FSB.

          Options. The Acquisition Agreement provides that each outstanding option to purchase Common Stock will be cancelled at or prior to the closing of the Merger in exchange for a cash payment by Lincoln equal to $9.51 for each share subject to an option, an amount equal to the difference between the Merger Consideration ($22.01) and the option exercise price of $12.50 per share.

          As of June 30, 1996, options to purchase 36,922 shares of Common Stock were outstanding and were held by Lincoln's directors and officers, as set forth in the table below. Shares Subject Name Positions to Options

                                                                  Shares Subject
Name                      Position                                  To Options
- ----                      --------                                  ----------
Bruce Edgington           President, Director and Chief
                          Executive Officer of the Bank
                          and the Corporation                         10,156

Donna F. Delaney          Chief Financial Officer of the Bank;
                          Treasurer of the Corporation                 5,078

Marvenna Smith            Vice President of Teller
                          Operations and Assistant
                          Secretary of the Bank; Vice
                          President of the Corporation                 5,078

Renita Lewis Hampton      Vice President of Compliance
                          and Treasurer of the Bank                    5,078

Billy H. Fox              Chairman of the Board of the
                          Bank and the Corporation                     1,587

Ben Gaines, Sr.           Vice Chairman of the Bank
                          and the Corporation                          1,587

Minor Teague              Secretary of the Bank
                          and the Corporation                          1,587

Albert Jackson            Director of the Bank
                          and the Corporation                          1,587

Jeffrey Ralston           Director of the Bank
                          and the Corporation                          1,587

Lee McAninch              Director of the Bank
                          and the Corporation                          1,587

                                                                  Shares Subject
Name                      Position                                  To Options
- ----                      --------                                  ----------
William Payne, Jr.        Director of the Bank
                          and the Corporation                          1,587

James W. Adams            Director of the Bank
                            and the Corporation                          423

         Director Liability and Indemnification. FSB has agreed, for a period of six years after the Effective Time, to use reasonable efforts to provide director and officers' liability insurance coverage to directors and officers of the Corporation that serves to reimburse the present and former directors and officers of the Corporation and its subsidiaries with respect to claims against such officers and directors arising from facts or events that occurred at or before the Effective Time. In addition, FSB has agreed before or after the Effective Time to indemnify the directors and officers of the Corporation against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that the Corporation or such subsidiary would have been permitted under applicable law and the certificate of incorporation or charter or bylaws of the Corporation or such subsidiary (whether asserted or arising before or after the Effective
Time).

Effect on Lincoln Employee and Directors Benefit Plans

         Under the terms of the Agreement, officers and employees of Lincoln and the Bank at the Effective Time will be eligible to participate in FSB's employee benefit plans as well as other, similar programs offered by FSB to FSB employees. FSB will credit employees and officers of Lincoln and the Bank for years of service at Lincoln and the Bank prior to the Effective Time for purposes of eligibility and benefits amounts or privileges paid or provided. Employees and officers of Lincoln and the Bank will be fully credited for their service with Lincoln and the Bank when calculating the vestiture of their employee benefits.

         The Acquisition Agreement provides that subject to applicable law and the provisions of the Lincoln Financial Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP"), the ESOP will be terminated as of or as soon as reasonably practicable after the Effective Time. The proceeds of the Merger (after repayment of the ESOP's loan) will be allocated to the accounts of participants in accordance with the terms of the ESOP and applicable law and all participants shall be 100% vested in distributions from the ESOP. Distributions will be made as soon as practicable, taking into account any Internal Revenue Service ("IRS") filing, FSB, Lincoln or the Bank deem necessary or desirable in connection with the termination. Employees of Lincoln and the Bank will have the option of rolling their cash distribution from the ESOP into FSB's 401(k) plan or an IRA.

         The MRP will be terminated under the terms of the Merger. Under the Acquisition Agreement, the 13,257 shares originally held by a trust formed under the MRP that have been awarded and distributed to participants or will have been awarded and distributed at the Effective Time, will be exchanged for and converted into, the right to receive the Merger Consideration. However, the 3,671 shares that have not been awarded will revert back to Lincoln, once all of the trust benefits have been distributed, and will be cancelled at the Effective Time.

           Under the Lincoln Federal Savings Bank Director Retirement Plan ("DRP"), directors of the Bank are entitled to the vested portion of two times the fees actually paid them in the twelve month period preceding the date they cease to be a director. Directors are 0% vested in the DRP until they have completed six years of service as a director, at which time they become 50% vested. Upon completion of ten years of service they become 100% vested. The DRP also provides that the directors will become 100% vested upon termination of service in connection with a change in control. Thus at the Effective Time all directors who are not already 100% vested will automatically become 100% vested upon consummation of the Merger and will be entitled to payment under the DRP.

Option Agreement

         In connection with the Acquisition Agreement, Lincoln has granted FSB an irrevocable option to purchase 118,075 shares of Common Stock. The Option
Agreement, if exercised, would allow FSB to acquire 118,075 shares or approximately 19.9% of Common Stock outstanding after exercise. The purchase price on the exercise of the options is $22.01 per share. The Option Agreement may be exercised by FSB in whole (but not in part) to the extent permitted by law at any time before the termination of the Acquisition Agreement only upon and after the occurrence of both the "Initial Triggering Event" and the "Purchase Event."

         The Option Agreement defines a "Initial Triggering Event" to mean:

         (i) Any person, other than FSB or its subsidiaries or affiliates, shall have commenced a bona fide offer to purchase shares of Common Stock such that, upon consummation of said offer, such person would own or control 10% or more of the outstanding shares of Common Stock; or

         (ii) Any person shall have entered into an agreement with Lincoln, or shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to (a) merge or consolidate or enter into any similar transaction, with Lincoln; (b) purchase, lease or otherwise acquire all or substantially all of the assets of Lincoln; or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Lincoln; or

         (iii) Any person, other than FSB or its subsidiaries or affiliates, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock; or

         (iv) Any person, other than FSB or its subsidiaries or affiliates, shall have made a bona fide proposal to Lincoln after the date of the Acquisition Agreement by public announcement or written communication that is the subject of public disclosure or regulatory report for filing to (a) acquire Lincoln by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (b) make an offer described in clause (i) above; or

          (v) Any person shall have solicited proxies in a proxy solicitation in opposition to approval of the Acquisition Proposal by Lincoln's shareholders; or

         (vi) Lincoln shall have willfully breached any provision of the Acquisition Agreement, which breach would entitle FSB to terminate the Acquisition Agreement and such breach shall not have been cured pursuant to the terms of the Acquisition Agreement.

         The Option Agreement defines a "Purchase Event" to mean:

         (i) Any person, other than FSB or its subsidiaries or affiliates, acquires beneficial ownership of 50% or more of the then outstanding shares of Common Stock; or

         (ii) Lincoln enters into an agreement with another person, other than FSB or its subsidiaries or affiliates, pursuant to which such person is entitled to acquire 50% or more of the outstanding shares of Common Stock.

         The Option Agreement terminates upon the earlier of (i) the Effective Time; (ii) FSB or Lincoln, receiving written notice from the Federal Reserve or the OTS, to the effect that the exercise of the Option pursuant to the terms of this Option Agreement is not consistent with applicable law; (iii) termination of the Acquisition Agreement by FSB, in accordance with the provisions of
Article 6 of the Acquisition Agreement if such termination occurs prior to the occurrence of an Initial Triggering Event; (iv) the first business day after the 365th calendar day following termination of the Acquisition Agreement by FSB in accordance with the provisions of Article 6 thereof, if such termination follows the occurrence of an Initial Triggering Event, provided that the option shall in all events expire not later than 18 months after such Initial Triggering Event;
(v) termination of the Acquisition Agreement by Lincoln in accordance with the provisions of Article 6 thereof; or (vi) termination of the Acquisition Agreement by mutual consent of FSB and Lincoln.

Federal Income Tax Consequences

         For federal income tax purposes, stockholders of the Corporation will realize and recognize gain or loss (subject to the limitation of Section 267 of the IRC) in an amount equal to the difference between the amount of cash received by a particular stockholder in exchange for his or her Common Stock, and that stockholder's adjusted basis in such stock, as determined under IRC ss. 1011. Stockholders should consult with their own tax advisors with respect to their individual tax situations and the state tax consequences of the Merger.

Accounting Treatment

         FSB  will  account  for  the  Merger  using  the  purchase   method  of
accounting.

Effective Time of the Merger

         The Agreement provides that the Merger will become effective on the date and at the time that articles of merger have been filed by the Kentucky Secretary of State and a certificate of merger has been filed by the Delaware Secretary of State, unless a later date and time is specified as the Effective Time in the documents at the time they are filed. It is anticipated that the Effective Time will occur in the third quarter of 1996.

Distribution of Cash

         FSB, no later than five days prior to the date of the Closing of the Merger, must mail or deliver to each holder of record of Common Stock, the form letter of transmittal and instructions for use in effecting the surrender of the certificate(s) representing the Common Stock. After the Effective time and upon the delivery of a duly completed and exercised letter of transmittal to FSB together with stock certificates representing a shareholder's shares of Common Stock, the shareholder will be entitled to receive the Merger Consideration for his or her shares.

         When payment for Common Stock is to be made in the name of someone other than the record holder of the shares surrendered, payment is conditioned on the proper endorsement or otherwise proper form for transfer of the shares in accordance with instructions contained in the letter of transmittal. In addition, the person requesting payment must either (i) pay any taxes required by reason of the payment to a person other than the record holder of the shares surrendered or (ii) establish to the satisfaction of FSB that such tax has been paid or is not owed.
                      STOCK MARKET AND DIVIDEND INFORMATION

         The Common Stock is listed over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. As of the Record Date, there were 440,128 shares of the Common Stock outstanding and approximately 218 holders of record of the Common Stock (not including shares held in "street name").

         The following tables sets forth certain information as to the range of the high and low bid prices for the Common Stock for the calendar quarters indicated and since July 1, 1994.

                                High Bid (1)     Low Bid (1)    Dividends Paid
                                ------------     -----------    --------------
         Fiscal Year 1995:
           First Quarter         $13.44(2)        $11.52(2)           --
           Second Quarter         12.96            10.56             0.08
           Third Quarter          11.76            10.56             0.08
           Fourth Quarter         14.25            11.76             0.08

         Fiscal Year 1996:
           First Quarter         $14.63(2)        $13.75(2)          0.10
           Second Quarter         15.25            15.25             0.12
           Third Quarter          18.00            18.00             0.12
           Fourth Quarter

- ----------------------

(1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

(2) This information has been furnished by the Chicago Corporation, 208 South LaSalle Street, Chicago, IL 60604.

         The Board of Directors of the Corporation periodically reviews its dividend policy in light of the performance of the Corporation and its Subsidiary. Any change in the Corporation's dividend policy, as determined by the Board of Directors, will depend on the Corporation's debt and equity structure, earnings, regulatory capital requirements, and other factors, including economic conditions, regulatory restrictions, and tax considerations.

                         LINCOLN FINANCIAL BANCORP, INC.

General

         The Corporation. Lincoln was incorporated under the laws of the State of Delaware to become a savings institution holding company with the Bank as its subsidiary. Lincoln was incorporated at the direction of the Board of Directors of the Bank in March 1994. On June 28, 1994, the Bank converted from mutual to stock form as a wholly owned subsidiary of Lincoln. In conjunction with the conversion, Lincoln issued 423,200 shares of its common stock to the public.

         Lincoln is classified as a unitary savings and loan holding company subject to regulation by the OTS. Prior to its acquisition of the Bank, Lincoln had no assets and no liabilities and engaged in no business activities. Since the acquisition, Lincoln has not engaged in any significant activity other than holding the stock of the Bank and operating the business of a savings bank through the Bank. Accordingly, the information set forth below, including financial statements and related data, relates primarily to the Bank and its subsidiary.

         The Bank. Lincoln Federal was formed in 1926 as a Kentucky-chartered mutual building and loan association. In 1936, the Bank converted to a federal mutual savings and loan association obtained federal insurance of accounts and became a member of the Federal Home Loan Bank ("FHLB") System. In 1989, the Bank converted to a federally chartered mutual savings bank and adopted its present name. The Bank operates through three full service offices, including its main office, branch offices in Stanford and Liberty, Kentucky, and a loan production office in Mt. Vernon, Kentucky, which opened in April 1995.

         The Bank is principally engaged in the business of accepting deposits from the general public through a variety of deposit programs and investing these funds in loans secured by first mortgages on one- to four-family residential properties located in its market area and in investment securities. The Bank also originates consumer loans and loans secured by savings accounts, and infrequently originates commercial loans. At March 31, 1996, the Bank had total assets of $50.6 million, deposits of $42.4 million, net loans receivable of $40.5 million and stockholder's equity of $7.7 million.

         The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits for each depositor. The Bank is a member of the FHLB of Cincinnati, which is one of the 12 district banks comprising the FHLB System. The Bank is subject to comprehensive examination, supervision and regulation by the OTS and the FDIC. Such regulation is intended primarily for the protection of depositors.

Market Area

         The Bank considers its primary market area to consist of Lincoln and Casey Counties, Kentucky, as well as adjacent Kentucky counties. Management believes that most of the Bank's depositors and borrowers are residents of Lincoln and Casey Counties. Stanford is the county seat of Lincoln County, in south central Kentucky, and is located 42 miles south of Lexington, Kentucky, 93 miles southeast of Louisville, Kentucky, 120 miles south of Cincinnati, Ohio and 144 miles northwest of Knoxville, Tennessee. Based upon the 1990 population census, Stanford had a population of 2,686.

          The Bank's market area has a stable and diversified labor force and economic base. The economy is primarily agriculture-based, with farms that produce tobacco, apple orchards, beef, dairy, soybeans, and corn. In particular, the economy in the Bank's market area is substantially dependent upon the tobacco farming industry. The economy is also comprised of manufacturing industries as well as service and wholesale/retail trade industries. Large local employers in Lincoln and Casey counties include Brake Parts, Inc., Ceramichrome, Inc., E.D. Bullard Company, Lincoln County Pallet Company, OshKosh, gate manufacturing and logging/lumber operators as well as the county school systems and the county medical facilities. The unemployment rate for Lincoln County at June 30, 1995 was 4.3% and that of Casey County was 5.6%. Lincoln Federal now has a Loan Production Office located in Rockcastle County, Kentucky. Large local employers include Mt. Vernon Plastics (plastics manufacturer), First Image (computer, data processing), Rockcastle Manufacturer (sewing factory), as well as the county school systems and the county medical facilities.

         Persons in Lincoln and Casey counties also work in Danville, a town located 10 miles away in Boyle County, which has an industrial base that includes American Greetings Corporation; Deerfield Plastics Co.; R. R. Donnelly and Sons, Inc.; Phillips Lighting Co.; Davco Metal; Vicwest Steel; Mathews Conveyer Co.; Matsushita Appliance Corporation; Dana Corporation, Penn Ventilator, and Kay-Bee Toys.

Lending Activities

         General. The principal lending activity of the Bank is the origination of conventional mortgage loans for the purpose of purchasing or refinancing owner-occupied one-to four-family residential proper ties in its primary market area. At June 30, 1995, one- to four-family mortgage loans comprised 80.80% of the Bank's gross loan portfolio. Such mortgage loans generally have adjustable rates although a small amount of fixed rate mortgage loans are also originated. The Bank also originates consumer loans primarily secured by deposits or automobiles and occasionally originates loans secured by commercial and nonresidential real estate. In addition, the Bank originates both fixed- and adjustable-rate loans for the purpose of constructing one- to four-family residences.

         Prior to the 1980s, the Bank's residential lending activities consisted primarily of originating fixed rate mortgage loans with maturities of up to 30 years for retention in the loan portfolio. Fundamental changes in the regulation of savings institutions in the early 1980s and then prevailing economic conditions combined to increase significantly both the level and volatility of the Bank's cost of funds. Since the early 1980s, the Bank has sought to build a more rate-sensitive loan portfolio by originating adjustable rate mortgages and to a lesser extent, purchasing adjustable rate mortgage-backed securities in addition to continuing to originate fixed rate, mortgage loans. The types of adjustable rate mortgages offered have a one-year adjustment period with an index based upon the one-year U.S. Treasury bill. In 1989, the Bank ceased originating fixed rate residential mortgage loans and instead only originated residential mortgage loans with variable rates. In June 1991, the Bank resumed origination of fixed rate mortgage loans in response to consumer demand and as part of its management of interest rate risk. At June 30, 1995, 85% of the Bank's one- to four-family mortgage loans had adjustable rates and 15% fixed rates. All adjustable rate and fixed rate mortgage loans are originated for the Bank's loan portfolio rather than for sale in the secondary market.

         The Bank continued to originate fixed rate one- to four-family mortgage loans during fiscal year 1995 in response to consumer demand generated by the decline in market interest rates during the first half of fiscal year 1995. In an environment of declining interest rates, borrowers tend to prefer long term, fixed rate mortgage loans rather than adjustable rate mortgage loans with short-term interest rate changes. However, Lincoln Federal has continued to originate adjustable-rate mortgage loans, and such loans comprised 72.73% of its gross loan portfolio at June 30, 1995. Because its loans are originated for retention in its own portfolio rather than for sale in the secondary market, the Bank's fixed rate loan originations depend upon the level of interest rate risk that the Bank is willing to accept given its capital, profitability and other factors. The Bank continues to emphasize pricing of its adjustable rate mortgage loans to continue attracting this type of loan.

         The Bank intends to continue actively monitoring the interest rate environment, prepayment activity, interest rate risk and other factors in developing its strategy with respect to the volume and pricing of its fixed rate loans and in its lending activities generally.

          Savings institutions generally are subject to the lending limits applicable to national banks. With certain limited exceptions, the maximum amount that a savings institution or a national bank may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. Savings institutions are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings institution is in compliance with its fully phased-in capital requirements; (iii) the loans comply with applicable loan-to-value requirements, and; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. At June 30, 1995, the maximum amount that the Bank could have loaned to any one borrower without prior OTS approval was $500,000. At such date, the largest aggregate amount of loans that the Bank had outstanding to any one borrower was $791,000, reflecting loans that were originated prior to, and are excluded from, the current regulatory limitations.

         Loan Portfolio Composition. The following table sets forth selected data relating to the composition of the Bank's loan portfolio by type of loan at the dates indicated. At June 30, 1995, the Bank had no concentrations of loans exceeding 10% of total loans that are not otherwise disclosed below.

                                                                             At June 30,
                                              ----------------------------------------------------------------------------
                                                     1995                         1994                         1993
                                              ------------------           ------------------           ------------------
                                              Amount        %              Amount        %              Amount        %
                                                                        (Dollars in thousands)

First mortgage loans:
  Construction............................... $    607     1.61%           $    745     2.10%           $   521      1.58%
  One- to four-family residential............   30,421    80.80              29,049    82.06             28,045    84.79
  Land.......................................      463     1.23                 463     1.31                221     0.67
  Commercial.................................    2,408     6.40               2,306     6.51              1,873     5.66
                                              --------   ------            --------   ------            -------   ------
    Subtotal.................................   33,899    90.04              32,563    91.98             30,660    92.70
                                              --------   ------            --------   ------            -------   ------
Consumer loans:
  Automobiles................................    1,138     3.02                 617     1.74                487     1.47
  Mobile homes...............................       13     0.03                  10     0.03                 --       --
  Other consumer loans.......................      819     2.18                 583     1.65                473     1.43
                                              --------   ------            --------   ------            -------   ------
    Subtotal.................................    1,970     5.23               1,210     3.42                960     2.90
                                              --------   ------            --------   ------            -------   ------
Commercial business loans....................      317     0.84                 255     0.72                211     0.64
Home equity loans............................    1,074     2.85                 930     2.63                838     2.53
Savings account loans........................      390     1.04                 442     1.25                408     1.23
                                              --------   ------            --------   ------            -------   ------
     Total loans.............................   37,650   100.00%             35,400   100.00%            33,077   100.00%
                                                         ======                       ======                      ======
Less:
  Loans in process...........................      380                          417                         389
  Unearned discounts.........................       53                           54                          58
  Loan loss..................................      263                          275                         197
                                              --------                     --------                     -------
     Loans, net.............................. $ 36,954                     $ 34,654                     $32,433
                                               =======                      =======                     =======

         Loan Maturity Schedule. The following table sets forth certain information as of June 30, 1995 regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

                                                                     Due after
                                                                     3 through
                               Due during the year ending         5 years after
                                         June 30,                     June 30,
                              1996        1997        1998            1995
                             ------      ------      -------         ---------
Real estate mortgage........ $   82     $  153       $  196        $    538
Consumer loans..............    707        219          653             779
Commercial loans............    153         --           99              65
                             ------     ------       ------        --------
     Total.................. $  942     $  372       $  948        $  1,382
                             ======     ======       ======        ========

                             Due after      Due after
                             5 through     10 through     Due after
                             10 years       15 years       15 years
                              after          after        years after
                             June 30,       June 30,       June 30,
                               1995           1995           1995        Total
                             --------       --------       --------    -------
Real estate mortgage........ $  3,988       $  9,138       $ 19,804    $ 33,899
Consumer loans..............       48            847            181       3,434
Commercial loans............       --             --             --         317
                             --------       --------       --------    --------
     Total.................. $  4,036       $  9,985       $ 19,985    $ 37,650
                             ========       ========       ========    ========

         The following table sets forth, as of June 30, 1995, the dollar amount of the loans maturing after June 30, 1995, between those with fixed interest rates and those with floating or adjustable interest rates.

                                Predetermined             Floating
                                    Rate              Adjustable Rates
                                    ----              ----------------
Real estate mortgage........... $   6,467                 $  27,350
Consumer.......................     2,727                        --
Commercial.....................       164                        --
                                ---------                 ---------
    Total...................... $   9,358                 $  27,350

         Scheduled contractual principal repayments of loans do not necessarily reflect the actual life of such assets. The average life of long-term loans is substantially less than their contractual terms, due to prepayments. In addition, "due-on-sale" clauses in mortgage loans generally give Lincoln Federal the right to declare a loan due and payable in the event, among other things, that a borrower sells the real property subject to the mortgage and the loan is not repaid. Due-on-sale clauses are a means of increasing the rate on existing mortgage loans during periods of rising interest rates and increasing the turnover of mortgage loans in the Bank's portfolio. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and tends to decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

         One- to Four-Family Real Estate Lending. The primary emphasis of the Bank's lending activity is the origination of loans secured by first mortgages on owner-occupied, one- to four-family residential properties. At June 30, 1995, $30.4 million or 80.80% of the Bank's gross loan portfolio consisted of loans secured by one- to four-family residential real properties which were owner-occupied, single-family residences primarily located in the Bank's market area.

         The Bank's residential mortgage loans generally have terms of five to 25 years, with most loans originated with 25-year terms, amortized on a monthly basis, with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms. Borrowers may refinance or prepay loans at their option without penalty.

         The Bank's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 80% of the lesser of the appraised value or purchase price. The maximum loan-to-value ratio on mortgage loans secured by non-owner-occupied properties and/or used for refinancing purposes is also 80%. The Bank does originate a limited amount of loans with up to 90% loan-to-value ratios. The Bank also originates mortgage loans in excess of the 90% loan to value ratio to finance the purchase of the Bank's foreclosed real estate (i.e., real estate owned). Borrowers for loans with up to 80% loan-to-value ratios are qualified at the loan's initial interest rate, and for loans in excess of 80% loan-to-value ratios are qualified at 2% above the loan's initial interest rate.

         The Bank has historically originated fixed rate residential mortgage loans for the purchase or construction of single-family owner-occupied homes. Lincoln Federal began originating conventional residential mortgage loans with adjustable rates in the early 1980's, in response to fluctuating interest rates. Currently, the Bank principally offers adjustable-rate mortgage loans with rate adjustments indexed to the one-year Treasury Bill rate. Lincoln Federal originated $3.2 million in adjustable rate one-to-four family mortgage loans during fiscal year 1995 or 32.1% of the total loans originated during the year, and such loans amounted to $25.0 million or 66.4% of the Bank's gross loan portfolio at June 30, 1995. All such loans are originated for the Bank's own portfolio rather than originated for sale in the secondary market.

         The retention of adjustable-rate mortgage loans in the Bank's portfolio helps reduce the Bank's exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of repricing of adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower. Further, although adjustable-rate mortgage loans allow the Bank to increase the sensitivity of its asset base to change in interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on the Bank's adjustable-rate mortgages will adjust sufficiently to compensate for increases, if any, in the Bank's cost of funds.

         Lincoln Federal also originates fixed-rate mortgage loans on one-to-four family residential properties with terms to maturity of up to 15 years. Lincoln Federal originated approximately $2.1 million in fixed-rate one- to-four family mortgage loans with a maximum term of 15 years during fiscal year 1995, and such loans amounted to $6.1 million, or 16.2%, respectively, of the Bank's loan portfolio at June 30, 1995. All such loans were held as long-term investments, and none were held for sale.

          Construction Lending. Lincoln Federal engages in construction lending primarily for construction of one- to-four family residential properties located in the Bank's market area. At June 30, 1995 the Bank's loan portfolio included $607,000 of loans secured by properties under construction, all of which were construction/permanent loans structured to become permanent loans upon the completion of construction. All construction loans are secured by a first lien on the property under construction. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Construction/permanent loans generally have adjustable or fixed interest rates and are underwritten in accordance with the same terms and requirements as the Bank's permanent mortgages, except the loans generally provide for disbursement in stages during a construction period of up to six months, during which period the borrower is required to make monthly payments of accrued interest on the outstanding loan balance. Borrowers must satisfy all credit requirements which would apply to the Bank's permanent mortgage loan financing for the subject property.

         Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, the Bank may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. The Bank has sought to minimize this risk by limiting construction lending to qualified borrowers in the Bank's market area.

         Commercial Real Estate Lending. Lincoln Federal has not actively pursued commercial real estate lending because of its emphasis on originating adjustable rate mortgage loans secured by one- to four-family residences. The commercial real estate loans originated by the Bank have generally been made to small businesses and have been primarily secured by first mortgages on commercial real property as well as residential real estate. At June 30, 1995, commercial real estate loans totalled approximately $2.4 million, or 6.4% of the Bank's gross loan portfolio. The two largest loans in this category at June 30, 1995 were to an individual for $791,000 and to a church for $159,000, both loans of which were performing according to their respective terms.

         Loans secured by commercial real estate generally are larger and involve greater risks than one-to-four family residential mortgage loans.

Because payments on loans secured by such properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks in a variety of ways, including obtaining personal guarantees from the principals of the borrower and reviewing the principal's financial condition, limiting the size of such loans and strictly scrutinizing the financial condition of the borrower through the review of financial statements, and establishing the quality of the collateral and the effectiveness of the management of the property securing the loan. The Bank also obtains independent appraisals on each property in accordance with applicable regulations. If such loans later become delinquent, the Bank contacts and works with the borrower to resolve the delinquency before initiating foreclosure proceedings.

         Consumer Lending. Lincoln Federal does not emphasize consumer lending although it does originate such loans on a regular basis. The Bank's consumer loans primarily consist of loans secured by deposit account balances or purchase money liens on automobiles, boats and recreation vehicles. The Bank also originates consumer loans on an unsecured basis and generally requires a pre-existing relationship with the Bank. The Bank generally makes certificate of deposit loans for up to 90% of the face amount of the certificate although loans may be made for up to 100% of the available account balance. The interest rate on these loans generally is two percent above the rate paid on the certificate, and interest is billed on a monthly basis. These loans are payable on demand, and the account must be assigned to the Bank as collateral for the loan. At June 30, 1995, such loans amounted to $390,000 or 1.04% of the Bank's gross loan portfolio.

         Automobile loans are secured by both new and used cars and are generally limited to 80% of the purchase price or the loan value as published by the National Automobile Dealers Association. Automobile loans are only made to the borrower-owner directly by the Bank rather than through a dealer. New cars are financed for a period of up to 60 months, while used cars are financed for up to 48 months or less. Loans for the purchase of used automobiles older than six years are made based upon underwriting criteria for unsecured consumer loans. Insurance coverage is generally required on all automobile loans, with the Bank listed as loss payee. At June 30, 1995, such loans amounted to $1,138,000 or 3.02% of the Bank's gross loan portfolio.

         Consumer loans generally involve more risk than first mortgage one- to four-family residential real estate loans. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation, and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Further, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered. These loans may also give rise to claims and defenses by a borrower against the Bank, and a borrower may be able to assert against the Bank claims and defenses which it has against the seller of the underlying collateral. In underwriting consumer loans, the Bank considers the borrower's credit history, an analysis of the borrower's income, expenses and ability to repay the loan and the value of the collateral. The Bank's risks associated with consumer loans are further minimized by the modest amount of consumer loans made by the Bank.

         Commercial Business Lending. Lincoln Federal originates commercial business loans to small and medium sized businesses in its market area, but has not historically emphasized this lending area. At June 30, 1995, the Bank's commercial business loans amounted to $317,000, or 0.84% of the Bank's gross loan portfolio, and the largest loan balance was $38,000. Commercial business loans are generally made to finance the purchase of new or used equipment, including farm equipment, and for short term working capital. Such loans are secured by first liens on equipment or other collateral.

         Commercial business loans may involve greater risk than other types of lending. Because payments on such loans are often dependent on successful operation of the business involved, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. The Bank seeks to minimize these risks through its underwriting guidelines, which require that the loan be supported by adequate cash flow of the borrower, profitability of the business, collateral and personal guarantees of the individuals in the business. In addition, Lincoln Federal limits this type of lending to its market area and to borrowers with which it has substantial experience or who are otherwise well known to the Bank.

         Loan Solicitation and Processing. Loan originations are derived from a number of sources. Residential mortgage loan originations primarily arise from walk-in customers and referrals by realtors, depositors, borrowers and shareholders. Consumer and other loan originations emanate from many of the same sources as well as from consumer goods dealers. Real estate loans are originated by Lincoln Federal's staff of salaried loan officers working in the Bank's three offices and loan production office. Loan applications are taken in each of the Bank's offices, and then submitted to the Bank's main office for approval. Loan applications are underwritten and closed based solely upon the Bank's internally-developed loan guidelines.

         Upon receipt of a loan application from a prospective borrower, a credit report is ordered and specific information relating to the loan applicant's employment, income and credit standing is verified. An appraisal of the real estate intended to secure the proposed loan is undertaken by an independent appraiser approved by the Bank.

         The Board of Directors of the Bank has the responsibility and authority for general supervision over the loan policies of the Bank. The Board of Directors has established written lending policies for the Bank and any three directors have the authority to approve all mortgage loans. With respect to consumer loans, any two lending officers may jointly approve a loan up to $50,000, with loans above that amount referred to the Bank's Board of Directors for approval by any three directors.

         Loan applicants are promptly notified of the decision of the Bank. Interest rates on approved loans are subject to change if the loan is not funded within 60 days after approval for residential mortgage loans and 30 days for consumer loans. If an approved loan is not funded within 60 days, the applicant must re-apply. It has been management's experience that substantially all approved loans are funded. Fire and casualty insurance are required for all loans as appropriate, and a title opinion is required for loans secured by real estate. The requirement of a title opinion rather than title insurance is a standard practice in the Bank's market area because of the desire by financial institutions to use attorneys familiar with the land recordation process and also because such opinions are generally less costly than insurance. To minimize its exposure from a faulty opinion, the Bank requires that attorneys providing opinions maintain a minimum amount of malpractice insurance against deficiencies in such opinions. The Bank has never experienced a loss arising from a deficient title opinion.

         Originations, Purchases and Sales of Loans. The following table sets forth certain information with respect to originations of loans during the periods indicated. During such periods, no loans were purchased or sold.

                                                 Year Ended June 30,
                                 ----------------------------------------------
                                     1995               1994               1993
                                 ---------        ----------         ----------
                                                    (In thousands)
Loans originated:
  Real estate loans:
    Construction loans.......... $   1,282        $    1,348         $      863
    One- to four-family.........     5,326             6,625              5,169
    Non-residential and other...       650               712                268
    Consumer loans..............     2,501             1,449              1,237
    Commercial loans............       195               453                 70
                                 ---------        ----------         ----------
    Total loans originated...... $   9,954        $   10,587         $    7,607
                                 =========        ==========         ==========

         Lincoln Federal has never purchased or sold any of its loans. The Bank also does not service any loans for other lenders.

         Interest Rates and Loan Fees. Interest rates charged by the Bank on mortgage loans are primarily determined by competitive loan rates offered in its market area. Mortgage loan rates reflect factors such as general interest rate levels, the supply of money available to the savings industry and the demand for such loans. These factors are in turn affected by general economic conditions, the monetary policies of the Federal government, including the Federal Reserve, the general supply of money in the economy, tax policies and governmental budget matters.

          In addition to the interest earned on loans, the Bank receives fees in connection with loan commitments and originations, loan modifications, late payments and fees for miscellaneous services related to its loans. The Bank charges a processing fee for its adjustable rate mortgage loans and fixed rate mortgage loans. All such fee income is recognized by the Bank in accordance with guidelines established by Statement of Financial Accounting Standards ("SFAS") No. 91. To the extent that loans are originated or acquired for the portfolio, SFAS No. 91 limits immediate recognition of loan origination or acquisition fees as revenues and requires that such income (net of certain loan origination or acquisition costs) be recognized over the estimated life of such loans and thereby reduces the amount of revenue recognized by Lincoln Federal at the time such loans are originated or acquired. At June 30, 1995, the Bank had received $53,000 of loan fees that had been deferred and were being recognized as income over the estimated lives of the related loans.

         Asset Classification and Allowance for Loan Losses. Federal regulations require savings associations to review their assets on a regular basis and to classify them as "substandard," "doubtful" or "loss," if warranted. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified "loss", the insured institution must either establish specified allowances for loan losses in the amount of 100% of the portion of the asset so classified, or, in the alternative, charge off such amount. An asset which does not currently warrant classification but which possesses weaknesses or deficiencies deserving close attention is required to be designated as "special mention." Currently, general loss allowances established to cover possible losses related to assets classified either "substandard" or "doubtful" may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as, and therefore may not be included in, regulatory capital. OTS examiners may disagree with the insured institution's classifications and amounts reserved. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS. The Bank has an asset classification committee, comprised of four employees of the Bank, including President Bruce Edgington, which meets monthly to review assets and determine whether those assets should be classified pursuant to OTS regulations. Through the committee, the Bank has determined that at June 30, 1995 it had $1.1 million in assets classified as substandard, no assets classified as doubtful, $10,000 in assets classified as loss, and $33,000 in assets designated as "special mention." For additional information, See "Non-Performing Loans and Other Problem Assets." See also "Commercial Real Estate Lending."

         In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the bor rower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, the Bank's and the industry's historical loan loss experience, evalua tion of economic conditions and regular reviews of delinquencies and loan portfolio quality. The Bank increases its allowance for loan losses by charging provisions for possible loan losses against the Bank's income.

         General allowances are made pursuant to management's assessment of risk in the Bank's loan portfolio as a whole. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loan. General allowances are included in calculating the Bank's risk-based capital, while specific allowances are not so included. Management continues to actively monitor the Bank's asset quality and to charge off loans against the allowance for loan losses when appropriate or to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

          The Bank was examined by the OTS in June 1993 and its loan loss allowance was considered by the OTS to be adequate as of that time. Nonetheless, the Bank determined to increase its loan loss allowances by $10,000 per month during fiscal year 1994, primarily due to concerns regarding a single large non-performing commercial real estate loan in the Bank's loan portfolio. See "Commercial Real Estate Lending." Management determined at that time that it would be prudent, in view of these factors, to increase the Bank's loan loss allowance to levels more closely approximating similar allowances established by other savings institutions in the Bank's peer group. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated net realizable value of the underlying collateral. While the Bank believes it has established its existing allowances for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the Bank's loan portfolio during future examinations, will not request the Bank to significantly increase its allowance for loan losses, thereby negatively effecting the Bank's financial condition and earnings.

         The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated.

                                                    Year Ended June 30,
                                                    -------------------
                                             1995         1994         1993
                                             ----         ----         ----
                                                       (In thousands)
Balance at beginning of period..........  $    275     $    197    $    192

Loans charged-off:
  Real estate -- mortgage:
  Residential...........................        --            4           9
  Consumer..............................        17           14           1
                                             -----        -----        ----
Total charge-offs.......................        17           18          10
                                             -----        -----        ----

Recoveries:
  Real estate -- mortgage:
  Consumer..............................         3            8           5
                                             -----        -----       -----
Total recoveries........................         3            8           5
                                             -----        -----       -----

Net loans charged-off...................        14           10           5
                                             -----        -----       -----

Provision for possible loan losses......         2(5)         8(4)       10
                                             -----        -----       -----
Balance at end of period................  $    263     $    275    $    197
                                          ========     ========    ========

Ratio of net charge-offs to average
  loans outstanding during the period...      0.05%        0.03%       0.02%
                                          ========     ========    ========
Ratio of allowance for loan losses to
  total loans (net of deferred fees and
  loans in process).....................      0.71         0.79        0.61
                                          ========       ======    =========

Ratio of allowance for loan losses to
  non-performing loans..................    313.09(3)    122.77(2)    82.08(1)
                                          ========     ========    ========

(1) Reflects decrease in non-performing loans due primarily to a large commercial loan of $888,000 becoming current.

(2) Reflects increase in loan allowance that reflects both management's desire to increase the Bank's allowance as the Bank's loan portfolio increase, as well as heightened loan collection efforts that resulted in fewer non-performing loans. See "Non-Perform- ing Loans and Other Problem Assets."

(3) Reflects the decrease in non-performing loans of $140,000 to $84,000 at June 30, 1995, as compared to $224,000 at June 30, 1994.

(4) The increase reflects management's desire to increase the Bank's allowance as the Bank's loan portfolio increased offset by the decrease in nonperforming loans resulting from heightened loan collection efforts.

(5) The decrease reflects the continued low level of the Bank's charge-offs, the Bank's existing level of its allowance for loan losses, and a decrease in non-performing loans resulting from heightened loan collection efforts.

          The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                                June 30,
                                                       1995                       1994                       1993
                                                 -------------------       ------------------         -----------------
                                                     Percent                     Percent                   Percent
                                                     of Loans                    of Loans                  of Loans
                                                    in Category                 in Category               in Category
                                                     to Total                    to Total                  to Total
                                                 Amount      Loans         Amount       Loans         Amount      Loans
                                                 ------      -----         ------       -----         ------      -----
                                                                             (In thousands)
Real estate - mortgage:
  Residential (1)......................         $  170       84.88%         $  171     86.00%        $  177      87.99%
  Commercial............................            89        6.40              89      6.51             --       5.66
Real estate - construction..............            --        1.61              --      2.10             --       1.58
Consumer and savings account loans......             4        6.27              15      4.67             20       4.13
Commercial business loans...............            --        0.84              --       .72             --       0.64
                                                ------       -----          ------     -----         ------      -----
    Total allowance for loan losses.....        $  263      100.00%         $  275    100.00%        $  197     100.00%
                                                ======      ======          ======    ======         ======     ======

(1)      Includes home equity loans.

         Non-Performing Loans and Other Problem Assets. Management reviews the Bank's loans on a regular basis. After residential mortgage loans become past due more than 90 days, the Bank places them on nonaccrual status. The Bank has had a favorable loan loss history, and had no charge offs in residential real estate loans during fiscal year 1995. Consumer and commercial loans generally are charged off, or a reserve is provided for any expected loss, after such loans become more than 120 days past due.

         The Bank's collection procedures provide that when a loan becomes past due 10 days, the bor rower is contacted by mail, and payment is requested. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. After a loan becomes past due 90 days, the Bank generally initiates legal proceedings. Loans delinquent 90 days or greater are managed based on a workout plan developed by the Bank and the borrower.

         Real estate acquired by the Bank as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance or its fair market value. Any required write-down of the loan to its appraised fair market value upon foreclosure is credited to the valuation allowance for real estate owned and charged to the provision for losses on non-interest bearing assets.

         The following table sets forth information with respect to the Bank's nonperforming assets at the dates indicated. The Bank did not have any accruing loans contractually past due 90 days or more at June 30, 1995 or 1994. No loans were recorded as restructured loans within the meaning of SFAS No. 15 at the dates indicated.

                                                    At June 30,
                                    ------------------------------------------
                                       1995              1994            1993
                                    --------           -------         -------
                                                    (In thousands)
Loans accounted for on a
  non-accrual basis: (1)
  Real estate:
    Residential...................  $     79           $   209         $   188
    Commercial....................        -- (3)           -- (3)           21
    Consumer......................         5                14              31
                                    --------           -------         -------

    Total of nonaccrual loans.....  $     84           $   223         $   240
                                    ========           =======         =======

Percentage of net loans...........       .23%              .64%            .74%
                                    ========           =======         =======

Other non-performing assets (2)...  $     68           $    --         $    16
                                    ========           =======         =======

(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the collectibility of the loan.

(2) Other non-performing assets represents property acquired by the Bank through foreclosure or repossession or accounted for as a foreclosure in-substance. This property is carried at the lower of its fair market value or the principal balance of the related loan, whichever is lower.
(3) Decrease associated with a single commercial real estate loan that, at June 30, 1995 and 1994, was no longer past due more than 90 days.

         During the year ended June 30, 1995, interest income of $4,864 would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout the year. Interest on such loans included in income during such period amounted to approximately $3,479 and interest income not recognized by the Bank on non-accrual loans was approximately $1,385.

         At June 30, 1995, Lincoln Federal's management had identified approximately $1.1 million of loans, or approximately 2.92% of the Bank's total loans, which were not reflected in the preceding table but as to which known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to comply with present loan repayment terms, and all of such loans were classified as substandard, doubtful or loss or designated as special mention.

Investment and Mortgage-Backed Securities

         Lincoln  Federal  is  permitted  under  federal  law  to  make  certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the FHLB of Cincinnati, certificates of deposits in federally insured institutions, certain bankers' acceptances and federal funds. The Bank may also invest, subject to certain limitations, in commercial paper having one of the two highest investment ratings of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require the Bank to maintain an investment in FHLB of Cincinnati stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets that savings institutions are required to all maintain. For additional information, See "Regulation --Regulation of the Bank -- Liquidity Requirements."

          The Bank invests in investment securities in order to diversify its assets, manage cash flow, obtain yield and maintain the minimum levels of liquid assets required by regulatory authorities. Such investments generally include purchases of federal funds, federal government and agency securities and qualified deposits in other financial institutions. Investment decisions generally are made by the Investment Committee comprised of Directors Teague, Ralston and Payne based upon recommendations of the Bank's President.

         On July 1, 1994, the Corporation adopted SFAS No. 115, which requires debt and equity securities to be classified into one of three categories: held to maturity, available for sale or trading. Securities held to maturity are reported at amortized cost, with amortization of premium and accretion of discount computed on a method which approximates the interest method over the term of the related security. Securities held for trading are reported at fair value, and unrealized gains and losses are reflected in earnings. Securities held as available for sale are also reported at fair value, but unrealized gains and losses are reflected as a separate component of stockholders' equity rather than in earnings. The Corporation did not have any securities held for trading or held available for sale on July 1, 1994 and therefore the adoption of SFAS No. 115 did not have any effect on the Corporation's earnings or stockholders' equity. The Corporation considers its investments in U.S. Treasury bills with maturities of six months or less as investment securities available for sale. At June 30, 1995, the Corporation had approximately $5.9 million in securities classified as held to maturity and approximately $2.0 million in securities classified as available for sale.

         The following table sets forth the carrying value of the Corporation's investment securities portfolio at the dates indicated.

                                                        At June 30,
                                           ------------------------------------
                                            1995           1994            1993
                                         --------      ---------      ---------
                                                      (In thousands)
Investment securities:
  U.S. government securities (1)........ $  1,992      $   1,517      $   3,961
  U.S. government agency securities (2).    3,014          3,510          4,933
  State and municipal obligations (3)...    2,883          3,347          2,537
  Short-term money funds................       --             --             12
                                         --------      ---------      ---------
    Subtotal............................    7,889          8,374         11,443
Mortgage-backed securities..............       77             99            119
                                         --------      ---------      ---------
    Total investments................... $  7,966      $   8,473      $  11,562
                                         ========      =========      =========

(1) U.S. Government Securities consists of Treasury Bills with maturities of one year or less and Treasury Notes with maturities of over one year. Treasury Bills with maturities of six months or less reflected a market value of $1,992,200 and an amortized cost basis of $1,991,438 as of June 30, 1995.

(2) U.S. Government Agency Securities consists of Federal National Mortgage Association securities, FHLB notes and bonds and other bonds.

(3) State and municipal bonds consists of bonds that are rated A or above and are purchased for investment purposes only. Also included is a $249,000 investment at June 30, 1995 in a non-taxable Tennessee Valley Authority bond which is callable with 30 days notice by the issuer.

         The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Corporation's investment portfolio at June 30, 1995.

                                One Year or Less          One to Five Years         Five to Ten Years         More than Ten Years
                              Carrying   Average        Carrying    Average       Carrying    Average        Carrying    Average
                               Value      Yield          Value       Yield         Value       Yield          Value       Yield
                              -------    -------        -------     -------       -------     -------        ------      ------
                                                                    (Dollars in thousands)
Investment securities:
  U.S. government
    securities..............  $  1,992    5.58%         $      --       --%        $      --       --%        $     --     --%
  U.S. government agency
    securities..............       570    4.48              2,244     5.13               200     6.28               --     --
  State and municipal
     obligation.............     1,267    3.81              1,616     4.37                --       --               --     --
                              --------                  ---------                  ---------                  --------
    Total investment
      securities............  $  3,829    4.83          $   3,860     4.81         $     200     6.28         $     --     --
                              ========                  =========                  =========                  ========

Mortgage-backed
  securities................        --      --                 --        --               77     7.81               --     --
                              --------                  ---------                  ---------                  --------

    Total investment and
      mortgage-backed
      securities............  $  3,829    4.83         $   3,860     4.81          $     277     6.66         $     --     --
                              ========                 =========                   =========                  ========

                                         Total Investment Portfolio
                                     Carrying    Market      Average
                                      Value      Value        Yield
                                     -------     -----       ------
                                          (Dollars in thousands)
Investment securities:
  U.S. government
    securities..............        $ 1,992      $ 1,992       5.58%
  U.S. government agency
    securities..............          3,014        2,961       5.08
  State and municipal
     obligation.............          2,883        2,857       4.12
                                    -------      -------
    Total investment
      securities............        $ 7,889      $ 7,810       4.86
                                    =======      =======

Mortgage-backed
  securities................             77           79       7.81
                                    -------      -------

    Total investment and
      mortgage-backed
      securities............        $ 7,966      $ 7,889       4.89
                                    =======      =======

Deposit Activity and Other Sources of Funds

         General. Deposits are the primary source of the Bank's funds for lending and other investment purposes. In addition to deposits, Lincoln Federal derives funds from loan principal repayments, maturing investment securities, and interest payments. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. The Bank does not borrow funds for operational purposes.

         Deposits. Deposits are attracted principally from within the Bank's primary market area through the offering of a variety of deposit instruments, including passbook and statement accounts and certificates of deposit ranging in term from three months to five years. Deposit account terms vary, principally on the basis of the minimum balance required, the time periods the funds must remain on deposit and the interest rate. The Bank also offers individual retirement accounts ("IRAs").

         The Bank's policies are designed primarily to attract deposits from local residents through its branch network rather than to solicit deposits from areas outside its primary market. The Bank does not accept deposits from brokers due to the volatility and rate sensitivity of such deposits. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. Determination of rates and terms are predicated upon funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

         Savings deposits in the Bank as of June 30, 1995 were represented by the various types of savings programs described below.

Interest       Minimum                                                          Minimum                    Percentage of
Rate (1)         Term                     Category                              Amount      Balances       Total Savings
- --------         ----                     --------                              ------      --------       -------------
    --%        None                 Other Demand Accounts                       $   25     $   423             1.05%
  1.83         None                 NOW accounts                                    25       1,586             3.92
  3.25         None                 Passbook and Christmas Club                      5       6,280            15.52
  2.72         None                 Super NOW Accounts                              25       2.152             5.32
               Certificates of Deposit
               -----------------------
  5.79         6 months             6-month money market                         1,000       6,791            16.79
  5.86         12-month             Fixed-Term, Fixed-Rate                       1,000       6,104            15.09
  5.11         30-month             Fixed-Term, Fixed-Rate                         500       4,878            12.06
  7.50         48-month             Fixed-Term, Fixed-Rate                       1,000           7             0.02
  5.20         18-month             18-Month IRA Accounts                          100       2,190             5.41
  6.30         5 year               Fixed-Term, Fixed-Rate (2)                     500       2,775             6.86
  7.25         6 year               Fixed-Term, Fixed Rate                         500         309              .76
  6.25         None                 Certificates of $75,000 and over (2)(3)     75,000       6,957            17.20%
                                                                                           -------           ------
                                                                                           $40,452           100.00%
                                                                                           =======           ======

(1)      Represents weighted average interest rate currently paid.

(2) Includes "add-on" certificates of $2.5 million, which enable the depositor to increase the certificate balance during the term of the certificate and at the initial rate set forth in such certificate.
         Approximately $476,000 will mature by June 30, 1996. The Bank has discontinued offering this product. Of such amount, $1.2 million was in 5-year fixed term, fixed rate certificates and $1.3 million was in certificates of $75,000 and over.

(3) The Bank generally negotiates rates it pays on such certificates. At June 30, 1995, the Bank had approximately $4.1 million in certificates of $100,000 or more and approximately $2.8 million in certificates $75,000 to under $100,000.

         The following tables set forth, for the periods indicated, the average balances and interest rates based on month-end balances for interest-bearing demand deposits and time deposits.

                                                                  Year Ended June 30,
                               --------------------------------------------------------------------------------------------
                                         1995                              1994                               1993
                               --------------------------       --------------------------       --------------------------
                               Interest-                        Interest-                          Interest-
                               Bearing                          Bearing                            Bearing
                                Demand            Time           Demand           Time              Demand            Time
                               Deposits         Deposits        Deposits         Deposits          Deposits         Deposits
                               --------         --------        --------         --------          --------         --------
                                                                 (Dollars in thousands)
Average balance..............   $11,525          $28,395         $12,646         $30,032           $11,574           $30,923
Average rate.................      2.47%            5.01%           2.56%           4.56%             2.91%             5.11%

         The following  table sets forth the change in dollar amount of deposits in the  various  types  of  accounts  offered  by the  Bank  between  the  dates indicated.
                                                                                Increase
                                           Balance at                           (Decrease)       Balance at
                                            June 30,               % of         from June         June 30,                % of
                                             1995                Deposits       30, 1994            1994                Deposits
                                           ---------             --------       ---------       -----------             --------
                                                                         (Dollars in thousands)
NOW and other demand accounts ...........   $ 2,009                4.97%        $   112            $ 1,897                4.71%
Certificate accounts
  > $75,000 (1) .........................     6,957               17.20           1,566              5,391               13.39
Super NOW checking accounts .............     2,152                5.32            (440)             2,592                6.44
Passbook and regular savings ............     6,280               15.52          (1,702)             7,982               19.83
Six month money market
  certificates ..........................     6,791               16.79            (946)             7,737               19.22
30 and 48 month certificates ............     4,885               12.08             327              4,558               11.32
12 month certificates ...................     6,104               15.09           1,333              4,771               11.85
5 year certificates .....................     2,775                6.86            (490)             3,265                8.11
IRA accounts ............................     2,190                5.41             138              2,052                5.10
Other ...................................       309                 .76             297                 12                 .03
                                            -------              ------         -------            -------              ------
    Total ...............................   $40,452              100.00%        $   195            $40,257              100.00%
                                            =======              ======         =======            =======              ======

                                         Increase
                                        (Decrease)        Balance at
                                        from June          June 30        % of
                                        30, 1993            1993        Deposits
                                       -----------        ---------     --------
                                                   (Dollars in thousands)
NOW and other demand accounts.....     $      443      $    1,454         3.35%
Certificate accounts
  > $75,000 (1)...................            954           4,437        10.21
Super NOW checking accounts.......             40           2,552         5.87
Passbook and regular savings......           (634)          8,616        19.83
Six month money market
  certificates....................           (913)          8,650        19.91
30 and 48 month certificates......         (1,321)          5,879        13.53
12 month certificates.............           (507)          5,278        12.15
5 year certificates...............         (1,217)          4,482        10.32
IRA accounts......................            (25)          2,077         4.78
Other.............................             (9)             21          .05
                                       ----------      ----------       ------
    Total.........................     $   (3,189)     $   43,446       100.00%
                                       ==========      ==========       ======

(1)      Certificates are accounts with original balances of $75,000 or more.

         Due to the overall increase in interest rates and local competition, certificates of deposit interest rates were raised accordingly. Customers were then transferring money from their passbook accounts to the higher paying certificates of deposits, or upon maturity of the lower paying CD's, they were then renewing to higher paying certificates. These deposits have been used to fund the increased demand in lending.

         The following table sets forth the time deposits in the Corporation classified by nominal rates at the dates indicated.

                                                      At June 30,
                                     ------------------------------------------
                                      1995               1994              1993
                                     -------           -------          -------
                                                    (In thousands)
2.00 -  4.00% ............           $ 2,521           $17,869          $15,630
4.01 -  6.00% ............            17,164             7,279            8,274
6.01 -  8.00% ............            10,127             1,926            4,369
8.01 - 10.00% ............               200               712            2,551
                                     -------           -------          -------
                                     $30,012           $27,786          $30,824
                                     =======           =======          =======

         The following table sets forth the amount and maturities of time deposits at June 30, 1995.

                                                                                    Amount Due
                                             --------------------------------------------------------------------------------------
                                            Less Than                                                     After
Rate                                         One Year          1-2 Years            2-3 Years            3 Years             Total
- ----                                         -------            -------              -------             -------            -------
                                                                              (Dollars in thousands)
2.00 -  4.00% ..................             $ 1,942            $   579             $  --                $  --              $ 2,521
4.01 -  6.00% ..................              12,865              1,028               2,097                1,174             17,164
6.01 -  8.00% ..................               5,530              1,233               1,953                1,411             10,127
8.01 - 10.00% ..................                 200                --                 --                   --                  200
                                             -------            -------             -------              -------            -------
                                             $20,537            $ 2,840             $ 4,050              $ 2,585            $30,012
                                             =======            =======             =======              =======            =======

         The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1995.

                                                                 Certificates
Maturity Period                                                   of Deposits
- ---------------                                                  -----------
                                                                (In thousands)
Three months or less ......................................        $  700
Over three through six months .............................           400
Over six through 12 months ................................           827
Over 12 months ............................................         2,200
                                                                   ------
    Total .................................................        $4,127
                                                                   ======

         The following table sets forth the savings deposit activities of the Bank for the periods indicated.

                                                                                          Year Ended June 30,
                                                                              --------------------------------------------
                                                                              1995                1994                1993
                                                                              ----                ----                ----
                                                                                             (In thousands)
Deposits ...............................................................   $ 51,585            $ 49,504            $ 39,330
Withdrawals ............................................................     53,083              54,375              40,308
                                                                           --------            --------            --------
   Net increase (decrease) before interest credited ....................     (1,498)             (4,871)               (978)
Interest credited ......................................................      1,693               1,682               1,944
                                                                           --------            --------            --------
   Net increase (decrease) in savings deposits .........................   $    195            $ (3,189)           $    966
                                                                           ========            ========            ========

         The slight decrease in deposits before interest credited during fiscal year 1995 is due primarily to management's decision to allow deposit run-off and thereby reduce excess liquidity. Such run-off was accomplished by appropriate pricing of deposit products. Deposit run-off has not continued to the extent noted in prior years, given the relatively stable interest rate environment during the latter half of fiscal year 1995 and the Bank's long-term deposit relationships with many of its customers. Further, the Bank expects that a significant amount of the certificates of deposit expiring within the twelve months following June 30, 1995 will be renewed. Should such deposits not be renewed, the Bank expects to rely upon borrowings from the FHLB of Cincinnati and upon its investments held available for sale as short-term funding alternatives, either of which could adversely impact the Bank's operating results.

         The Bank does not offer premiums for deposits, does not offer interest rates on deposits which exceed the average rates offered by other financial institutions in its market area, and usually does not institute promotional programs that result in increased rates being paid on deposits. These strategies are consistent with management's goals of keeping the Bank's cost of funds at reduced levels and maintaining slow and measured growth for the Bank.

         The Bank does not have any comprehensive plan to attract IRA funds. Due to excess liquidity, there is no competitive strategy for attracting new deposits in place and there is no plan for new product offerings in the next twelve months.

Borrowings

         Savings deposits historically have been the primary source of funds for the Bank's lending and investment activities and for its general business activities. The Bank is authorized, however, to use advances from the FHLB of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are secured by the Bank's stock in the FHLB and a portion of the Bank's mortgage loans.

         The FHLB of Cincinnati functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member, Lincoln Federal is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. At June 30, 1995, the Bank did not have any advances outstanding from the FHLB of Cincinnati. See "Regulation -- Regulation of the Bank -- Federal Home Loan Bank System."

Subsidiary Activities

         As a federally chartered savings bank, Lincoln Federal is permitted to invest an amount equal to 2% of its assets in subsidiaries with an additional investment of 1% of assets where such investment serves primarily community, inner-city, and community development purposes. Under such limitations, as of June 30, 1995 Lincoln Federal was authorized to invest up to approximately $964,000 in the stock of or loans to subsidiaries, including the additional 1% investment for community inner-city and community development purposes. Institutions meeting regulatory capital requirements, which Lincoln Federal currently does, may invest up to 50% of their regulatory capital in conforming first mortgage loans to subsidiaries in which they own 10% or more of the capital stock.

          The Bank's only service corporation is Lincoln County Savings and Loan Service Corporation in which its investment was $15,000 at June 30, 1995. The primary purpose of the service corporation is to purchase and hold the required amount of stock of Intrieve, Incorporated ("Intrieve") pursuant to the Bank's agreement with Savings and Loan Data Corporation, predecessor to Intrieve, for data processing services. Lincoln County Savings and Loan Service Corporation is otherwise currently inactive.

         FIRREA requires SAIF-insured savings institutions to give the FDIC and the Director of the OTS 30 days' prior notice before establishing or acquiring a new subsidiary, or commencing any new activity through an existing subsidiary. Both the FDIC and the Director of the OTS have authority to order termination of subsidiary activities determined to pose a risk to the safety or soundness of the institution. In addition, capital requirements require savings institutions to deduct the amount of their investments in and extensions of credit to subsidiaries engaged in activities not permissible to national banks from capital in determining regulatory capital compliance. The activities of Lincoln County Savings and Loan Service Corporation are permissible for national banks. See "Regulation -- Regulatory Capital Requirements."

Employees

         As of June 30, 1996, Lincoln Federal had 21 full-time employees and one part-time employee, none of whom was represented by a collective bargaining agreement. Lincoln Federal believes that it enjoys good relations with its personnel.

Competition

         The Bank experiences substantial competition both in attracting and retaining savings deposits and in the making of mortgage and other loans. Direct competition for savings deposits comes from other savings institutions, a credit union, a regional bank holding company and commercial banks located in its primary market area. Significant competition for the Bank's other deposit products and services comes from money market mutual funds, brokerage firms and insurance companies. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by various financial institutions. Competition for origination of real estate loans normally comes from other savings institutions and commercial banks.

         Lincoln Federal's primary competition comprises the commercial banks near each of the Bank's branch offices and its loan production office. In Lincoln County, where the Bank's main office and one of its two branch offices are located, primary competition consists of one local bank and one regional bank holding company. In Liberty, Kentucky where the Bank's other branch office is located, the Bank's primary competition consists of two local banks and one savings and loan association. The primary competition of the loan production office, which is located in Mt. Vernon, Kentucky, is a state bank and a national bank.

         Management believes Lincoln Federal is able to compete effectively in its primary market area by offering competitive interest rates and loan fees and a wide variety of deposit products, and by emphasizing personal customer service as a result of the Bank's commitment to competitive pricing, varied products and personal service. The Bank has developed a solid base of core deposits and the Bank's loan origination quality and volume are among the leaders in the Bank's market area.

Regulation of the Bank

          General. As a savings association, Lincoln Federal is subject to extensive regulation by the OTS. The lending activities and other investments of the Bank must comply with various federal regulatory requirements. The OTS will periodically examine the Bank for compliance with various regulatory requirements. The FDIC also has the authority to conduct examinations of SAIF members. The Bank must file reports with OTS describing its activities and financial condition. The Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. Certain of these regulatory requirements are referred to below or appear elsewhere herein.

         Federal Home Loan Bank System. The Bank is a member of the FHLB System, which consists of twelve district Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The Federal Home Loan Banks provide a central credit facility primarily for member institutions. As a member of the FHLB of Cincinnati, the Bank is required to acquire and hold shares of capital stock in the FHLB of Cincinnati in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB of Cincinnati, whichever is greater. The Bank was in compliance with this requirement with investment in FHLB of Cincinnati stock at June 30, 1995 of $334,300. The FHLB of Cincinnati serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Cincinnati. Long-term advances may only be made for the purpose of providing funds for residential housing finance.
See "Sources of Funds -- Borrowings."

         Liquidity Requirements. The Bank is required to maintain average daily balances of liquid assets (cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specified United States government, state or federal agency obligations) equal to the monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposits plus short-term borrowings. The Bank is also required to maintain average daily balances of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. The average daily liquidity and short-term ratios of the Bank for the month ended June 30, 1995 were 20.48% and 7.08% respectively.

         Qualified Thrift Lender Test. A savings association that does not meet the Qualified Thrift Lender test ("QTL Test") must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the institution ceases to be a Qualified Thrift Lender, it must cease any activity, and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

          To meet the QTL Test, an institution's "Qualified Thrift Investments" must total at least 65% of "portfolio assets". Under OTS implementing regulations, portfolio assets are defined as total assets less intangibles, the value of property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. OTS regulations define Qualified Thrift Investments to include, among other things, loans that were made to purchase, refinance, construct, improve or repair domestic residential housing, home equity loans, mortgage-backed securities, FHLB stock. Subject to an aggregate 20% of portfolio assets limit, savings associations are able to treat as Qualified Thrift Investments the following: (i) 200% of their investments in loans to finance "starter homes," (ii) 200% of their investments in loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas,
(iii) loans for the purchase, construction, development or improvement of community service facilities other than those in credit-needy areas, (iv) loans for personal family, household or education purposes, subject to a 10% of portfolio assets limit, and (v) stock issued by the FHLMC and the FNMA. Qualified Thrift Investments do not include any intangible assets.

         In addition, a savings institution must maintain its status as a Qualified Thrift Lender ("QTL") on a monthly basis in nine out of every 12 months. A savings institution that fails to maintain QTL status will be permitted to requalify once, and if it fails the QTL test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired. Failure to qualify as a QTL results in a number of sanctions, including the imposition of certain operating restrictions imposed on national banks and a restriction on obtaining additional advances from the Federal Home Loan Bank System. Upon failure to qualify as a QTL for two years, a savings association must convert to a commercial bank. At June 30, 1995, the Bank's QTL ratio was 96.54%.

         Dividend Limitations. Under OTS regulations, the Bank may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of its conversion to stock form. In addition, savings association subsidiaries of savings and loan holding companies are required to give the OTS 30 days prior notice of any proposed declaration of dividends to the holding company.

         Federal regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Under these regulations, a savings association that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted without OTS approval to make capital distributions during a calendar year in the amount equal to the higher of (i) 75% of its net income over the most recent four-quarter period or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its total capital-to-assets ratio exceeded its fully phased-in capital requirement at the beginning of the calendar year. A savings association with total capital immediately prior to, or on a pro forma basis after giving effect to a proposed capital distribution, equal to or in excess of current minimum capital requirements but less than the fully phased-in requirements (a "Tier 2 Association") is permitted to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period depending on the savings association's level of risk-based capital. A savings association that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital contributions without the prior approval of the OTS. Tier 1 Associations that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. At June 30, 1995, the Bank was a Tier 1 Association.

         The Bank is prohibited from making any capital distributions if after making the distribution, it would be undercapitalized as defined in the OTS'
prompt corrective action regulations. See " -- Prompt Corrective Regulatory Action." After consultation with the FDIC, the OTS may permit a savings association to repurchase, redeem, retire or otherwise acquire shares or ownership interests if the repurchase, redemption, retirement or other acquisition: (i) is made in connection with the issuance of additional shares or other obligations of the institution in at least an equivalent amount; and (ii) will reduce the institution's financial obligations or otherwise improve the institution's financial condition.

          In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to Lincoln without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. See "Taxation." Lincoln intends to make full use of this favorable tax treatment afforded to the Bank and the Corporation and does not contemplate use of any earnings of the Bank in a manner which would limit the Bank's bad debt deduction or create federal tax liabilities.

         Regulatory Capital Requirements. Under OTS regulations, savings associations must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets and a combination of core and "supplementary" capital equal to 8.0% of "risk-weighted" assets. In addition, the OTS has recently adopted regulations which impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is rated composite 1 under the OTS examination rating system). For purposes of these regulations, Tier 1 capital has the same definitions as core capital. See "Prompt Corrective Regulatory Action." Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of the savings association's intangible assets for which no market exists. Tangible capital is given the same definition as core capital but does not include qualifying supervisory goodwill and is reduced by the amount of all the savings association's intangible assets with only a limited exception for purchased mortgage servicing rights and purchased credit card relationships.

         Both core and tangible capital are further reduced by an amount equal to savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies. As of June 30, 1995, the Bank had no investments in or extensions of credit to subsidiaries engaged in activities not permitted to national banks.

         "Adjusted total assets" are a savings association's total assets as determined under generally accepted accounting principles ("GAAP"), increased by certain goodwill amounts and by a pro-rated portion of the assets of subsidiaries in which the savings association holds a minority interest and which are not engaged in activities for which the capital rules require the savings association to net its debt and equity investments in such subsidiaries against capital, as well as a pro-rated portion of the assets of other subsidiaries for which netting is not fully required under phase-in rules.
Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the portion of savings association's investments in subsidiaries that must be netted against capital under the capital rules and, for purposes of the core capital requirement, qualifying supervisory goodwill.

         In determining compliance with the risk-based capital requirement, a savings association is allowed to use both core capital and supplementary capital, provided the amount of supplementary capital used does not exceed the savings association's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments and a portion of the savings association's general loss allowances. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and, after July 1, 1990, by an increasing percentage of the savings association's high loan-to-value ratio land loans and non-residential construction loans, and certain equity investments not otherwise deducted from core and tangible capital.

          The risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0% risk weight. Mortgage-backed securities that qualify under the Secondary Mortgage Enhancement Act, including those issued, or fully guaranteed as to principal and interest, by the FNMA or FHLMC, are assigned a 20% risk weight. Single-family first mortgages not more than 90 days past due with loan-to-value ratios under 80%, multi-family mortgages (maximum 36 dwelling units) with loan-to-value ratios under 80% and certain qualifying loans for the construction of one- to four-family residences pre-sold to home purchasers are assigned a risk weight of 50%. Consumer loans, non-qualifying residential construction loans and commercial real estate loans, repossessed assets and assets more than 90 days past due, as well as all other assets not specifically categorized, are assigned a risk weight of 100%. The portion of equity investments not deducted from core or supplementary capital is assigned a 100% risk-weight. OTS capital regulations require savings institutions to maintain minimum total capital, consisting of core capital plus supplemental capital, equal to 8.0% of risk-weighted assets.

         The table below presents the Bank's capital position at June 30, 1995, relative to its various minimum regulatory capital requirements.

                                                                    Percent
                                                                      of
                                                    Amount          Assets(1)
                                                    ------          ---------
                                                     (Dollars in thousands)
Tangible capital .............................      $5,930           12.60%
Tangible capital requirement .................         704            1.50
                                                    ------           -----
  Excess (deficit) ...........................      $5,226           11.10%
                                                    ======           =====

Core capital .................................      $5,930           12.60%
Core capital requirement .....................       1,409            3.00
                                                    ------           -----
  Excess (deficit) ...........................      $4,521            9.60%
                                                    ======           =====

Risk-based capital ...........................      $6,184           24.50%
Risk-based capital requirement ...............       2,023            8.00
                                                    ------           -----
  Excess (deficit) ...........................      $4,161           16.50%
                                                    ======           =====

(1) Based upon adjusted total assets of $46.9 million for purposes of the tangible and core capital requirements, and risk-weighted assets of $25.3 million for purposes of the risk-based capital requirements.

         The  Director  of  OTS  must  restrict  the  asset  growth  of  savings associations not in regulatory capital compliance, subject to a limited exception for growth not exceeding interest credited. In addition, savings associations not in full compliance with capital standards then applicable would be subject to a capital directive which may include such restrictions, including restrictions on the payment of dividends and on compensation, as deemed appropriate by the Director of OTS. Institutions not in capital compliance must, within 60 days thereafter, submit a capital plan to the OTS District Director for approval explaining in detail its proposed strategies for raising capital and for accomplishing its overall objective, and the institution may concurrently apply for an exemption from a capital directive. The Director of OTS is directed to treat as an unsafe and unsound practice any material failure by a savings association to comply with a capital plan or capital directive. The sanctions and penalties that could be imposed range from restrictions on branching or on the activities of the institution, to restrictions on the ability to obtain FHLB advances, to termination of insurance of accounts following appropriate proceedings, to the appointment of a conservator or receiver. A savings association not in full compliance with the capital standards could apply for a limited exemption from sanctions. If the exemption is granted, the savings association would still remain subject to restrictions on growth.

         OTS staff policies specify that savings associations failing any one of their minimum regulatory capital requirements may not increase their total assets during any quarter in excess of an amount equal to net interest credited during the quarter. Under these policies, associations that have submitted capital plans that are rejected by the District Director or that have had capital plans approved but do not meet the targets or requirements of the capital plan may not make any new loans or investments except with the prior written approval of the District Director. Such approval will only be granted when the proposed loan or investment is reasonable in the context of the association's operations and does not significantly increase the risk profile of the savings association.

         In addition to requiring generally applicable capital standards for savings associations, the Director of OTS may establish the minimum level of capital for a savings association at such amount or at such ratio of capital-to-assets as the Director determines to be necessary or appropriate for such association in light of the particular circumstances of the association. The Director of OTS may treat the failure of any savings association to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any savings association which fails to maintain capital at or above the minimum level required by the OTS to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as an order issued by the FDIC.

         Under FIRREA, the capital standards applicable to savings associations must be no less than those applicable to national banks. Effective December 31, 1990, of regulations implementing more stringent core capital requirements for national banks. The OCC regulations establish a new minimum core capital ratio of 3% for the most highly rated banks, with at least an additional 100 to 200 basis point "cushion" amount of additional capital required on a case-by-case basis, considering the quality of risk management systems and the overall risk in individual banks.

         Savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

         The OTS calculates the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier.

          Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A "significantly undercapitalized" institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval of the OTS. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

         Federal banking regulators, including the OTS, have adopted regulations implementing the prompt corrective action provisions of FDICIA. Under these regulations, the federal banking regulators will measure a depository institution's capital adequacy on the basis of the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). Under the regulations, a savings association that is not subject to an order or written directive to meet or maintain a specific capital level will be deemed "well capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater. An "adequately capitalized" savings association is a savings association that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater; (ii) a Tier 1 capital risk-based ratio of 4.0% or greater; and
(iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the savings association has a composite 1 CAMEL rating). An "undercapitalized institution" is a savings association that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or 3.0% if the association has a composite 1 CAMEL rating). A "significantly undercapitalized" institution is defined as a savings association that has: (i) a total risk-based capital ratio of less than 6.0%; or (ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A "critically undercapitalized" savings association is defined as a savings association that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The OTS may reclassify a well capitalized savings association as adequately capitalized and may require an adequately capitalized or undercapitalized association to comply with the supervisory actions applicable to associations in the next lower capital category if the OTS determines, after notice and an opportunity for a hearing, that the savings association is in an unsafe or unsound condition or that the association has received and not corrected a less-than-satisfactory rating for any CAMEL rating category. At June 30, 1995, the Bank was "well capitalized" under OTS Regulations.

         The table below presents the Bank's capital position at June 30, 1995, relative to its various minimum regulatory capital requirements under the prompt corrective regulations.

                                                                   Percent
                                                                     of
                                                    Amount       Assets(1)
                                                    ------       ---------
                                                     (Dollars in thousands)
Tangible equity ................................    $5,930          12.60%
Tangible equity requirement ....................       704           1.50
                                                    ------          -----
  Excess .......................................    $5,226          11.10%
                                                    ======          =====

Tier 1 or leverage capital .....................    $5,930          12.60%
Tier 1 or leverage capital requirement .........     1,876           4.00
                                                    ------          -----
  Excess .......................................    $4,054           8.60%
                                                    ======          =====

Tier 1 Risk-based capital ......................    $5,930          23.50%
Tier 1 Risk-based capital requirement ..........     1,011           4.00
                                                    ------          -----
  Excess .......................................    $4,919          19.50%
                                                    ======          =====

Risk-based capital .............................    $6,184          24.50%
Risk-based capital requirement .................     2,023           8.00
                                                    ------          -----
  Excess .......................................    $4,161          16.50%
                                                    ======          =====

(1) Based upon adjusted total assets for purposes of the tangible equity and Tier 1 or leverage capital requirements, and risk-weighted assets for purposes of the Tier 1 risk-based and risk-based capital requirements.

         Safety and Soundness Guidelines. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each Federal banking agency is required to establish safety and soundness standards for institutions under its authority. On July 10, 1995, the Federal banking agencies, including the OTS, released Interagency Guidelines establishing deadlines for submission and review of safety and soundness compliance plans. The final rule and the guidelines become effective on August 9, 1995. The guidelines require savings institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the OTS determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the OTS within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that the Bank already meets substantially all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards will materially affect the Bank's operations.

         Additionally under FDICIA, as amended by the CDRI Act, the Federal banking agencies are required to establish standards relating to the asset quality and earnings that the agencies determine to be appropriate. On July 10, 1995, the Federal banking agencies, including the OTS, issued proposed guidelines relating to asset quality and earnings. Under the proposed guidelines, a savings institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards, in the form proposed by the banking agencies, would not have a material effect on the Bank's operations.

         Deposit Insurance. The Bank is required to pay assessments based on a percent of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances raising a significant risk of substantial future losses to the SAIF.

         Under the risk-based deposit insurance assessment system adopted by the FDIC, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as under the prompt corrective action regulations. See " -- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken. The assessment rate for SAIF-insured institutions ranges from 0.23% of deposits for well capitalized institutions in Subgroup A to 0.31% of deposits for undercapitalized institutions in Subgroup C.

         The FDIC has recently amended the risk-based assessment schedule to significantly lower the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the Bank Insurance Fund ("BIF") effective during the semi-annual period after the BIF achieves its designated reserve ratio of 1.25% of BIF-insured deposits. Under the new BIF assessment schedule, the assessment rates of BIF-insured institutions will range from 0.31% of insured deposits for undercapitalized BIF-institutions in supervisory Subgroup C to 0.04% of deposits for well-capitalized institutions in supervisory Subgroup A which constitute over 90% of BIF-insured institutions. The FDIC has indicated that it believes that the BIF achieved the designated reserve ratio during the quarter ended June 30, 1995 and will refund any excess premiums paid by BIF-insured institutions as soon as the reserve ratio is confirmed. The FDIC does not anticipate that the assessment rate for SAIF-insured institutions in even the lowest risk-based premium category will fall below the current 0.23% of insured deposits before the year 2002 absent a recapitalization of the SAIF. The new BIF assessment schedule would result in a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and could place SAIF-insured savings associations such as the Bank at a significant competitive disadvantage to BIF-insured institutions.

         SAIF members are generally prohibited from converting to the status of BIF members, or merging with or transferring assets to a BIF member before the date on which the SAIF first meets or exceeds the designated reserve ratio. The FDIC, however, may approve such a transaction in the case of a SAIF member in default or if the transaction involves an insubstantial portion of the deposits of each participant. In addition, mergers, transfers of assets and assumptions of liabilities may be approved by the appropriate bank regulator so long as deposit insurance premiums continue to be paid to the SAIF for deposits attributable to the SAIF members plus an adjustment for the annual rate of growth of deposits in the surviving bank without regard to subsequent acquisitions. Each depository institution participating in a SAIF-to-BIF conversion transaction is required to pay an exit fee to SAIF and an entrance fee to BIF. A savings association that adopts a commercial bank or savings bank charter prior to the date on which the SAIF first meets or exceeds the designated reserve ratio must remain a SAIF member.

         A number of proposals are being considered to recapitalize the SAIF in order to eliminate the premium disparity. Proposed legislation recently approved by the U.S. House of Representatives Banking Committee provides for a one time assessment currently estimated to be up to 0.90% (i.e., 90 basis points) of insured deposits that would fully capitalize the SAIF. Under this proposal, the BIF and SAIF would be merged into one fund on January 1, 1998. It is unknown whether this legislation will be enacted or whether premiums for either BIF or SAIF members will be adjusted in the future by the FDIC or by legislative action. If a special assessment as described above were to be required, it would result in a one-time charge to the Bank of up to $359,000 before taxes, assuming the special assessment is based on deposits held at March 31, 1995, as is currently proposed. If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the Bank's future deposit insurance premiums to the SAIF, thereby increasing net income in future periods.

         The bill also would require federal savings banks to convert their charters to that of commercial banks or state savings associations or savings banks within two years. Under current tax laws, a savings bank converting to a commercial bank charter must recapture into taxable income the amount of its tax bad debt reserve that would not have been allowed if the savings bank had operated as a commercial bank. The tax associated with the recapture of all or part of its tax bad debt reserve would immediately reduce the capital of the savings bank even though such tax would actually be paid out over the succeeding years. At June 30, 1995, retained earnings included $692,000 for which no provisions for federal income tax has been provided. The Bank cannot predict at this time if this bill ultimately will be enacted in its current form or, if enacted, whether such bill would remedy some or all of the related adverse financial and tax effects.

         The FDIC has adopted a regulation which provides that any insured depository institution with a ratio of Tier 1 capital to total assets of less than 2% will be deemed to be operating in an unsafe or unsound condition, which would constitute grounds for the initiation of termination of deposit insurance proceedings. The FDIC, however, would not initiate termination of insurance proceedings if the depository institution has entered into and is in compliance with a written agreement with its primary regulator, and the FDIC is a party to the agreement, to increase its Tier 1 capital to such level as the FDIC deems appropriate. Tier 1 capital is defined as the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets other than mortgage servicing rights and qualifying supervisory goodwill eligible for inclusion in core capital under OTS regulations and minus identified losses and investments in certain securities subsidiaries. Insured depository institutions with Tier 1 capital equal to or greater than 2% of total assets may also be deemed to be operating in an unsafe or unsound condition notwithstanding such capital level. The regulation further provides that in considering applications that must be submitted to it by savings associations, the FDIC will take into account whether the savings association is meeting with the Tier 1 capital requirement for state non-member banks of 4% of total assets for all but the most highly rated state non-member banks.

          Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, a thrift institution must maintain average daily reserves equal to 3% on the first $54.0 million of transaction accounts, plus 10% on the remainder. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of June 30, 1995, the Bank met its reserve requirements.

         Transactions with Affiliates. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as the Corporation) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and
(ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings association may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

         Savings associations are also subject to the restrictions  contained in
Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, executive officer or greater than 10% stockholder of a savings association and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the association's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus) and all loans to such persons may not exceed the institution's unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings association, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the association with any "interested" director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

         Savings associations are further subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act on loans to executive officers and the restrictions of 12 U.S.C. ss. 1972 on certain tying arrangements and extensions of credit by correspondent banks. Section 22(g) of the Federal Reserve Act requires that loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. Section 1972 (i) prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions, and (ii) prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Regulation of the Corporation

         General. The Corporation is a unitary savings and loan holding company within the meaning of the Home Owners' Loan Act. As such, the Corporation is registered with the OTS and subject to OTS regulations, examinations, supervision and reporting requirements.

         Activities Restrictions. The Board of Directors of the Corporation presently intends to operate the Corporation as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company. However, if the director of OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings association, the Director of OTS may impose such restrictions as deemed necessary to address such risk including limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the QTL Test, then such unitary holding company shall also presently become subject to the activities restrictions applicable to multiple holding companies and unless the savings association requalifies as a Qualified Thrift Lender within one year thereafter, register as, and become subject to, the restrictions applicable to a bank holding company.

         If the Corporation were to acquire control of another savings association, other than through merger or other business combination with the Bank, the Corporation would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL Test, the activities of the Corporation and any of its subsidiaries (other than the Bank or other subsidiary savings institutions) would thereafter be subject to further restrictions. The Home Owners' Loan Act, as amended by FIRREA, provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by the OTS, other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the Federal Savings and Loan Insurance Corporation by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the Director of OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of OTS prior to being engaged in by a multiple holding company.

          Restrictions on Acquisitions. Savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of OTS, (i) control of any other savings association or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Under certain circumstances, a registered savings and loan holding company is permitted to acquire, with the approval of the Director of OTS, up to 15% of the voting shares of an under-capitalized savings association pursuant to a "qualified stock issuance" without that savings association being deemed controlled by the holding company. In order for the shares acquired to constitute a "qualified stock issuance," the shares must consist of previously unissued stock or treasury shares, the shares must be acquired for cash, the savings and loan holding company's other subsidiaries must have tangible capital of at least 6-1/2% of total assets, there must not be more than one common director or officer between the savings and loan holding company and the issuing savings association and transactions between the savings association and the savings and loan holding company and any of its affiliates must conform to Sections 23A and 23B of the Federal Reserve Act. Except with the prior approval of the Director of OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings association, other than a subsidiary savings association, or of any other savings and loan holding company.

         The Director of OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the association to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings association pursuant to the emergency acquisition provisions of the Federal
Deposit Insurance Act; or (iii) the statutes of the state in which the association to be acquired is located specifically permit institutions to be acquired by state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

         The OTS has recently amended its regulations to permit federal associations to branch in any state or states of the United States and its territories. Except in supervisory cases or when interstate branching is otherwise permitted by state law or other statutory provision, a federal association may not establish an out-of-state branch unless (i) the federal association qualifies as a "domestic building and loan association" under ss.7701(a)(19) of the Internal Revenue Code and the total assets attributable to all branches of the association in the state would qualify such branches taken as a whole for treatment as a domestic building and loan association and (ii) such branch would not result in (a) formation of a prohibited multi-state multiple savings and loan holding company or (b) a violation of certain statutory restrictions on branching by savings association subsidiaries of banking holding companies. Federal associations generally may not establish new branches unless the association meets or exceeds minimum regulatory capital requirements. The OTS will also consider the association's record of compliance with the Community Reinvestment Act of 1977 in connection with any branch application.

         The Bank Holding Company Act of 1956 authorizes the Federal Reserve Board to approve an application by a bank holding company to acquire control of any savings association. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating a savings association is a permissible activity for bank holding companies if the savings association engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies. In approving such an application, the Federal Reserve Board may not impose any restriction on transactions between the savings association and its holding company affiliates except as required by Sections 23A and 23B of the Federal Reserve Act.

         A bank holding company that controls a savings association may merge or consolidate the assets and liabilities of the savings association with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal

Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings association plus an annual deposit growth increment. In addition, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the Bank Holding Company Act.

Taxation

          General. The Corporation and the Bank file a consolidated tax return for federal income tax purposes. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur.

         Federal Income Taxation. Thrift institutions are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code") in the same general manner as other corporations. However, institutions such as Lincoln Federal which meet certain definitional tests and other conditions prescribed by the Code may benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and nonqualifying loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method").

         Lincoln Federal historically elected to use the percentage of taxable income method. Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans is computed as a percentage, which Congress has reduced from as much as 60% in prior years to 8% of taxable income, with certain adjustments, effective for taxable years beginning after 1986. The allowable deduction under the percentage of taxable income method (the "percentage bad debt deduction") for taxable years beginning before 1987 was scaled downward in the event that less than 82% of the total dollar amount of the assets of an association were within certain designated categories. When the percentage method bad debt deduction was lowered to 8%, the 82% qualifying assets requirement was lowered to 60%. For all taxable years, there is no deduction in the event that less than 60% of the total dollar amount of the assets of an association falls within such categories. Moreover, in such case, Lincoln Federal could be required to recapture, generally over a period of up to four years, their existing bad debt reserve. As of June 30, 1995, more than the required amount of the Bank's total assets fell within such category.

         The bad debt deduction under the percentage of taxable income method is subject to certain limitations. First, the amount added to the reserve for losses on qualifying real property loans may not exceed the amount necessary to increase the balance of such reserve at the close of the taxable year to 6% of such loans outstanding at the end of the taxable year. Further, the addition to the reserve for losses on qualifying real property loans cannot exceed the amount which, when added to that year's addition to the bad debt reserve for losses on nonqualifying loans, equals the amount by which 12% of total deposits or withdrawable accounts of depositors at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Finally, the percentage bad debt deduction under the percentage of taxable income method is reduced by the deduction for losses on nonqualifying loans.

         Earnings appropriated to an institution's bad debt reserve and claimed as a tax deduction are not available for the payment of cash dividends or for distribution to shareholders (including distributions made on dissolution or liquidation), unless such amount is included in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

         State Income Taxation. The Commonwealth of Kentucky imposes no income or franchise taxes on savings institutions. Lincoln Federal is subject to an annual Kentucky ad valorem tax. This tax is 0.1% of the Bank's savings accounts, common stock, capital and retained income with certain deductions allowed for amounts borrowed by depositors and for securities guaranteed by the U.S. Government or certain of its agencies. For the fiscal year ended June 30, 1995, the amount of such expense for the Bank was $42,766.52.

Properties

         The following table sets forth the location and certain additional information regarding the Bank's offices at June 30, 1995.

                                                     Year           Owned or        Square
                                                    Opened           Leased         Footage          Deposits         Net Book Value
                                                    ------           ------         -------          --------         --------------

Main Office:
111 West Main Street
Stanford, Kentucky ........................           1926           Owned           5,000           $ 28,417           $ 54,473

Branch Offices:
Hustonville Street ........................           1974           Owned           1,800              6,460            144,365
Liberty, Kentucky

614 East Main Street
Stanford, Kentucky ........................           1985           Owned           1,800              5,575            118,542

Loan Production Office:
45 East Main Street
Mt. Vernon, Kentucky ......................           1995           Leased          1,000               --                1,159
                                                                                                     --------           --------

   Total ..................................                                                          $ 40,452           $318,539
                                                                                                     ========           ========

         Intrieve, Incorporated, Cincinnati, Ohio, performs data processing and record keeping services for Lincoln Federal.

                             FIRST SOUTHERN BANCORP

         FSB is a Kentucky corporation and bank holding company, registered under BHCA. Headquartered in Stanford, Kentucky, FSB conducts a banking business through its five subsidiary banks. FSB's subsidiary banks operate 13 banking offices in Stanford, Crab Orchard, Hustonville and five other Kentucky communities. As of March 31, 1996, on a consolidated basis, FSB had total assets of more than $221 million, deposits of $195 million, and net loans receivables of $142 million. FSB is primarily engaged in the business of attracting savings deposits from the general public and investing such funds in mortgage loans on residential real estate and various types of consumer and other loans, investment securities, and mortgage-backed securities.


                   APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

         Record  holders of Common Stock are entitled to appraisal  rights under
Section 262 of the DGCL. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. Except as set forth herein, stockholders of Lincoln will not be entitled to appraisal rights in connection with the Merger.

         The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is reprinted in its entirety as Appendix F to this Proxy Statement.

         Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery ("Chancery Court") and to receive payment of the "fair value" of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Chancery Court. Lincoln stockholders are entitled to appraisal rights in the Merger because the Merger Consideration will be paid exclusively in cash.

         Under Section 262, when a Merger is to be submitted for approval at a meeting of stockholders, as in the case of the Meeting, Lincoln must notify each of the holders of its stock, not less than 20 days prior to the Meeting, that appraisal rights are available and must include a copy of Section 262 in each such notice. This Proxy Statement constitutes the notice required by Section
262. Any stockholder who wishes to exercise appraisal rights should review the following discussion and Appendix F carefully because failure to comply with the specified procedures in a timely manner will cause the stockholder to forfeit the appraisal rights available under the DGCL.

         A holder of Common Stock wishing to exercise appraisal rights must deliver to the Secretary of Lincoln a written demand for appraisal of those shares before the vote on the Acquisition Proposal at the Meeting. In addition, the stockholder must be the record holder of those shares on the date the written demand for appraisal is made and must hold the shares continuously through the Effective Time and must not vote in favor of the Acquisition Proposal. Failure to vote against the Acquisition Proposal will not constitute a waiver of the stockholder's dissenters' rights if all other statutory requirements are satisfied; a vote against the Acquisition Proposal will not itself satisfy the notice requirements of Section 262.

         Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the holder's stock certificates. If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and, in executing the demand, must expressly disclose that the agent is agent for such owner or owners. A record holder, such as a broker, who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exer cising such rights with respect to the shares of Common Stock held for other beneficial owners; in such a case, the written demand should set forth the number of shares of Common Stock for which appraisal is sought and, when no number is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares. Such stockholders are urged to consult with their brokers to determine the appropriate procedures for making a demand for appraisal by the record holder.

         All written demands for appraisal should be sent or delivered to Lincoln Financial Bancorp, Inc., 111 West Main Street, Stanford, Kentucky 40484,
Attention: Minor Teague, Secretary, so as to be received prior to the vote of stockholders on the Acquisition Proposal at the Meeting.

         Within ten days after the Effective Time of the Merger, Lincoln, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and is entitled to appraisal rights under Section 262. Within 120 days after the Effective Time, but not thereafter, Lincoln, or any holder of Common Stock who has complied with the foregoing procedures and is entitled to appraisal rights under Section 262, may file a petition in the Chancery Court demanding a determination of the fair value of the shares. Lincoln is under no obligation and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A holder of Common Stock will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal of shares of Common Stock is filed within 120 days after the Effective Time.

         Within 120 days after the Effective Time, any holder of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Lincoln a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. These statements must be mailed within ten days after a written request therefor has been received by Lincoln, as the case may be.

         If a petition for an appraisal is timely filed, after a hearing on the petition, the Chancery Court will determine the holders of Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock, as determined under Section 262, could be more than, the same as, or less than the value of the consideration they would receive pursuant to the Agreement if they did not seek appraisal of their shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Chancery Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the action may be determined by the Chancery Court and taxed upon the parties as the Chancery Court deems equitable. The Chancery Court may also order that all or a portion of the expenses incurred by any holder of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

         Any holder of Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote those shares for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date before the Effective Time).

         If any holder of Common  Stock who demands  appraisal  of shares  under
Section 262 fails to per fect, or effectively withdraws or loses the right to appraisal, as provided in the DGCL, the stockholder's shares will be converted into the Merger Consideration in accordance with the Agreement. A holder may withdraw a demand for appraisal by delivering to Lincoln a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Lincoln.

         Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.


                              INDEPENDENT AUDITORS

         Potter & Company, LLP, independent public accountants, have served as the Corporation's auditors for the 1995 fiscal year. A representative of Potter & Company, LLP is expected to be present at the Meeting. This representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

          As a result of the proposed Merger, it is not currently anticipated that Lincoln will hold an annual meeting following the end of its fiscal year ended June 30, 1996. Were such an annual meeting to be held, in order to be eligible for inclusion in the Corporation's proxy materials for the Meeting, any stockholder proposal to take action at such Meeting was required to have been received at the Corporation's executive offices at 111 West Main Street, Stanford, Kentucky 40484, no later than May 27, 1996.

                                  MISCELLANEOUS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies or such matter as determined by a majority of the Board of Directors. The cost of solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers, and regular employees of the Corporation may solicit proxies personally, by telegraph, or telephone without additional compensation.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                                    Minor Teague
                                                                       Secretary
                                                              Stanford, Kentucky
                                                                   July 31, 1996

                                   APPENDIX A
                       1995 ANNUAL REPORT TO STOCKHOLDERS


                                                              September 25, 1995




To Our Stockholders:

         It gives me great pleasure to give you our progress and profitability report for Lincoln Financial Bancorp, Inc., and its principal subsidiary, Lincoln Federal Savings Bank for the fiscal year ended June 30, 1995.

         Total consolidated net income for the year ended June 30, 1995, was $257,604. Consolidated stockholder's equity was $7,545,705 at June 30, 1995, which represents 15.65% of total assets. For the year ended June 30, 1995, return on average equity was 3.42% and return on average assets was 0.54%.

         We look forward to our second full year as a stock company. Your board of directors and the management team are committed to protecting and building the value of your investment. We believe that this can best be accomplished by delivering high quality services to our customers and community. We appreciate the support of our customers, employees and stockholders.


                                                         Sincerely,


                                                         /s/ Bruce Edgington

                                                         Bruce Edgington
                                                         President and
                                                         Chief Executive Officer

                                                            Financial Highlights

                                                            For the Year Ended
                                                                  June 30,                      Change
                                                          ----------------------          ---------------------
                                                           1995            1994           Amount        Percent
                                                          ------          ------          ------        -------
                                                                          (Dollars in thousands)
Results of Operations:
  Interest income.....................................  $ 3,283         $ 3,162          $  121           3.83
   Interest expense.................................      1,694           1,682              12            .71
  Net interest income...............................      1,589           1,480             109           7.36
  Provision for loan losses.........................          3              88             (85)        (96.59)
  Net interest income after provision
    for loan losses.................................      1,586           1,392             194          13.94
  Non-interest income...............................        141             112              29          25.89
  Non-interest expense..............................      1,351           1,035             316          30.53
  Income taxes......................................        118             173             (55)        (31.79)
  Net earnings......................................        258             296             (38)        (12.84)
                                                                At June 30,                     Change
                                                          ----------------------          ---------------------
                                                           1995             1994          Amount        Percent
                                                          ------           ------         ------        -------
                                                                           (Dollars in thousands)
Financial Position:
  Total assets......................................... $ 48,218         $ 47,709        $   509          1.07
  Loans receivable and mortgage-backed securities         37,031           34,753          2,278          6.55
  Deposits.............................................   40,452           40,257            195           .48
  Stockholders' equity.................................    7,546            7,328            218          2.97

  Number of shares outstanding.........................  423,200          423,200             --            --

Selected Financial and Other Data:

                                                                                   At June    30,
                                                          -------------------------------------------------------------
                                                            1995          1994         1993          1992         1991
                                                          --------      --------     --------      --------      ------
                                                                            (In thousands)
Financial Condition Data:
  Total Amount of:
    Assets.....................................          $  48,218    $  47,709     $ 46,933     $ 45,559      $  45,181
    Loans, net.................................             36,954       34,654       32,433       32,358         35,264
    Cash and investment securities (1).........             10,223       12,088       13,519       11,846          8,318
    Mortgage-backed securities.................                 77           99          119          451            689
    Deposits (2)...............................             40,452       40,257       43,446       42,480         42,404
    Stockholders' equity (3)...................              7,546        7,328        3,396        2,972          2,698


Operating Data:
                                                                                 Year Ended June  30,
                                                          --------------------------------------------------------------
                                                            1995           1994         1993         1992           1991
                                                          --------       --------     --------     --------   ----------
                                                                        (Dollars in thousands)
Interest income.............................             $  3,283     $  3,162      $ 3,383      $  3,862       $  4,209
Interest expense............................                1,694        1,682        1,943         2,518          2,968
Net interest income before provision
  for loan losses...........................                1,589        1,480        1,440         1,344          1,241
Provision for loan losses...................                    3           88           10            86             99
Non-interest income.........................                  141          112           88            98             85
Non-interest expense........................                1,351        1,035          902           913            855
Income before income taxes..................                  376          469          616           443            372
Federal income taxes........................                  118          173          193           169            133
                                                        ----------   ----------   ----------    ----------   -----------
Net income..................................             $    258     $    296      $   423      $    274       $    239
                                                        ==========    ==========   ==========    ==========  ===========

Net earnings per share (4)..................                 0.64          N/A          N/A           N/A            N/A

Book value per share (5)....................              $ 18.99     $  18.61          N/A           N/A            N/A


Number of:
  Loans outstanding.........................                1,761       1,628         1,572         1,558          1,664
  Deposit accounts..........................                6,460       6,207         5,942         5,957          6,071
  Offices (6)...............................                    4           3             3             3              3

- --------------------

(1) Cash and investment securities consist of cash, interest-earning deposits, certificates of deposit, and investment securities.

(2) Deposits include certificates of deposit, passbook club accounts, NOW accounts and other deposit accounts.

(3) Represents retained earnings only prior to fiscal year 1994. For fiscal year 1994, includes net proceeds of approximately $3.0 million from the initial public offering of Lincoln Financial Bancorp, Inc. (the "Company") as part of the mutual-to-stock conversion of Lincoln Federal Savings Bank (the "Bank") on June 28, 1994.

(4) Not meaningful since the Company's common stock (the "Common Stock") was not issued until June 28, 1994.

(5) Per share calculations are based upon the total number of shares out-standing, less the unallocated shares held by the Employee Stock Ownershi Plan (25,789 shares at June 30, 1995, and 29,440 shares at June 30, 1994).

(6) All the Bank's offices are full-service offices except the Loan Productio Office located in Mt. Vernon, Kentucky.

Key Operating Ratios:

                                                                           For the Year Ended June 30,
                                                     --------------------------------------------------------------------
                                                       1995            1994           1993             1992         1991
                                                       ----            ----           ----             ----         -----
Performance Ratios:
Return on assets (net income divided
by average total assets ........................       0.54%           0.63%         0.91%(1)        0.61%          0.55%

Return on equity (net income divided
by average equity) .............................       3.42(2)         8.35          13.17           9.40           8.85

Equity-to-assets ratio (average ................      15.89(3)         7.52
equity divided by average total ................                                      6.93           6.45           6.18
assets)

Interest rate spread (combined weighted
average interest rate earned less ..............       2.71            2.89           2.83           2.69           2.50
combined weighted average interest
rate cost) (4)


Ratio  of  non-interest expense to .............       2.85            2.20           1.95           2.02           1.96
average total assets

Average daily liquidity ratio (4) ..............      20.48(5)        28.84          31.50          28.94          19.96

Asset Quality Ratios:
Nonperforming assets to total assets ...........       0.17            0.47           0.55           3.89           1.66
at end of period

Allowance for loan losses .................          313.09(6)       122.77(7)       82.08(7)       11.36          15.45
to nonperforming loans (4)

Allowance for loan losses to total .............       0.71            0.79           0.61           0.59           0.33
loanreceivable, net (4)

Allowance for loan losses to ...................       0.73            0.82           0.61           0.57           0.32
average loans (4)


Net charge-offs to average loans(4) ............       0.05            0.03           0.02           0.03           0.21


Capital Ratios:

Retained earnings to total assets at                   7.99            7.74           7.24           6.52           5.97
end of period...................................


Average retained earnings to                           8.19(8)         7.52           6.93           6.45           6.18
average assets..................................

(1) Reflects increase in the Bank's net interest income due to declining interest rate environment, in which the costs of the Bank's deposits declined at a more rapid pace than the yield on its interest-earning assets.

(2) Reflects slight decrease in net income, plus a significant infusion of capital due to the Company's initial public offering which occurred at the end of Fiscal Year 1994.

(3) Reflects additional equity influx due to conversion as of June 28, 1994.

(4) Reflects results solely of the Bank, which is the sole Business of the Company.

(5) Reflects liquidation of investments and subsequent reinvestment in loans.

(6) Reflects the decrease in non-performing loans of $140,000 to $84,000 at June 30, 1995 as compared to $224,000 at June 30, 1994.

(7) Reflects increase in loan allowance in response to regulatory comment as well as heightened loan collection effort that resulted in fewer non-performing loans.

(8) Reflects continued increase in retained earnings due to profitable operations while maintaining a relatively constant level of average assets.

                      BUSINESS OF THE COMPANY AND THE BANK

Lincoln Financial Bancorp, Inc.

         The Company was organized at the direction of the Board of Directors of the Bank for the purpose of becoming a holding company to own all of the outstanding capital stock of the Bank. Upon consummation of the conversion of the Bank from mutual to stock form on June 28, 1994, the Bank became a wholly owned subsidiary of the Company. The primary assets of the Company are the stock of the Bank, a note receivable from the Company's Employee Stock Ownership Plan, and investments in U.S. Treasury Obligations. At June 30, 1995, the Company had, on a consolidated basis, approximately $ 48.2 million in assets, $ 40.4 million in deposits and $ 7.5 million in stockholders' equity.

Lincoln Federal Savings Bank

         The Bank was incorporated as a state-chartered building and loan association in 1926, converted to a federal mutual savings and loan association in 1936 and to a federal mutual savings bank in 1989. The Bank obtained federal deposit insurance and became a member of the Federal Home Loan Bank of Cincinnati in 1936. On June 28, 1994, the Bank converted from mutual to stock form and simultaneously became a wholly owned subsidiary of the Company. The Bank operates a main office in Stanford, Kentucky and two full service branch offices, located in Stanford and Liberty, Kentucky and a Loan Production Office, located in Mt. Vernon, Kentucky, opened in April 1995.

         The Bank derives its income principally from interest earned on loans and, to a lesser extent, investment securities. The Bank's principal expenses are interest expense on deposits and noninterest expenses such as salary and employee benefits, occupancy and equipment, and other expenses such as insurance deposit premiums, depreciation and advertising. Funds for these activities are provided by deposits, repayments of outstanding loans, maturing investments and mortgage-backed securities and operating revenues.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         On June 28, 1994, the Bank converted from mutual to stock form and became a wholly owned subsidiary of an already formed holding company, Lincoln Financial Bancorp, Inc. The Company's sole operations consist of those of the Bank and the Bank's subsidiary, Lincoln County Savings and Loan Service Corporation. Historically, the Bank has functioned as a financial intermediary, attracting deposits from the general public and using such deposits to make mortgage loans and, to a lesser extent, consumer loans and to purchase investment securities. As such, its earnings have depended primarily on its net interest income, or "spread," which is the difference between the amount it receives from interest earned on loans and investments ("interest-earning assets") and the amount it pays in interest on its deposits ("interest-bearing liabilities"). In addition, the Bank's provision for possible losses significantly affects net income from year to year. Results of operations are also dependent upon the level of the Bank's non-interest income, including fee income and service charges, and by the level of its non-interest expenses, the most significant component of which is salaries and employee benefits.

         The operations of the Bank are significantly affected by prevailing economic conditions and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the absolute level of interest rates and the availability of funds. Deposit flows and costs of funds are likewise heavily influenced by prevailing market rates of interest on competing investment alternatives, account maturities and the levels of personal income and savings in the Bank's market areas.

         The Bank's interest-earning assets have historically concentrated in real estate-collateralized instruments, principally single-family loans and mortgage-backed securities and, to a lesser extent, in consumer-related loans such as home equity lines of credit and loans secured by liens on automobiles, savings accounts and farm equipment. Since fiscal year 1992, the Bank has also invested a significant portion of its assets in investment securities consisting primarily of U.S. government securities. Its source of funding for these investments has principally been deposits placed with the Bank by consumers in the market areas it serves.

Asset/Liability Management

         Key  components  of  a  successful  asset/liability  strategy  are  the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Bank has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate and the origination of consumer and other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. Although customers typically prefer fixed-rate mortgage loans in a decreasing interest rate environment, Lincoln Federal has been successful in originating adjustable-rate loans in recent years. In addition, the Bank has used excess funds to invest in various short-term investments as well as U.S. Government Treasury and agency securities and obligations of municipalities with maturities with terms of five years or less.

         Asset/liability management in the form of structuring cash instruments provide greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Bank to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Bank to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates.

Interest Rate Sensitivity Analysis

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would negatively affect net interest income. The Bank had a positive one-year gap of 5.14% at June 30, 1995 so that, during such period, its net interest income would be positively affected during periods of rising interest rates and adversely affected during periods of falling interest rates.

     The following table represents the Bank's interest sensitivity gap between interest-bearing assets and interest-bearing liabilities at June 30, 1995.

                                                                                         Over One
                                                         0-3              4-12           Through         Over Five
                                                        Months           Months          Five Years        Years          Total
                                                        ------           ------          ----------         -----          -----
                                                                               (Dollars in thousand)

Interest-earning assets:
     Investment securities .......................    $  1,052         $  1,532        $  4,060         $   --          $  6,644

     Fixed-rate 1-4 dwelling units ...............       6,465           20,175           1,428            5,831          33,899

     Mortgage-backed securities ..................        --               --              --                 77              77

     Other loans .................................       1,497              431           1,800               23           3,751

     Other interest bearing assets ...............       1,882             --               270             --             2,152
                                                         -----           -----            -----            -----           -----

          Total ..................................      10,896           22,138           7,558            5,931          46,523

Interest-bearing liabilities:

     Passbook savings ............................       6,280             --              --               --             6,280

     Now, super now checking .....................       3,738             --              --               --             3,738

     Certificates of deposits ....................       7,738           12,799           9,475             --            30,012

     Borrowings ..................................        --               --              --               --              --
                                                         -----           -----            -----            -----           -----

          Total ..................................      17,756           12,799           9,475             --            40,030

Interest sensitivity gap .........................    $ (6,860)        $  9,339        $ (1,917)        $  5,931        $  6,493
                                                      =========        ========        =========        =========       ========
Cumulative interest sensitivity gap ..............    $ (6,860)        $  2,479        $    562         $  6,493        $  6,493
                                                      =========        ========        =========        =========       ========
Ratio of interest-earning assets to
     interest-bearing liabilities ................       61.36%          172.97%          79.77%             N/A          116.22%
Ratio of cumulative gap to total assets ..........     (14.23)%            5.14%           1.17%          13.47%           13.47%

         The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturity. Further, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and that other deposits are withdrawn or repriced within one year. It is also assumed that regular passbook savings and now accounts are subject to immediate withdrawal and are presented as repricing within the earliest period presented. Management of Lincoln Federal does not believe that these assumptions will be materially different from the Bank's actual experience. However, the actual interest rate sensitivity of the Bank's asset and liabilities could vary significantly from the information set forth in the table due to market and other factors.

         Certain shortcomings are inherent in the method of analysis presented in the table above. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

         Net Portfolio Value. Historically, the Bank measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan repayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the Bank to measure its interest rate risk by computing estimated changes in its net interest income over a four-quarter period ("NII") and the net present value of its cash flows from assets, liabilities and off-balance sheet items ("NPV") in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NII and NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's NII of 20%, 30%, 50% and 75% and maximum decreases in the Bank's estimated NPV of 10%, 15%, 25%, and 50% in the event of 1%, 2%, 3%, and 4% increases and decreases in market interest rates. The Bank is currently in compliance with this policy.

           The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of June 30, 1995 in the event of 1%, 2%, 3%, and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

   Change              Net Portfolio Value                                NPV as % of    Portfolio Value of Assets
  in Rates             $ Amount           $ Change         % Change         NPV Ratio        Basis Point Change
  --------             --------           --------         --------         ---------        ------------------
                                            (Dollars in thousands)
   +400 bp              $5,584            ($1,000)           (15)%           12.21%                (160) bp
   +300 bp               6,033               (551)            (8)%           13.01%                 (81) bp
   +200 bp               6,361               (224)            (3)%           13.55%                 (26) bp
   +100 bp               6,539                (46)            (1)%           13.81%                  (1) bp
      0                  6,585                                               13.87%                   6  bp
   -100 bp               6,583                 (2)              0%           13.73%                  (8) bp
   -200 bp               6,707                122               2%           13.87%                   6  bp
   -300 bp               6,938                353               5%           14.20%                  39  bp
   -400 bp               7,240                655              10%           14.65%                  83  bp

         The OTS adopted a final rule in August of 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The new rule became effective January 1, 1994, with institutions first required to meet the new standards at July 1, 1994. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution starting in 1994 with information as of December 31, 1993.

         The following table sets forth the interest rate risk capital component for the Bank at June 30, 1995 (the most recent date for which such information is available to the Bank from the OTS) given a hypothetical 200 basis point rate change in market interest rates.

                                                               June 30, 1995
                                                               -------------

     Pre-shock NPV Ratio: NPV as % of Portfolio of Assets . . .   13.82%

     Exposure Measure:  Post-Shock NPV Ratio. . . . . . . . . . . 13.55%

     Sensitivity Measure:  Change in NPV Ratio. . . . . . . . . . (26 bp)

     Change in NPV as % of Portfolio Value of Assets. . . . . . . (0.47)% (1)

     Interest Rate Risk Capital Component ($000) . . . . . . . . .  -0-

           (1) Reflects decline in NPV that results from a 200 basis point (i.e. 2%) change in market interest rates (approximately $224,000, per the preceding table), divided by the estimated economic value of assets as determined by the OTS given a 200 basis point change (approximately $47.0 million at June 30, 1995 per the OTS interest rate risk exposure report for the Bank).

           Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

           Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or period to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolios could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. Comparison of Financial Condition at June 30, 1995 and 1994

         The Company's total assets increased by approximately $500,000, or 1.05% from $47.7 million at June 30, 1994 to $48.2 million at June 30, 1995. The increase in assets in the fiscal year ended June 30, 1995 was due primarily to an increase in loans, offset in part by a decline in investment securities and cash and cash equivalents.

         Cash decreased by $1.7 million, or 46%, to $1.9 million at June 30, 1995 from $3.7 million at June 30, 1994 primarily to fund the increase in loans. The Bank's loan portfolio increased approximately $2.3 million, or 6.65%, to $36.9 million at June 30, 1995 from $34.6 million at June 30, 1994. The increase in loan activity during the year ended June 30, 1995 reflected consumer demand as a result of the continued decline in interest rates during most of the fiscal year. The increase is also due in part to the Bank's opening of a loan production office in Mt. Vernon, Kentucky, which is located in an adjacent county not previously served by the Bank. During fiscal year 1995, the loan production office generated $848,000 in loans.

         The Bank's investment portfolio decreased $484,000, or 5.78%, from $8.4 million at June 30, 1994 to $7.9 million at June 30, 1995. Also during fiscal year 1995, the Bank reclassified its investment securities into three categories
- -- "trading," "available for sale," and "held to maturity" -- as required by its adoption on July 1, 1994 of Statement of Financial Accounting Standards No. 115, "Accounting for Investments in Debt and Equity Securities." For further
information,   see  "Impact  of  New  Accounting  Standards  --  Accounting  for
Investments" below. The overall decrease in the total investment portfolio reflects the Bank's use of available funds to support loan activity, which generates a higher rate of return. The composition of the investment portfolio for both securities available for sale and securities held to maturity consisted primarily of U.S. Government securities.

         The Bank's liabilities increased by approximately $300,000, or .74%, from $40.4 million at June 30, 1994 to $40.7 million at June 30, 1995, primarily as a result of the adoption of two benefit plans in connection with the Bank's mutual-to-stock conversion. The Bank adopted a director retirement plan and a management recognition plan ("MRP"), each of which became effective upon receipt of stockholder approval on October 28, 1994. Neither plan could be implemented until OTS approval was received for the MRP in May 1995 and the director retirement plan in July 1995. Accordingly, the Bank was unable to determine whether a liability with respect to each plan had been incurred until each such OTS approval was actually received. Total deposits increased $200,000, or .50%, to $40.5 million at June 30, 1995, as compared to $40.3 million at June 30, 1994. The increase reflected the Bank's pricing of its deposits to reflect the range of those rates offered in its market area.

Comparison of Operating Results for the Years Ended June 30, 1995 and 1994

         Net Income. Net income decreased by $38,000, or 12.84%, to $258,000 for the year ended June 30, 1995 from $296,000 for the year ended June 30, 1994. The decrease reflected an increase of approximately $316,000 in non-interest expenses, offset in part by a $194,000 increase in net interest income after provision for loan losses and a $29,000 increase in non-interest income.

         Net Interest Income. Net interest income increased by $109,000, or 7.27%, to $1.6 million during fiscal year 1995 as compared to $1.5 million for fiscal year 1994. This increase was due primarily to the steady increase in net interest income earned by the Bank on its adjustable rate mortgage loans and investment securities that exceeded the increase in the average interest rates paid on its deposits. The Bank's net interest income was aided by an improvement in the ratio of the Bank's average interest-earning assets to average interest-bearing liabilities to 119.23% in fiscal year 1995 from 108.46% in fiscal year 1994. The improvement in this ratio primarily reflects an increase in stockholder's equity.

         Interest Income. Total interest income increased $ 121,000, or 3.90%, to $3.2 million during fiscal year 1995, as compared to $3.1 million for fiscal year 1994. The increase in interest income resulted primarily from a 0.21 basis point increase in the average yield on interest-bearing assets, from 6.83% during fiscal year 1994 to 7.04% during fiscal year 1995. The increase in average yield reflects the higher interest rate environment during fiscal year 1995.

         Interest Expense. Total interest expense increased from $1.68 million during fiscal year 1994 to $1.69 million during fiscal year 1995. The small amount of the increase reflects the slight increase in the deposit rates paid in order to maintain deposit accounts and to be more competitive with other banks in the area. This reflected a 0.39 basis point increase in the average cost of deposits from 3.94% for the year ended June 30, 1994 to 4.33% for fiscal 1995.

         Provision for Loan Losses. The Bank's provision for loan losses was $2,700 for fiscal year 1995, a decrease of $85,300, or 96.9%, as compared to $88,000 for the year ended June 30, 1994. The reduced amount of the provision during fiscal year 1995 reflects both the continued low level of the Bank's charge-offs and the Bank's existing level of its allowance for loan losses.
Charge-offs during fiscal year 1995 totaled $17,000 as compared to $18,000 during fiscal year 1994. Further, the Bank's total allowance for loan losses was $263,000 at June 30, 1995 and equaled .71% of the Bank's total loans. Classified assets as of June 30, 1995 declined to $1,134,000 a decrease of $169,000, as compared to $1,303,000 at June 30, 1994. In determining its provision for loan losses, management considers various factors, including among others, identified problem loans and the overall composition of its loan portfolio.

         Non-Interest Income. Non-interest income increased $30,000, or 26.79%, from fiscal year 1994 to fiscal year 1995, due primarily to increased service charges arising from increased loan originations. Service charges increased $28,000, or 31.82% in fiscal year 1995 from $88,000 in fiscal year 1994. The increase was due to a $14,000 increase in NOW account fees, and a $14,000 increase in fees earned from premature redemption of certificates of deposit by customers seeking alternative investments with higher yields.

         Non-Interest Expense. Non-interest expense increased by $316,000, or 30.53%, from fiscal year 1994 to fiscal year 1995 primarily as a result of increases in compensation-related items. Salaries and employee benefits increased by $122,000 due to the hiring of two (2) additional employees in connection with the opening of the Bank's loan production office, a general increase in salaries during the year and the adoption during fiscal year 1995 of the MRP. The adoption of the MRP and the director retirement plan during fiscal year 1995, both of which became effective as of October 26, 1994 following stockholder approval on such date, resulted in immediate changes to income based upon the total expected cost of each such plan. The actual cost is subject to adjustment each year that the respective plan remains in effect. For further information regarding these plans, see Note 24 of the Notes to the Financial Statements. Non-interest expense also increased $54,000 due to the annual expense associated with the Company's Employee Stock Ownership Plan. For further information see Note 22 and 26 of the Notes to the Financial Statements.

         Regulatory insurance premiums increased by $15,000 over the 1994 amount due to a general increase in the deposit base upon which the premiums are calculated. Other non-interest expenses reflect the rising costs of office supplies, phone services, postage and other overhead that occurred due to the opening of the Loan Production Office in Mt. Vernon, Kentucky.

         Income Tax Expense. Income tax expense decreased $55,000, or 31.79%, to $118,000 during fiscal year 1995 from $173,000 during fiscal year 1994. The decrease reflects the decline in income during fiscal year 1995, as well as the tax effect on the benefit plans that were effective October 26, 1994.

Comparison of Operating Results for the Years Ended June 30, 1994 and 1993
         Net Income. Net earnings decreased by $127,000, or 30.02%, to $296,000 for the year ended June 30, 1994 from $423,000 for the year ended June 30, 1993. The decrease is a direct result of a $78,000 increase in the provision for loan losses combined with a general increase of 15% in non-interest expenses. Offsetting these increases was a $40,000 increase in net interest income and a $24,000 increase in non-interest income.

           Net Interest Income. Net interest income increased by $40,000 for fiscal year 1994 to $1.5 million primarily as a result of a .07% improvement in the interest rate spread between interest-earning assets and interest-bearing liabilities.

         Interest Income. Total interest income decreased from $3.4 million to $3.1 million, a $0.3 million, or a 7%, decline. Most of the decrease was attributable to declining long-term interest rates which averaged approximately 7.49% throughout the last quarter of fiscal year 1993, and declined further throughout most of fiscal year 1994, ending the year at 7.28%. Borrowers tended to refinance higher-costing debts incurred in prior years with new, lower-rate loans during fiscal year 1994. The decrease was also due to the sale of several short-term U.S. Treasury Bills to fund increased lending and principal repayments on investments in Government National Mortgage Association instruments. The decrease in interest income was partially offset by a shift in the investment portfolio mix from short-term securities to higher yielding long-term investments.

         Interest Expense. Total interest expense decreased from $1.9 million to $1.7 million, a $0.2 million, or a 13%, decline. The key contributor to this decline was the reduction in the average cost of all interest-bearing liabilities by .64%, which resulted from the decline in the market interest rates.

         Provision for Loan Losses. The Bank's provision for loan losses was $88,000 for fiscal year 1994, an increase of $78,000, or 780%. The increase reflects management's intent to increase the Bank's loan loss allowance as the Bank's loan portfolio increased. The allowance for loan losses increased to $275,000 at June 30, 1994, from $198,000 at June 30, 1993. Classified assets as of June 30, 1994 declined to $1,303,000 as compared to $1,837,000 at June 30, 1993. The allowances represented .79% and .61% of total loans at June 30, 1994 and 1993, respectively.

           Non-Interest Income. Non-interest income increased $24,000, or 27%, from 1993 to 1994, as a result of increased service charges stemming from the increased loan demand.

         Non-Interest Expense. Non-interest expense increased by $133,000, or 15%, from 1993 to 1994. The increase reflects a combination of several factors. Salaries and employee benefits increased by $58,000 due to the hiring of one additional employee and a general increase in salaries during the year. Likewise, directors, fees increased approximately $9,000 due to the addition of one director and an increase of $150 from $400 to $550 per month for fees paid to directors. Regulatory insurance premiums increased by $28,000 over the 1993 amount due to the depletion of FDIC credits and a general increase in the deposit base upon which the premiums are calculated. Other non-interest expenses reflect the rising costs of office supplies, phone services, postage and other overhead.

           Income Tax Expense. Income tax expense decreased from $193,000, or 31.3% of income before income taxes, in 1993 to $173,000, or 36.9% of income before income taxes, in 1994. The decrease reflects the decline in income during fiscal 1994.

Average Balances, Interest and Average Yields

         Net  interest  income  of the Bank is  affected  by (i) the  difference
("interest  rate  spread")  between  rates  of  interest  earned  on the  Bank's interest-earning assets and rates of interest paid on the Bank's interest-bearing liabilities and (ii) the relative amounts of such interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Savings institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" which is net interest income divided by average interest-earning assets. The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the Bank's average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, nonaccruing loans are included in the net loan category. Average balances are derived from month-end average balances. Management does not believe that the use of month-end average balances instead of average daily balances has caused any material difference in the information presented.

                                             Month Ended                         For the  Year  Ended  June 30,
                                        --------------------    --------------------------------------------------------------------
                                            June 30, 1995                    1995                              1994
                                        --------------------    -------------------------------  -----------------------------------
                                                     Average                            Average                             Average
                                        Average      Yield/      Average                 Yield/    Average                   Yield/
                                        Balance       Cost       Balance     Interest    Cost      Balance     Interest        Cost
                                        -------       ----       -------     --------    ----      -------     --------        ----
                                                                        (Dollars in thousands)
Interest-earning assets:
  Loans receivable..............         $36,733      7.92%     $35,950     $ 2,772       7.71%    $33,629     $ 2,638         7.84%
  Investment securities.........           5,602      4.67        6,474         301       4.65       6,035         253         4.19
  Mortgage-backed securities....              78      7.81           86           7       8.14         109           9         8.26
  Short-term investments and other
    interest-earning assets (2)            4,887      4.62        4,101         203       4.95       6,513         262         4.02
                                           -----                  -----         ---                  -----         ---
    Total interest-earning assets         47,300      7.19       46,611       3,283       7.04      46,286       3,162         6.83
                                          ------                              -----                              -----
Non-interest-earning assets.....             804                    804                                752
                                             ---                    ---                                ---
    Total assets................         $48,104                $47,415                            $47,038
                                          ======                 ======                             ======

Interest-bearing liabilities:
  Passbook Savings..............         $ 6,219      3.25        6,773         206       3.04     $ 8,571     $   236         2.75
  Now & Super Now Checking.....            3,735      2.34        3,733          99       2.65       3,917         102         2.60
  Certificates of Deposit.......          29,745      5.70       28,586       1,389       4.86      30,188       1,344         4.45
                                          ------                 ------       -----                 ------       -----
    Total interest-bearing liabilities    39,699      4.95       39,092       1,694       4.33      42,676       1,682         3.94
Non-interest-bearing liabilities             913                    787                                827
                                             ---                    ---                                ---
    Total liabilities...........          40,612                 39,879                             43,503
Stockholders' equity (1)........           7,492                  7,536                              3,535
                                           -----                  -----                              -----
    Total liabilities and stockholders'
      equity....................         $48,104                $47,415                            $47,038
                                         =======                =======                            =======
Net interest income (3).........                                            $ 1,589                            $ 1,480
                                                                            =======                            =======
Interest rate spread............                      2.24                                2.71%                                2.89%
                                                      ====                                ====                                =====
Net yield on interest-earning assets (4)              3.26%                               3.41%                                3.20%
                                                      ====                                ====                                =====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                       119.15%                             119.23%                              108.46%
                                                    ======                              ======                               ======

(Continued from preceding table)

                                                 For the  Year  Ended  June 30,
                                                              1993
                                                 ------------------------------
                                                                        Average
                                                Average                  Yield/
                                                Balance     Interest      Cost
                                                -------------------------------
Interest-earning assets:
  Loans receivable..............                $ 32,365    $ 2,845       8.79%
  Investment securities.........                   2,898        177       6.11
  Mortgage-backed securities....                     133         10       7.52
  Short-term investments and other
    interest-earning assets (2)                   10,296        351       3.41
                                                  ------        ---
    Total interest-earning assets                 45,692      3,383       7.40
                                                              -----
Non-interest-earning assets.....                     673
                                                     ---
    Total assets................                $ 46,365
                                                ========
Interest-bearing liabilities:
  Passbook Savings..............                $  7,836    $   246       3.14
  Now & Super Now Checking.....                    3,676        109       2.96
  Certificates of Deposit.......                  30,981      1,588       5.13
                                                  ------      -----
    Total interest-bearing liabilities            42,493      1,943       4.57
Non-interest-bearing liabilities                     659
                                                     ---
    Total liabilities...........                  43,152
Stockholders' equity (1)........                   3,213
                                                   -----
    Total liabilities and stockholders'
      equity....................                $ 46,365
                                               =========
Net interest income (3).........                            $ 1,440
                                                            =======
Interest rate spread............                                          2.83%
Net yield on interest-earning assets (4)                                  3.15%
                                                                         ======
Ratio of average interest-earning assets
  average interest-bearing liabilities                                  107.53%
                                                                        ======

(1) Stockholders' equity contains only retained earnings prior to fiscal year 1994.
(2) Short-term investments consist of investments maturing in one (1) year or less.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) changes in rate-volume (changes in rate multiplied by changes in volume). Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material difference in the information presented.

                                                                           Year Ended June  30,
                                        -------------------------------------------------------------------------------------------
                                         1995           vs.                 1994         1994               vs.              1993
                                        --------------------------------------------  ---------------------------------------------
                                                    Increase (Decrease)                            Increase (Decrease)
                                                          Due to                                         Due to
                                        --------------------------------------------  ---------------------------------------------
                                                                 Rate/                                         Rate/
                                        Volume        Rate      Volume       Total     Volume       Rate       Volume        Total
                                        ------        ----      ------       -----     ------       ----       ------        -----
                                                      (In thousands)                                 (In thousands)
Interest Income:
  Loan portfolio...........            $   182     $   (44)    $   (3)    $   135     $  111     $  (307)    $  (12)     $   (208)
  Mortgage-backed securities                (2)         (1)        (1)         (4)        (2)          1         --            (1)
  Investment securities....                 18          28          2          48        192         (55)       (60)           77
  Other interest-earning assets            (97)         60        (22)        (59)      (129)         63        (23)          (89)
    Total interest-earning assets          101          43        (24)        120        172        (298)       (95)         (221)
                                           ---          --       ----         ---        ---        ----        ---          ----
Interest expense:
  Savings deposits.........               (165)        195         (1)         11          8        (268)        (1)         (261)
                                          -----        ---        ----         --         --        -----        ---        -----
    Total interest-bearing liabilities    (165)        195        (19)         11          8        (268)        (1)         (261)
                                          -----        ---        ----         --         --        ----         --         -----
Change in net interest income         $    266     $  (152)    $   (5)    $   109     $  164     $   (30)    $  (94)     $     40
                                       =======     =======     =======    =======     ======     =======     ======      ========

                                                                         Year Ended June  30,

                                                             1993                vs.              1992
                                                            -------------------------------------------
                                                                         Increase (Decrease)
                                                                               Due to
                                                            -------------------------------------------
                                                                                      Rate/
                                                             Volume      Rate        Volume     Total
                                                             ------      ----        ------     -----
                                                                           (In thousands)
Interest Income:
  Loan portfolio...........................               $  (127)    $  (327)     $    13    $  (441)
  Mortgage-backed securities ..............                    (2)         (1)          (1)        (4)
  Investment securities....................                   (24)         (3)          --        (27)
  Other interest-earning assets............                   141        (107)         (42)        (8)
    Total interest-earning assets..........                   (12)       (438)         (30)      (480)
                                                              ---        ----          ---       ----
Interest expense:
  Savings deposits.........................                    52        (615)         (13)      (576)
                                                               --        -----         ----      -----
    Total interest-bearing liabilities.....                    52        (615)         (13)      (576)
Change in net interest income..............               $   (64)    $   177          (17)   $    96
                                                          =======     =======      =======    =======

Liquidity and Capital Requirements

           The Company's primary sources of liquidity are dividends paid by the Bank and cash held, which was $355,000 at June 30, 1995. The Bank as a stock savings institution is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See "Market Information."

         The Bank's capital ratios are substantially in excess of current regulatory capital requirements. At June 30, 1995, the Bank's tangible and core capital amounted to 12.6% of adjusted total assets, or 11.1% and 9.6%, respectively, in excess of the Bank's current 1.5% tangible and 3.0% core capital requirements. Additionally, the Bank's risk-weighted assets ratio was 24.5% at June 30, 1995, or 16.5% in excess of the Bank's 8.0% risk-based capital requirement.

         Beginning July 1, 1994, certain institutions were required to reflect an interest rate risk component in their risk-based capital requirements using financial data as of December 31, 1993. Savings institutions with less than $300 million in assets and a risk-based capital ratio of 12% or more are not subject to the interest rate risk requirement. The Bank is not subject to this requirement. If the above requirement would have been effective as of June 30, 1995, the Bank would not have been subject to the interest rate risk rule.

         The Bank's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. In addition, as a member of the Federal Home Loan Bank ("FHLB") of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances. At June 30, 1995, the Bank did not have any outstanding borrowings from the FHLB of Cincinnati.

         Under OTS regulations, the Bank must maintain minimum levels of specified liquid assets, which are currently equal to 5% of deposits and borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of three months or less, that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing and investment activities at any given time. In recent years, the Bank has maintained higher levels of liquid assets than required by regulation. Management believes that the liquidity levels maintained are fully adequate to meet potential deposit outflows, loan demand and normal operations. Lincoln Federal's liquidity ratio at June 30, 1995 was approximately 20.48%.

Impact of Inflation and Changing Prices

         The Consolidated Financial Statements, and Notes thereto, presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

         Accounting for Income Taxes. In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Statement 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board ("APB") Opinion 11 to the asset and liability method of accounting for income taxes. It also supersedes the guidance of APB Opinion 23 on the tax treatment of savings institution bad debt reserves. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that enactment date. Effective July 1, 1993, the Bank adopted SFAS 109. There was no effect on the financial statement of this change.

         Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

         Disclosures of Fair Value of Financial Instruments. In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose the fair value of financial instruments (both assets and liabilities recognized and not recognized in the statements of financial position) for which it is practicable to estimate the fair value, except those financial instruments specifically excluded. The disclosure shall be either in the body of the financial statements or in the accompanying notes and shall include the methods and significant assumptions used to estimate the fair value of a financial instrument or a class of financial instruments as well as the reasons why it is not practicable to estimate fair value. SFAS 107 is effective for fiscal years ending after December 15, 1992 for companies with assets of greater than $150 million. For companies with assets of less than $150 million, SFAS 107 is effective for fiscal years ending after December 15, 1995.

         The Bank currently intends to adopt the disclosure requirements of SFAS No. 107 for the fiscal year ending June 30, 1996, if required, which would result in the disclosure of the fair value of financial instruments in a footnote disclosure.

         Accounting for Impaired Loans. In June 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which amended SFAS No. 5, "Accounting for Contingencies," and SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." SFAS No. 114, as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure," requires the use of the discounted cash flow method for measuring impairment of loans when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. If expedient, the creditor may use a loan's observable market price or the fair value of any collateral. The Bank has adopted SFAS No. 114 on a prospective basis as of July 1, 1995 for the fiscal year ending June 30, 1996.

The adoption of SFAS No. 114 did not have a material effect on the Company's financial position or results of operations.

         Accounting for Investments. In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires debt and equity securities to be classified into one of three categories: held to maturity, available for sale or trading. Securities held to maturity are limited to debt securities that the holder has the positive intent and the ability to hold to maturity; these securities are reported at amortized cost. Securities held for trading are limited to debt and equity securities that are held principally to be sold in the near term; these securities are reported at fair value, and unrealized gains and losses are reflected in earnings. Securities held as available for sale consist of all other securities; these securities are reported at fair value, and unrealized gains and losses are not reflected in earnings but are reflected as a separate component of stockholders' equity. Under SFAS No. 115, securities that could be sold in the future because of changes in interest rates or other factors may not be classified as held to maturity. SFAS No. 115 is effective for years beginning after December 15, 1993. At June 30, 1995, there were $2.0 million securities that would be classified as available for sale.

         Accounting for ESOP. In November 1993, the AICPA approved SOP 93-6 on "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993 and which applies to shares of capital stock of sponsoring employers acquired by Employee Stock Ownership Plans ("ESOPs") after December 31, 1992 that have not been committed to be released as of the beginning of the year in which the SOP is adopted. The SOP will, among other things, change the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. To the extent that the fair value of the Company's ESOP shares, committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be affected in the Company's consolidated financial statements. The Company's implementation of SOP 93-6 has not had a material financial effect on the Company. The materiality of the impact of the continued application of SOP 93-6 in future periods will depend upon the fair value of the Company's capital stock committed to be released at that time.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Robinson, Hughes & Christopher, P.S.C., was the Bank's independent auditors for the 1993 fiscal year. On July 19, 1994, Robinson, Hughes & Christopher, P.S.C., resigned as the independent auditors of the Company and the Bank. In connection with their audit of the fiscal year ended June 30, 1993, there have been no disagreements with Robinson, Hughes & Christopher, P.S.C., on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Robinson, Hughes & Christopher, P.S.C., would have caused them to make reference to the subject of such disagreement in connection with their reports. In addition, during this period there was no adverse opinion or disclaimer of opinion or any opinion qualified or modified as to uncertainty, audit scope or accounting principles. The Robinson, Hughes & Christopher, P.S.C., report on the financial statements of the Bank for the fiscal year ended June 30, 1993 was unqualified. The resignation of Robinson, Hughes & Christopher, P.S.C., was accepted by the Company's and the Bank's Board of Directors. On August 4, 1994, the Company engaged Potter & Company, LLP, as the Company's independent auditors.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Lincoln Financial Bancorp, Inc.


We have audited the accompanying consolidated statements of financial condition of Lincoln Financial Bancorp, Inc. and Subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The 1993 consolidated financial statements were audited by other auditors, whose report, dated July 29, 1993, expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Financial Bancorp, Inc. and Subsidiaries at June 30, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investment securities in the fiscal year ending June 30, 1995.




/s/POTTER & COMPANY, LLP
POTTER & COMPANY, LLP
Lexington, Kentucky
August 18, 1995

            LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 1995 and 1994

ASSETS
                                                                     1995             1994
                                                                 -----------      -----------
Cash and cash equivalents (Note 3) .....................      $  1,973,427       $  3,714,425
Interest-bearing certificates of deposit with banks ....           360,000                  0
Investment securities (Notes 4 and 19):
   Securities available for sale, at market value ......         1,992,200                  0
   Securities held to maturity (estimated market values
     of $5,818,215 and $8,170,523 at June 30, 1995
     and 1994, respectively) ...........................         5,897,420          8,374,002
Mortgage-backed securities (Note 5) (estimated market
  values of $78,559 and $97,270 at June 30, 1995 and
  1994, respectively) ..................................            77,253             99,328
Loans receivable, net (Notes 6, 7, and 9) ..............        36,953,576         34,653,953
Premises and equipment, net (Note 10) ..................           362,394            344,110
Foreclosed real estate, net (Note 8) ...................            67,500                  0
Federal Home Loan Bank Stock, at cost (Note 11) ........           334,300            313,900
Accrued interest receivable (Note 12) ..................           140,142            154,427
Income tax refund receivable (Note 14) .................            33,168             26,923
Prepaid expenses and other assets ......................            27,109             27,722
                                                              ------------       ------------
       Total assets ....................................      $ 48,218,489       $ 47,708,790
                                                              ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits (Note 13) ..................................      $ 40,452,274       $ 40,256,500
   Deferred federal income taxes (Notes 14 and 15) .....            12,735             36,000
   Liability for Directors Retirement Plan (Note 24) ...            92,400                  0
   Liability for Management Recognition Plan (Note 24) .            32,420                  0
   Accrued expenses and other liabilities ..............            82,955             88,034
                                                              ------------       ------------
       Total liabilities ...............................      $ 40,672,784       $ 40,380,534

Commitments and contingencies (Notes 19 and 25)

Stockholders' equity (Notes 2 and 20):
   Preferred stock of $0.01 par value, 100,000 shares
     authorized, none issued or outstanding ............                 0                  0
   Common stock of $0.01 par value, 1,900,000 shares
     authorized, 423,200 shares issued and outstanding .             4,232              4,232
   Additional paid-in capital ..........................         3,944,426          3,927,086
   Retained earnings, substantially restricted (Note 15)         3,854,439          3,691,338
   Less unearned Employee Stock Ownership Plan shares
     (Note 22) .........................................          (257,895)          (294,400)
   Unrealized gain on securities available for sale, net
     of applicable deferred income taxes (Note 4) ......               503                  0
                                                              ------------       ------------
       Total stockholders' equity ......................         7,545,705          7,328,256
                                                              ------------       ------------
       Total liabilities and stockholders' equity ......      $ 48,218,489       $ 47,708,790
                                                              ============       ============

                               LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF INCOME
                                    Years ended June 30, 1995, 1994 and 1993

                                                                       1995                   1994                   1993
                                                                       ----                   ----                   ----
     Interest income:
        Interest on loans (Note 6)                              $   2,772,025          $   2,637,927          $   2,845,125
        Interest from securities available for sale                    58,729                      0                      0
        Interest from securities held to maturity                     443,175                515,559                526,140
        Interest from mortgage-backed securities                        6,946                  8,545                 11,883
        Interest - other                                                1,783                      0                      0
                                                                 ------------          -------------          -------------
            Total interest income                                   3,282,658              3,162,031              3,383,148

     Interest expense:
        Deposits (Note 13)                                          1,693,811              1,682,489              1,943,641
                                                                 ------------          -------------          -------------

     Net interest income                                            1,588,847              1,479,542              1,439,507
     Provision for loan losses (Note 7)                                 2,711                 88,094                 10,000
                                                                 ------------          -------------          -------------
        Net interest income after provision for
          loan losses                                               1,586,136              1,391,448              1,429,507
                                                                 ------------          -------------          -------------
     Non-interest income:
        Gain on sale of investment securities (Note 4)                      0                  1,717                      0
        Loss on sale of fixed assets                                        0                      0                   (593)
        Commissions                                                    23,569                 21,222                 17,463
        Service charges and other                                     116,990                 88,803                 71,261
                                                                 ------------          -------------          -------------
            Total non-interest income                                 140,559                111,742                 88,131
                                                                 ------------          -------------          -------------

                                           LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF INCOME(CONTINUED)
                                                Years ended June 30, 1995, 1994 and 1993
     Non-interest expense:
        Salaries and employee benefits
          (Notes 16, 22 and 24)                                       590,461                468,443                409,813
        Net occupancy and equipment                                    83,132                 83,862                 88,815
        (Gain) loss on real estate owned,
          including provision for loss (Note 8)                         1,947                 (1,296)                (3,196)
        Advertising                                                    16,045                 17,827                 18,891
        Directors fees                                                 58,300                 56,650                 48,000
        Directors Retirement Plan expense (Note 24)                    92,400                      0                      0
        Regulatory and other insurance premiums                       129,714                114,606                 86,875
        Office supplies, postage and telephone                         73,869                 68,070                 56,992
        Data processing                                                71,568                 72,824                 68,357
        Other                                                         233,806                153,822                127,142
                                                                  -----------            -----------           ------------
            Total non-interest expense                              1,351,242              1,034,808                901,689
                                                                  -----------            -----------           ------------
            Income before federal income taxes                        375,453                468,382                615,949
                                                                  -----------            -----------           ------------

     Federal income taxes (Notes 14 and 15)
        Current                                                       141,373                162,588                195,648
        Deferred                                                      (23,524)                10,192                 (2,989)
                                                                  -----------            -----------           ------------
            Total federal income taxes                                117,849                172,780                192,659
                                                                  -----------            -----------           ------------
            Net income                                           $    257,604            $   295,602            $   423,290
                                                                 ============            ===========           ============

     Primary earnings per share (Note 23)                        $       0.64                    N/A                    N/A
                                                                 ============            ===========           ============

     Fully diluted earnings per common share (Note 23)           $       0.64                    N/A                    N/A
                                                                 ============             ==========           ============

                            LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                               Years ended June 30, 1995, 1994 and 1993


                                                                                                Unearned
                                                                                                Employee    Unrealized
                                                                                  Retained        Stock        Gain on
                                                                   Additional     Earnings-     Ownership   Securities
                                              Common Stock          Paid-In     Substantially     Plan       Available
                                            Shares    Amount        Capital      Restricted       Shares      for Sale      Total
                                            -------   ------      ---------     ------------   -----------     -------   -----------
 Balances at June 30, 1992                        0   $    0     $        0     $ 2,972,446    $        0      $   0      2,972,446
     Net income                                                                     423,290                                 423,290
                                            -------   ------      ---------      -----------   ----------     -------   -----------

 Balances at June 30, 1993                        0        0              0       3,395,736             0          0      3,395,736
     Net income                                                                     295,602                                 295,602
     Proceeds from issuance of common
     stock, net of conversion expense
     of $300,682 (Note 2)                   423,200    4,232      3,927,086                                               3,931,318
     Employee stock ownership plan
     obligation (Note 22)                                                                        (294,400)                 (294,400)
                                            -------   ------      ---------     ------------   -----------     -------   -----------

 Balances at June 30, 1994                  423,200    4,232      3,927,086       3,691,338      (294,400)         0      7,328,256
     Net income                                                                     257,604                                 257,604
     Dividends paid                                                                 (94,503)                                (94,503)
     ESOP shares earned and committed
       to be released (Note 22)                                      17,340                        36,505                    53,845
     Change in unrealized gain on
       securities available for sale, net
       of applicable tax effect (Note 4)                                                                          503           503
                                            -------   ------      ---------      ----------      ---------     -------     ---------

 Balances at June 30, 1995                  423,200   $4,232     $3,944,426     $ 3,854,439    $ (257,895)     $  503    $7,545,705
                                            =======   ======     ==========     ===========    ===========     ======    ==========

                               LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  Years ended June 30, 1995, 1994 and 1993

                                                                       1995                  1994                 1993
                                                                       ----                  ----                 ----
     Cash flows from operating activities:
        Net income                                                $   257,604          $    295,602         $    423,290
        Adjustments to reconcile net income to net cash
          provided by operating activities:
            Depreciation                                               49,070                46,334               55,556
            Amortization of securities premiums                        13,015                13,010               11,302
            Amortization of organizational expense                        500                    42                    0
            Amortization of deferred loan origination fees             11,144                14,363               12,141
            Accretion of investment discounts                         (63,267)                    0                    0
            Provision for loan losses                                   2,711                88,094               10,000
            Provision for losses on real estate owned                     806                     0                    0
            Gain on sale of other real estate                               0                (4,536)              (3,423)
            Gain on sale of investment securities                           0                (1,717)                   0
            Loss on disposal of fixed assets                                0                     0                  593
            Compensation expense for ESOP shares
              earned and committed to be released                      17,340                     0                    0
            Deferred income taxes                                     (23,524)               27,703               (2,989)
            FHLB Stock dividends                                      (20,400)              (14,600)             (13,600)
        Changes in:
            Accrued interest receivable                                14,285                (6,353)             (39,663)
            Prepaid expenses and other assets                             113                (2,632)               3,112
            Income tax refund receivable                               (6,245)              (26,923)                   0
            Accrued federal income taxes                                    0               (14,648)             (23,248)
            Liability for Management Recognition Plan                  32,420                     0                    0
            Liability for Directors Retirement Plan                    92,400                     0                    0
            Accrued expenses and other liabilities                     (5,079)               20,279                9,735
                                                                   -----------           ----------          -----------
     Net cash provided by operating activities                        372,893               434,018              442,806
                                                                   -----------           ----------          -----------

     Cash flows from investing activities:
                Purchase of certificates of deposit                  (360,000)                    0                    0
        Redemption of certificates of deposits                              0                90,000                    0
        Purchase of securities available for sale                  (3,682,709)                    0                    0
        Purchase of securities held to maturity                      (242,422)          (10,502,525)         (10,254,251)
        Proceeds from sale of securities held to maturity                   0             1,983,451                    0
        Proceeds from maturity/redemption of securities
          available for sale                                        1,750,000                     0                    0
        Proceeds from maturity/redemption of securities
          held to maturity                                          2,710,527            11,589,763            3,033,871
        Maturities/redemptions of mortgage-backed
          securities                                                   22,075                19,899              332,072
        Net increase in loans                                      (2,381,784)           (2,382,099)             (97,116)
        Proceeds from redemption of Federal Home
          Loan Bank stock                                                   0                     0               13,000
        Purchase of premises and equipment                            (67,354)              (14,629)              (4,864)
        Proceeds from sale of other real estate                             0                63,366               17,942
                                                                   -----------           -----------         ------------

     Net cash provided by (used in) investing activities           (2,251,667)              847,226           (6,959,346)
                                                                   -----------           ----------          ------------

                               LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                  Years ended June 30, 1995, 1994 and 1993

                                                                     1995                1994                 1993
                                                                     ----                ----                 ----
     Cash flows from financing activities:
        Net increase (decrease) in demand
          deposit accounts                                    $     (327,750)      $    482,811        $      74,084
        Net increase (decrease) in savings accounts               (1,702,474)          (634,398)           2,042,591
        Net increase (decrease) in other deposits                  2,225,998         (3,038,408)           (1,149,781)
        Net proceeds from issuance of common stock
          (net of stock issue costs of $300,682)                           0          3,931,318                    0
        Loan to Employee Stock Ownership Plan                              0           (294,400)                   0
        Principal collected on loan to Employee
          Stock Ownership Plan                                        36,505                  0                    0
        Dividends paid                                               (94,503)                 0                    0
                                                                ------------       ------------        -------------
     Net cash provided by financing activities                       137,776            446,923              966,894
                                                               -------------       ------------        -------------

     Net increase (decrease) in cash and cash
       equivalents                                                (1,740,998)         1,728,167            (5,549,646)

     Cash and cash equivalents at beginning of year                3,714,425          1,986,258             7,535,904
                                                              --------------       ------------        --------------
     Cash and cash equivalents at end of year                 $    1,973,427       $  3,714,425        $    1,986,258
                                                              ==============       ============        ==============

     Supplemental  disclosures  of cash flow  information:
       Cash  payments  made during the year for:
            Income taxes                                      $      147,619       $    186,648        $      218,896
                                                              ==============       ============        ==============
            Interest                                          $    1,693,910       $  1,682,094        $    1,944,741
                                                              ==============       ============        ==============

     Supplemental disclosure of noncash activities:
        Additions to real estate acquired in settlement of
          loans or through foreclosures                       $       68,306       $     58,830        $            0
                                                              ==============       ============        ==============

                 LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of Lincoln Financial Bancorp, Inc. (the Company) and its wholly-owned subsidiary, Lincoln Federal Savings Bank (the Bank), and the Bank's wholly-owned subsidiary, Lincoln County Savings and Loan Service Corporation. All significant intercompany balances and transactions are eliminated in consolidation.

Lincoln Federal Savings Bank is a Bank chartered by the Office of Thrift Supervision (OTS). The consolidated financial statements of the Bank have been prepared in accordance with generally accepted accounting principles and conform with general practices within the savings and loan industry. The following is a description of the more significant of those policies.

Real Estate Owned:

Real estate acquired through foreclosure or in-substance foreclosure is reported at the lower of cost or fair value at acquisition (or in-substance foreclosure) date, and subsequently at the lower of its new cost or fair value minus estimated selling costs.

Premises and Equipment:

The Company uses the straight-line method of computing depreciation for assets over their expected useful lives of 15 to 40 years for building and improvements and 5 to 7 years for furniture and equipment. Items capitalized as part of premises and equipment are valued at cost. Maintenance and repairs are expensed as incurred. When premises and equipment are sold, or otherwise disposed of, the asset cost and related accumulated depreciation are removed from the respective accounts and the gain or loss realized on disposition is reflected in earnings.

Income Taxes:

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred income taxes on temporary differences arising from differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provisions for income taxes in the period of enactment.

Loans Receivable:

Loans receivable are carried at their principal balance outstanding less the allowance for loan losses, and net deferred loan origination fees and discounts. The Bank does not accrue interest on loans ninety days or more past due.

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Valuation Allowances:

Valuation allowances are provided for estimated losses on loans and real estate when any probable and reasonably estimated decline in value occurs. In estimating possible losses, consideration is given to delinquencies, value of collateral, estimated sale price, cost of disposal, cost of holding the real estate, and other factors which, in management's opinion, should be considered in estimating possible losses.

Loan Fees:

Loan fees are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91. SFAS No. 91 requires loan origination fees and certain related direct loan origination costs be offset and the resulting net amount be deferred and amortized over the contractual life of the related loans using the interest method as an adjustment to the yield of such loans.

Cash Flows:

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

Employee Stock Ownership Plan Transactions:

Compensation related to the release of shares held by the Employee Stock Ownership Plan (ESOP) in the Loan Suspense Account is measured based on the fair values of committed-to-be-released shares. ESOP shares that have been committed to be released are considered outstanding. ESOP shares that have not been committed to be released are not considered outstanding.

Effect of Changes in Accounting Principles:

The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", during 1995. This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair market values and for all investments in debt securities. Under Statement No. 115, debt and equity securities are classified as either 1) held to maturity securities, 2) trading securities, or 3) available for sale securities. Those securities that are classified as trading securities or securities available for sale are recorded at their current fair market value.

Investment securities held to maturity are carried at cost adjusted for amortization of premium and accretion of discount computed on the level yield method. Gains and losses on sale of securities are recognized in income upon realization using the identified security method for securities held to maturity and available for sale. Unrealized gains and losses on trading securities are recognized in income currently.

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Effect of Changes in Accounting Principles (Continued):

Unrealized gains and losses on securities available for sale are excluded from earnings and reported as a separate component of stockholders' equity. There were no investment securities available for sale at June 30, 1994, accordingly, there was no effect on retained earnings of initially applying this Statement when it was adopted by the Company on July 1, 1994.

NOTE 2 - CONVERSION TO STOCK SAVINGS BANK, FORMATION OF HOLDING COMPANY
AND SALE

On June 28, 1994, the Bank converted from a mutual savings bank to a capital stock savings bank. The Bank issued all of its outstanding capital stock to the Company, which simultaneously consummated its public offering of 423,200 shares of common stock that generated net proceeds of $3,931,318 after conversion costs totaling $300,682. The Bank received 50% of the net proceeds in exchange for the stock it issued to the Company.

This conversion transaction has been accounted for in a manner similar to a pooling of interests. All shares offered by the Company in the public offering were acquired by the depositors, officers, and directors of the Bank, as well as the Employee Stock Ownership Plan discussed in Note 22. The 1994 and 1993 financial statements of the Bank have been presented for comparative purposes. No prior year financial statements exist for the Company because it had no operations or assets prior to June 28, 1994.

The Bank may not declare or pay a cash dividend on or repurchase any of its stock if the effect would be to reduce retained earnings of the Bank below the capital requirements of the OTS or the amount then required for the liquidation account that was established by the Bank at the time of the mutual-to-stock conversion for the benefit of certain depositors at that time. Federal regulations adopted by the OTS impose certain limitations on the payment of dividends and other capital distributions, including stock repurchases by the Bank. OTS regulations utilize a tiered approach which permits various levels of distributions based primarily upon an institution's capital level and net income. Based upon current OTS regulations and its capital structure at June 30, 1995, the Bank may make capital distributions during a calendar year up to the greater of (1) 100% of its net earnings to date during the calendar year plus an amount equal to one-half of the amount by which its total capital-to-assets ratio exceeded its fully phased-in capital-to-assets ratio at the beginning of the calendar year or (2) 75% of its net income during the most recent four quarter period. At June 30, 1995, approximately $2,160,000 was available for payment of dividends from the Bank to the Company under the above mentioned OTS restrictions. Capital distributions by the Bank are further subject to a 30-day advance written notice to the OTS.

The Company's charter authorizes 100,000 shares of preferred stock of the Company, of $0.01 par value. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Company.

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 2 - CONVERSION TO STOCK SAVINGS BANK, FORMATION OF HOLDING COMPANY AND SALE (CONTINUED)

The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the Company, or any combination of the foregoing. The preferred stock, and any series of preferred stock, may be redeemable or convertible. Prior to the issuance of any preferred stock, and any series of preferred stock, as established by the Board of Directors, the Company shall file articles of amendment to the Company charter with the Delaware Secretary of State establishing and designating the series and fixing and determining the relative rights and preferences thereof. The Company's charter expressly vests in the Board of Directors authority to issue the preferred stock in one or more series and to determine, to the extent permitted by law prior to the issuance of the preferred stock (or any series of the preferred stock), the relative rights, limitations, and preferences of the preferred stock or any such series.

NOTE 3 - RESTRICTED CASH

Pursuant to regulations of the Federal Reserve Board, the Bank must maintain average daily reserves equal to 3% of its transaction accounts. This restricted cash must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank. As of June 30, 1995, the Bank met its average daily reserve requirement of approximately $37,000.

NOTE 4 - INVESTMENT SECURITIES

The amortized cost and estimated market value of securities available for sale at June 30, 1995, are summarized as follows:

                                                                 Gross            Gross           Estimated
                                            Amortized         Unrealized        Unrealized          Market
                                               Cost              Gains            Losses            Value
                                               ----              -----            ------            -----

    U.S. Treasury obligations             $ 1,991,438          $  762            $   0          $ 1,992,200

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993

NOTE 4 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market value of investment securities held to maturity at June 30, 1995 are as follows:

                                                                 Gross            Gross           Estimated
                                            Amortized         Unrealized        Unrealized          Market
                                              Cost              Gains             Losses            Value
                                              ----              -----             ------            -----
    Obligations of U.S.
      Government and federal
      agencies                            $ 3,014,515          $  945            $(54,173)      $ 2,961,287
    Obligations of states and
      political subdivisions                2,882,905           3,736             (29,713)        2,856,928
                                            =========           =====             =======         =========
             Total                        $ 5,897,420          $4,681            $(83,886)      $ 5,818,215

The amortized cost and estimated market value of securities at June 30, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Available for Sale                    Held to Maturity
                                          Amortized          Estimated          Amortized           Estimated
                                            Cost            Market Value           Cost            Market Value
                                            ----            ------------           ----            ------------
Amounts maturing in:
    One year or less                      $ 1,991,438        $ 1,992,200        $ 1,837,094         $ 1,826,113
    After one year through
      five years                                    0                  0          3,860,326           3,803,602
    After five years through
      ten years                                     0                  0            200,000             188,500
    After ten years                                 0                  0                  0                   0
                                          ===========        ===========        ===========         ===========
             Total                        $ 1,991,438        $ 1,992,200        $ 5,897,420         $ 5,818,215

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993

NOTE 4 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market value of investment securities held to maturity at June 30, 1994, are summarized as follows:

                                         Estimated                                Gross               Gross
                                           Market            Amortized          Unrealized          Unrealized
                                           Value               Cost               Gains               Losses
                                           -----               ----               -----               ------
    Obligations of U.S.
      Government and federal
      agencies                            $ 5,027,024        $ 6,858            $ (138,315)         $ 4,895,567
    Obligations of states and
      political subdivisions                3,346,978          2,200               (74,222)           3,274,956
                                          ===========        =======            ==========          ===========
             Total                        $ 8,374,002        $ 9,058            $ (212,537)         $ 8,170,523

As of June 30, 1994, there were no investment securities classified as "held for sale" or "held for trading purposes".

Realized gains and losses on sales of investments were as follows:

                                                    Year ended June 30,
                                           1995          1994          1993
                                           ----          ----          ----

    Gross realized gains                   $  0        $1,717          $  0
    Gross realized losses                     0             0             0
       Net gain                            $  0        $1,717             0
    Proceeds from sales
      investments                          $  0        $1,983,451      $  0

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993

NOTE 4 - INVESTMENT SECURITIES (CONTINUED)

Taxable and nontaxable interest income from investments was as follows:

                                                    Year ended June 30,
                                              1995           1994         1993
                                              ----           ----         ----
     Taxable                               $ 375,308      $ 398,167    $484,689
     Nontaxable                              133,542        125,937      53,334
                                             =======        =======      ======
         Total interest income on
          investment securities            $ 508,850      $ 524,104     538,023

NOTE 5 - MORTGAGE-BACKED SECURITIES

All mortgage-backed securities are considered to be held to maturity. The book and estimated market values, including the components of unrealized gains/losses on mortgage-backed securities are as follows:

                                          Gross          Gross         Estimated
                        Amortized       Unrealized     Unrealized       Market
                           Cost           Gains          Losses         Value
                           ----           -----          ------         -----
June 30, 1995
    GNMA                 $ 77,253       $ 1,306        $      0        $ 78,559
June 30, 1994
    GNMA                 $ 99,328       $     0        $ (2,058)       $ 97,270

There were no realized gains or losses on sale of mortgage-backed securities for the years ended June 30, 1995, 1994 and 1993.

The amortized cost and fair value of mortgage-backed securities at June 30, 1995, by final maturity, are shown below. Expected maturities will differ from final maturities because of amortized paydowns and/or borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                 June 30, 1995
                                         Amortized           Market
                                            Cost             Value
                                            ----             -----
Amounts  maturing in:
    One year or less                    $      0             $      0
    After one year through
     five years                                0                    0
    After five years through
     ten years                            77,253               78,559
    After ten years                            0                    0
       Total                            $ 77,253             $ 78,559

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993

NOTE 6 - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                           June 30,
                                                   1995                 1994
                                                   ----                 ----
    First mortgage loans                     $    33,898,695       $ 32,562,693
    Consumer loans                                 1,970,434          1,210,346
    Commercial business loans                        317,103            254,942
    Home equity loans                              1,073,715            930,128
    Loans secured by savings accounts                390,068            442,069
                                                  37,650,015         35,400,178
    Less:
       Unearned discount and fees                    (52,790)           (53,932)
       Loans in process                             (380,488)          (417,642)
       Allowance for loan losses                    (263,161)          (274,651)

    Loans receivable, net                    $    36,953,576       $ 34,653,953

Non-accrual loans totaled approximately $78,707 and $223,863 at June 30, 1995 and 1994, respectively. Interest income not recognized by the Bank on non-accrual loans approximated $1,385 and $4,223 at June 30, 1995 and 1994, respectively.

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

NOTE 7 - ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for losses on loans is as follows:

                                                  Year ended June 30,
                                        1995            1994              1993
                                        ----            ----              ----
    Balance at beginning of year     $ 274,651       $ 197,549        $ 192,200
    Provision for losses                 2,711          88,094           10,000
    Loans charged-off                  (17,733)        (18,343)          (9,906)
    Recoveries                           3,532           7,351            5,255
       Balance at end of year        $ 263,161       $ 274,651        $ 197,549

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 8 - FORECLOSED REAL ESTATE

A summary of foreclosed real estate is as follows:

                                                      Year ended June 30,
                                                    1995                1994
                                                    ----                ----

    Acquired in settlement of loans            $   68,306              $  0
    Less allowance for losses on
     foreclosed real estate                         (806)                 0
                                               ----------              ----
                                               $   67,500              $  0
                                               ==========              ====

An analysis of the allowance for losses on real estate owned is as follows:

                                                     Year ended June 30,
                                          1995            1994            1993
                                          ----            ----            ----
    Balance at beginning of year         $   0         $      0       $  13,200
    Provision for losses                   806                0               0
    Charge-offs                              0                0         (13,200)
    Recoveries                               0                0               0
       Balance at end of year            $ 806         $      0       $       0

NOTE 9 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers were indebted to the Bank in the aggregate amount of $217,833 and $216,877 at June 30, 1995 and 1994, respectively. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than normal risk of collectibility or present other unfavorable features.

An analysis of such loans is listed below:

                                                  Year ended June 30,
                                                   1995              1994
    Balance at beginning of year               $  216,877       $  214,079
    New loans                                      38,149          253,172
    Repayments                                    (37,193)        (250,374)
       Balance at end of year                  $  217,833       $  216,877

In the normal course of business, certain directors also perform legal services for the Bank. The total of these services, including amounts borne by loan customers, was $33,481, $41,019 and $36,668 for the years ended June 30, 1995, 1994 and 1993, respectively.

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993
NOTE 10 - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                     Year ended June 30,
                                                  1995               1994
                                                  ----               ----
    Land and land improvements              $   108,000        $    79,500
    Office buildings                            637,475            636,484
    Furniture, fixtures and equipment           427,931            390,068
                                              1,173,406          1,106,052
    Less accumulated depreciation              (811,012)          (761,942)
       Total                                $   362,394        $   344,110

NOTE 11 - FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the Federal Home Loan Bank system. As a member, the Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Cincinnati in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans and similar obligations at the beginning of each year. The Bank was in compliance with this requirement with an investment of $334,300 at June 30, 1995. During 1995 and 1994, the Bank did not receive any advances from the Federal Home Loan Bank.

NOTE 12 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                  Year ended June 30,
                                                1995                 1994
                                                ----                 ----
    Investment securities                   $  76,435          $  119,611
    Mortgage-backed securities                      0                   0
    Loans                                      55,530              28,090
    Other                                       8,177               6,726
       Total                                $ 140,142          $  154,427

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993

NOTE 13 - DEPOSITS

Deposits and their weighted average interest rates are summarized as follows:

                                                                Weighted                   Weighted
                                                                 Average                    Average
                                                 June 30,       Interest      June 30,     Interest
                                                  1995            Rate         1994          Rate
                                                  ----            ----         ----          ----
Demand deposit accounts                      $     422,546        0.00%   $  1,007,703       0.00%
NOW and Super NOW accounts                       3,738,036        2.34       3,480,629       2.32
Passbook and Christmas savings                   6,279,628        3.25       7,982,102       2.75
Certificate accounts:
    2.00% to 4.00%                               2,521,346        3.88      17,869,137       3.40
    4.01% to 6.00%                              17,164,222        5.39       7,278,458       5.04
    6.01% to 8.00%                              10,126,496        6.64       1,926,254       7.34
    8.01% to 10.00%                                200,000        8.63         712,217       8.38
    ====     =====                           =============        ====     ===========       ====
       Total                                 $  40,452,274        4.95%   $ 40,256,500      3.59%

Jumbo certificates of deposit
 (Minimum denomination of
  $100,000)                                  $   4,127,256                $  3,237,742

Interest expense on deposits is
 summarized as follows:

                                                                Year ended June 30,
                                                    1995              1994            1993
                                                    ----              ----            ----
NOW, Super NOW and savings                   $     304,832     $     338,480   $      355,450
Certificates of deposits and IRAs                1,388,979         1,344,009        1,588,191
                                             $   1,693,811     $   1,682,489   $    1,943,641

At June 30, 1995,  scheduled  maturities of certificates  of deposit  (including
IRAs) were as follows:

Year ending

  June 30,         2.00% to 4.00%         4.01% to 6.00%       6.01% to 8.00%      8.01% to 10.00%
  --------         --------------         --------------       --------------      ---------------
    1996          $    1,942,111          $   12,865,133        $  5,529,772       $    200,000
    1997                 579,235               1,027,823           1,232,742                  0
    1998                       0               2,097,348           1,952,636                  0
    1999                       0                 949,262           1,134,427                  0
    2000                       0                 224,656             276,919                  0
                  ==============          ==============        ============       ============
    Total         $    2,521,346          $   17,164,222        $ 10,126,496       $    200,000

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 13 - DEPOSITS (CONTINUED)

At June 30, 1994,  scheduled  maturities of certificates  of deposit  (including
IRAs) were as follows:

Year Ending

  June 30,        2.00% to 4.00%          4.01% to 6.00%        6.01% to 8.00%        8.01% to 10.00%
  --------        --------------          --------------        --------------        ---------------
    1995          $    14,898,107         $    2,245,586        $    618,853          $      512,217
    1996                2,165,670              1,452,282             784,352                 200,000
    1997                  805,342                297,988             289,049                       0
    1998                        0              2,093,100             234,000                       0
    1999                       18              1,189,502                   0                       0
    Total         $    17,869,137         $    7,278,458           1,926,254         $       712,217

NOTE 14 - INCOME TAXES

The Company and Bank have entered into a tax sharing agreement whereby a consolidated federal income tax return is filed and the Bank pays to the Company the amount of tax which the Bank would have paid to the Internal Revenue Service on a separate return basis. If certain conditions are met in determining taxable income, the Bank is allowed a special bad-debt deduction based on a percentage of taxable income (presently 8 percent) or on specified experience formulas. The Bank used the percentage-of-taxable-income method in 1995, 1994, and 1993.

Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", was adopted by the Bank in July 1993. Because the rate at which deferred taxes have been provided in prior years was the same as the expected rate at which the timing differences are expected to be recovered, there was no effect from this change in accounting principle. Prior year's financial statements have not been restated.

The provision for income taxes differed from the federal income tax rate of 34 percent for the years ended June 30, 1995, 1994 and 1993 as follows:

                                                     Year ended June 30,
                                             1995          1994            1993
                                             ----          ----            ----
    Provision at federal tax rate           34.0%          34.0%          34.0%
    Bad debt deduction                      (1.8)           3.4           (2.4)
    Other                                   (0.8)          (0.5)          (0.3)
       Net provision for income taxes       31.4%         36.9%           31.3%

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 14 - INCOME TAXES (CONTINUED)

Deferred federal income taxes result from the impact of timing differences in the recognition of income and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:

                                                                  Year ended June 30,
                                                            1995          1994           1993
                                                            ----          ----           ----
    Difference between depreciation expense for
     financial statements and federal income tax
     reporting                                         $   2,373      $   4,311    $     2,989)
    Non-taxable Federal Home Loan Bank stock
     dividends                                             6,936          5,881              0
    Non-taxable accretion on investment securities        11,232              0              0
    Non-deductible expense related to Employee
     Stock Ownership Plan (see Note 22)                   (4,386)             0              0
    Non-deductible expense related to Management
     Recognition Plan (see Note 24)                       (8,263)             0              0
    Non-deductible expense related to Directors
     Retirement Plan (see Note 24)                       (31,416)             0              0
                               ==                      ==========      ========    ===========
         Total                                         $ (23,524)     $  10,192    $    (2,989)

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                                 Year ended June 30,
                                                        1995              1994            1993
                                                        ----              ----            ----
Deferred tax assets:
 Employee Stock  Ownership  Plan                    $   4,386         $       0       $       0
 Management  Recognition Plan                           8,263                 0               0
 Directors  Retirement  Plan                           31,416                 0               0
       Total  deferred tax assets                      44,065                 0               0
 Deferred tax liabilities:
       Accumulated depreciation                        14,981            12,608           8,297
       Federal Home Loan Bank Stock Dividends          30,328            23,392               0
       Investment accretion                            11,232                 0               0
       Investment securities available for sale           259                 0               0
          Total deferred tax liabilities               56,800            36,000           8,297
                                                    =========       ===========       =========
           Net deferred tax liability               $  12,735       $    36,000       $   8,297

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 15 - FEDERAL INCOME TAXES AND RETAINED EARNINGS

As discussed in Note 14, the Bank is allowed a special bad debt deduction limited generally in the current year to eight percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts which qualified as deductions for federal income tax purposes are later used for purposes other than to absorb bad debt losses, they will be subject to federal income tax at the then current corporate rate. Retained earnings include approximately $692,179 and $638,904 for which federal income tax has not been provided as of June 30, 1995 and 1994, respectively. The unrecorded deferred federal income tax liability on the above amounts was approximately $235,000 and $217,000 at June 30, 1995 and 1994, respectively.

NOTE 16 - PENSION PLAN

The Bank has adopted a SEP retirement plan which covers substantially all employees. The plan is a defined contribution plan, with the Bank voluntarily funding for eligible employees on an monthly basis. Pension expense was $16,713, $15,119 and $13,654 for the years ended June 30, 1995, 1994 and 1993, respectively.

NOTE 17 - RECONCILIATION WITH OFFICE OF THRIFT SUPERVISION REPORTS AS FILED BY THE SUBSIDIARY, LINCOLN FEDERAL SAVINGS BANK

Net income and retained earnings reported in these audited financial statements differ in certain respects from reports filed with the Office of Thrift Supervision. The following is a reconciliation of these differences:

                                                         Year ended              Year ended
                                                        June 30, 1995            June 30, 1994
                                                       Net   Retained            Net   Retained
                                                     Income    Earnings        Income    Earnings
                                                       (in thousands)          (in thousands)
                                                       --------------           --------------
    Amounts reported to the OTS                     $  297   $   3,988         $  302     $  3,691
    Reverse prior year's audit adjustments
     recorded on books in current year                                             (6)           0
       Total per financial statements               $  297   $   3,988         $  296     $  3,691

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 17 - RECONCILIATION WITH OFFICE OF THRIFT SUPERVISION REPORTS AS FILED BY THE SUBSIDIARY, LINCOLN FEDERAL SAVINGS BANK (CONTINUED)

                                                            Year ended
                                                          June 30, 1993
                                                          Net Retained
                                                    Income         Earnings
                                                         (in thousands)
                                                         --------------
    Amounts reported to the OTS                     $   394      $  3,389
    Rounding                                              0             1
       Total per books                                  394         3,390

    Reverse prior year's audit adjustments
     recorded on books in current year                   23             0
    Increase in bonus accrual                            (8)           (8)
    Decrease in income tax provision                     14            14
                                                    =======      ========
       Total per financial statements               $   423      $  3,396

NOTE 18 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

The majority of the Bank's business activity is with customers located in the central Kentucky area. The Bank makes agribusiness, commercial, consumer, and residential loans to customers primarily in central Kentucky. A substantial portion of the Bank's debtors' ability to honor their contracts is dependent upon the agribusiness economic sector. Generally, the loans are collateralized by assets including real estate, marketable securities, tangible property, and personal guarantees. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrower.

NOTE 19 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

During the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the needs of customers. These financial instruments include commitments to extend credit and contain, to varying degrees, elements of credit and market risk in excess of the amounts recognized in the balance sheets. The Bank's credit risk relates to the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. The market risk relates to the possibility that future changes in market prices may make a financial instrument less valuable.

Commitments to extend credit are legally binding agreements to lend to a customer. Commitments generally have variable rates, fixed expiration dates, and may require payment of a fee. The variable rates are tied to the lenders' index rate, limiting the Bank's market risk.

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993

NOTE 19 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

The total mortgage commitments of $469,970 and $888,100 at June 30, 1995 and 1994, respectively, and unused home equity lines of credit to customers of $748,841 and $723,336 at June 30, 1995 and 1994, respectively, do not necessarily represent actual future cash requirements since some of the commitments may expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a case-by-case basis and collateral is obtained if deemed necessary.

                                               June 30,
                                        1995               1994
                                        ----               ----
Investment pledged to
collateralize public funds          $ 195,000          $ 200,000

NOTE 20 - CAPITAL REQUIREMENTS

Federal regulations require institutions to have a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum 3% core/leverage capital ratio, and a minimum 8% total risk- based capital ratio to be considered "adequately capitalized." An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

The following table sets out the Bank's various regulatory capital categories. The figures reflected below do not include the capital of the holding company.

                                          June 30, 1995              June 30, 1994
                                          (in thousands)             (in thousands)
                                          --------------             --------------
       Tangible capital                    $  5,930         12.6%      $ 5,633         11.8%
       Core/leverage capital               $  5,930         12.6%      $ 5,633         11.8%
       Total risk-based capital            $  6,184         24.5%      $ 5,896         24.4%

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993

NOTE 20 - CAPITAL REQUIREMENTS (CONTINUED)

The following is a reconciliation of generally  accepted  accounting  principles
(GAAP) capital to regulatory capital for the Bank. The reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Bank.

                                                           Tangible                        Risk-Based
At June 30, 1995         Core Capital          %            Capital          %               Capital           %
- ----------------         ------------          -            -------          -               -------           -
GAAP capital
 (bank only)
                      $   5,930,049                       $  5,930,049                $    5,930,049
General loss
 reserves                      N/A                             N/A                           253,961

Regulatory
 capital                  5,930,049        12.6%             5,930,049      12.6%          6,184,010        24.5%

Required
 capital                  1,409,000         3.0%               704,000       1.5%          2,023,000         8.0%

Excess
 capital              $   4,521,049         9.6%          $  5,226,049      11.1%     $    4,161,010        16.5%

                               LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                                      NOTES TO THE FINANCIAL STATEMENTS
                                   Years ended June 30, 1995, 1994 and 1993


NOTE 20 - CAPITAL REQUIREMENTS (CONTINUED)

                                                          Tangible                       Risk-Based
At June 30, 1994       Core Capital           %           Capital             %           Capital               %
- ----------------       ------------           -           -------             -           -------               -

GAAP capital
 (bank only)          $   5,633,396                       $  5,633,396                $    5,633,396
General loss
 reserves                    N/A                               262,151
Regulatory
     capital              5,633,396        11.8%             5,633,396      11.8%          5,895,24.4%
    Required
     capital              1,431,000         3.0%               716,000       1.5%          1,930,000        8.0%
       Excess
        capital       $   4,202,396         8.8%          $  4,917,396      10.3%     $    3,965,547       16.4%

NOTE 21 - CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Lincoln Financial Bancorp, Inc. was formed June 28, 1994. Information as to the financial position, results of operations, and cash flows of Lincoln Financial Bancorp, Inc. as of and for the year ended June 30, 1995, and the period ended June 30, 1994, is summarized below:

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993

NOTE 21 - CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY) (CONTINUED)

                                         STATEMENTS OF FINANCIAL CONDITION

                                                                           1995                  1994
                                                                           ----                  ----
Assets:
    Cash                                                             $   354,641             $ 1,907,316
    Investment in net assets of subsidiary,
     Lincoln Federal Savings Bank                                      2,238,539               1,942,016
    Investment securities available for sale                           1,245,125                       0
    Income tax refund receivable                                          16,869                       0
    Organization costs (net of accumulated amortization)                   1,958                   2,458
                                                                     ===========             ===========
       Total assets                                                  $ 3,857,132             $ 3,851,790

Liabilities:
    Payable to Bank                                                  $         0             $   184,700
    Accounts payable                                                           0                  30,214
    Deferred income taxes payable                                          2,938                       0
                                                                     ===========             ===========
       Total liabilities                                                   2,938                 214,914

Stockholders' equity:
    Common stock                                                           4,232                   4,232
    Additional paid-in capital                                         3,944,426               3,927,086
    Retained earnings                                                    163,059                     (42)
    Unrealized gain on securities
     available for sale, net of deferred taxes                               372                       0
    Unearned Employee Stock Ownership Plan shares                       (257,895)               (294,400)
       Total stockholders' equity                                      3,854,194               3,636,876

       Total liabilities and stockholders' equity                    $ 3,857,132             $ 3,851,790

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993

NOTE 21 - CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)(CONTINUED)

                              STATEMENTS OF INCOME

                                                     1995                 1994
                                                     ----                 ----
Income:
    Equity in earnings of subsidiary            $   296,523          $      0
    Accretion on investments                         38,479                 0
       Total income                                 335,002                 0

Expenses:
    Legal fees                                       61,300                 0
    Office expenses                                  12,412                 0
    Tax and Licenses                                  5,661                 0
    Other expenses                                   12,147                42
       Total expenses                                91,520                42

Income (loss) before taxes                          243,482              (42)

Federal income tax benefit                           14,122                 0

Net income                                          257,604              (42)

Retained earnings at beginning of period                (42)                0

Dividends paid                                      (94,503)                0

Retained earnings at end of period              $   163,059              (42)

                            STATEMENTS OF CASH FLOWS

                                                                         1995              1994
Cash flows from operating activities:
    Net income (loss)                                               $  257,604       $     (42)
    Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Equity in earnings of subsidiary                               (296,523)              0
       Accretion of discount on investment securities                  (38,479)              0
       Amortization of organizational costs                                500              42
       Deferred income taxes                                             2,747               0
       ESOP compensation expense                                        17,340               0
       Increase in tax refund receivable                               (16,869)              0
       Increase (decrease) in accounts payable                         (30,215)         30,214
         Net cash provided by (used in) operating activities          (103,895)         30,214

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 21 - CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)(CONTINUED)

                                        STATEMENTS OF CASH FLOWS (CONTINUED)

                                                             1995                1994
                                                             ----                ----
Cash flows from investing activities:
    Investment in subsidiary Bank                      $          0      $   (1,942,016)
    Purchase of investment securities                    (2,206,082)                   0
    Maturities of investment securities                   1,000,000                    0
    Increase in organizational costs                              0               (2,500)
    Principal collections on loan to
     Employee Stock Ownership Plan                           36,505                    0
    Net advances from (repayments to)
     subsidiary Bank                                       (184,700)             184,700
       Net cash used in by financing activities          (1,354,277)          (1,759,816)

Cash flows from financing activities:
    Loan to Employee Stock Ownership Plan                         0             (294,400)
    Dividends paid                                          (94,503)                   0
    Proceeds from issuance of common stock                        0            3,931,318
       Net cash provided by (used in) financing
         activities                                         (94,503)           3,636,918

Increase (decrease) in cash                              (1,552,675)           1,907,316

Cash at beginning of period                               1,907,316                    0

Cash at end of period                                 $     354,641      $     1,907,316

NOTE 22 - EMPLOYEE STOCK OWNERSHIP PLAN

In conjunction with converting to a stock ownership form, the Company and the Bank established an Employee Stock Ownership Plan (ESOP), under which the Bank makes annual contributions to the ESOP trust for the benefit of eligible employees. To be eligible, an employee must have completed at least one year of service. The contributions may be in the form of cash or qualifying employer securities. The amount of the annual contribution is at the discretion of the Board of Directors of the Bank.

Initially, the ESOP acquired 29,440 shares of the Company's common stock for a total purchase price of $294,400 financed by a $294,400 loan from the Company. The issuance of the shares to the ESOP has been reported in equity on the accompanying balance sheet together with a charge to unearned ESOP shares, a contra-equity account. The Board of Directors intends to contribute to the plan an amount equal to the required principal and interest payments related to the ESOP loan. The loan to the ESOP is repayable to the Company in annual principal payments of $29,440 plus interest at the prime rate plus one percent through December 31, 2003. The interest rate in effect for the year ended June 30, 1995 was 8.25%. The interest rate in effect for the year ended June 30, 1996 will be 10.0%. The principal balance of the ESOP loan was $257,895 at June 30, 1995.

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 22 - EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

The loan to the ESOP is secured by the contributions made by the Bank and the stock owned by the ESOP which has not been allocated to individual participant accounts. The plan is noncontributory and there is no past service liability.

The Bank recorded compensation expense related to the ESOP of $53,845 for the year ended June 30, 1995 based on the fair value of the 3,651 shares committed-to-be-released. There was no compensation expense related to the ESOP for the years ended June 30, 1994 or 1993. Shares are committed-to-be-released from the Loan Suspense Account based solely on the ratio that the payments of principal for each plan year bear to the original ESOP loan amount of $294,400. In the event a terminated ESOP participant desires to sell his or her shares of the Company's stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value. Dividends on allocated shares will be charged to retained earnings while dividends on unallocated shares are not considered dividends for financial reporting purposes.

As of June 30, 1995, no ESOP shares have been allocated to participants, however 3,651 shares are committed-to-be-released. There are 25,789 ESOP shares held in the Loan Suspense Account at June 30, 1995, with a total fair market value of $380,388.

Future minimum principal payments on the loan to the Employee Stock Ownership Plan are as follows:

               Year ending June 30,
                      1996                      $ 29,440
                      1997                        29,440
                      1998                        29,440
                      1999                        29,440
                      2000                        29,440
                  Thereafter                     110,695
                                               =========
                                               $ 257,895

NOTE 23 - EARNINGS PER SHARE

The conversion from a mutual savings bank to a stock savings bank and the issuance by the Company of its common stock was not completed until June 28, 1994 (see Note 2). Historical earnings per share for 1994 and 1993 are not applicable for the mutual savings bank prior to its conversion to a stock institution because it had no stock outstanding.

Earnings per common share and common share equivalent were computed by dividing net income by the weighted-average number of common shares and common share equivalents outstanding during the year. The stock options described in Note 24 are considered to be common stock equivalents. Employee Stock Ownership Plan (see Note 22) shares that have not been committed to be released are not considered outstanding for purpose of computing earnings per share. The weighted average number of shares outstanding was 399,683 in 1995.

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 24 - BENEFIT PLANS AND AGREEMENTS

1994 Stock Option and Incentive Plan:

The shareholders approved the creation of the 1994 Stock Option and Incentive Plan at their annual meeting in October 1994. Under the terms of the plan, a number of shares up to 10% (42,320 shares) of the common stock issued in the conversion are reserved for future issuance by the Company upon exercise of stock options granted to directors and key employees. The plan provides for a term of ten years, after which no awards may be made.

Stock options for 38,509 shares of stock were granted in October 1994 to directors and key employees of the Bank. The options vest 20% per year over a 5-year period of service beginning as of the date of grant and may be exercised at a price of $12.50 per share. Because the market value of the shares at the grant date and the option price are the same, no compensation expense has been recorded in the accompanying financial statements. No options have been exercised as of June 30, 1995.

Management Recognition Plan (MRP):

The shareholders approved the creation of a Management Recognition Plan (MRP) at their annual meeting in October 1994. Under the provisions of the Plan, the Bank will contribute sufficient funds to a MRP Trust so that the MRP Trust can purchase up to an aggregate of 4% (16,928 shares) of the common stock issued in the conversion (see Note 2).

In October 1994, the Company awarded 12,357 shares to directors and key employees of the Bank which vest 20% per year over a 5-year period beginning as of the date of grant. All plan shares held by a participant whose service with the Bank terminates due to the participant's death or disability shall become 100% vested as of the participant's last day of service with the Bank. As of June 30, 1995, the Bank had not contributed funds to the MRP Trust which, accordingly, had acquired no shares. Under the provisions of the Plan, the Trust is expected to acquire the first 20% of vested shares prior to the vesting of such shares in October 1995. New shares may be issued by the Company directly to the Trust if it is unable to purchase the needed shares on the open market. The Bank has recorded $32,420 as compensation expense for the year ended June 30, 1995 related to this Plan.

Directors Retirement Plan:

The shareholders approved the creation of a Directors Retirement Plan at their annual meeting in October 1994. The Plan provisions call for a lump sum payment immediately upon separation from service equal to the product of the participants vested percentage and two times the participant's fees for service on the board during the preceding 12-month period. A director is 50% vested in the Plan after six full years of service and 100% vested after ten full years of service. For the year ended June 30, 1995, the Bank has recorded $92,400 in expense relating to this Plan.

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 24 - BENEFIT PLANS AND AGREEMENTS (CONTINUED)

Incentive Compensation Plans:

The Board of Directors has approved a Deferred Compensation Plan for the Board of Directors and certain officers. Under the terms of the Plan, directors may elect to defer the receipt of all or part of their future fees, and eligible officers may elect to defer receipt of up to 25% of their future compensation. As of June 30, 1995 there were no participants in the Plan.

Employee Severance Agreements:

Effective on the date of conversion, the Company entered into severance agreements with four employees. In the event of a covered employee's involuntary termination of employment in connection with any "change in control" (as defined in the Severance Agreements) of the Company occurring within three years of the date of conversion, the employee would be paid the amount specified in the Agreement. The President and Chief Executive Officer would receive 2.99 times his average annual compensation for the preceding five years. The other three management employees would receive 1.99 times their average annual compensation for the preceding five years. On each annual anniversary date from the date of commencement, the severance agreements may be extended for one additional year upon a determination by the Board of Directors. On July 18, 1995, the Board of Directors extended the above severance agreements for another one year period.

NOTE 25 - RECENT PRONOUNCEMENTS

In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107, "Disclosures About the Fair Value of Financial Instruments". This statement, which is not effective until years ending after December 15, 1995, for companies with assets of less than $150 million, requires that certain fair values of all financial instruments be disclosed in the footnotes to the financial statements. The Bank is not required to adopt the standard for the periods reflected in these financial statements and, accordingly, has not determined the impact on the financial statements of adopting this standard.

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", was issued by the Financial Accounting Standards Board in May 1993, and is effective for fiscal years beginning after December 15, 1994. Statement No. 114 was subsequently amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", which was issued in October 1994 and is also effective for fiscal years beginning after December 15, 1994. These pronouncements require that impaired loans be measured based on the present value of future cash flows. The Bank is not required to adopt these standards for the periods reflected in these financial statements and, accordingly, has not determined the impact on the financial statements of adopting these standards.

                LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                    Years ended June 30, 1995, 1994 and 1993


NOTE 26 - AGGREGATE EFFECT OF YEAR END ADJUSTMENTS

The 1994 Stock Option Plan, Management Recognition Plan and Directors Retirement Plan were approved by the shareholders at their annual meeting in October 1994 subject to approval by the Office of Thrift Supervision. Notices of OTS approval were received on May 18, 1995 and July 26, 1995 granting approval for these plans effective the date of shareholder approval in October 1994. Upon receiving OTS approval, the Company recognized, in the fourth quarter, $124,820 of compensation expense related to these plans for the period from October 1994 through year end. In addition to the above, $53,845 in compensation expense related to the ESOP (see Note 22) established and approved in connection with the June 28, 1994 conversion from a mutual savings bank to a stock savings bank was also recognized during the fourth quarter ended June 30, 1995.

NOTE 27 - SUBSEQUENT EVENTS

On July 18, 1995, the Board of Directors declared a dividend of $0.10 per share payable on September 1 to shareholders of record on August 15.

                         MARKET AND DIVIDEND INFORMATION

         The Common Stock is listed over-the-counter through the National Daily Quotation System "Pink Sheet" published by the National Quotation Bureau, Inc. There are currently 423,200 shares of the Common Stock outstanding and approximately 216 holders of record of the Common Stock (not including shares held in "street name") as of September 15, 1995.

         The following table sets forth certain information as to the range of the high and low bid prices for the Common Stock for the calendar quarters indicated and since the Common Stock's issuance on June 28, 1994.

                                    High Bid (1)     Low Bid (1)      Dividends
                                                                         Paid
                                    ------------     -----------       ---------
     Fiscal Year 1994:
        Fourth Quarter                $12.50 (2)        $12.50 (2)         --

     Fiscal Year 1995:
        First Quarter                 $13.44 (2)        $11.52 (2)         --
        Second Quarter                 12.96             10.56           0.08
        Third Quarter                  11.76             10.56           0.08
        Fourth Quarter                 14.25             11.76           0.08

- ----------------------
(1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

(2) This information has been furnished by the Chicago Corporation, 208 South LaSalle Street, Chicago, IL 60604.

         The Board of Directors of the Company periodically reviews its dividend policy in light of the performance of the Company and its subsidiary, Lincoln Federal Savings Bank. Any change in the Company's dividend policy, as determined by the Board of Directors, will depend on the Company's debt and equity structure, earnings, regulatory capital requirements, and other factors, including economic conditions, regulatory restrictions, and tax considerations. See Note 2 of Notes to Consolidated Financial Statements for restrictions on the payment of cash dividends.

                                                 BOARD OF DIRECTORS
                                                 ------------------
Billy H. Fox                                     Minor Teague                           Lee McAninch
Chairman of the Board of the Bank                Secretary of the Bank and              Retired Postal Service
and the Company and retired Owner                the Company and retired County
of Fox Funeral Home                              Treasurer

Ben Gaines, Sr.                                  Albert Jackson                         James W. Adams
Vice Chairman of the Bank and the Company and    Retired Building Contractor            Owner, Adams Industrial
Owner of Gaines Furniture Co.                                                           Sales Co.

Bruce Edgington                                  Jeffrey Ralston                        Bill Payne, Jr.
President and Chief Executive Officer            Attorney-at-Law                        Farm Manager/Partner
of the Bank and the Company                      Wilmot, May & Ralston                  Knob Lick Farm

                                                 EXECUTIVE OFFICERS
                                                 ------------------


Bruce Edgington                                  Calvin Denham                          Renita L. Hampton
President and Chief Executive Officer            Vice President of                      Vice President of Compliance
of the Bank and the Company                       Public Relations                      and Treasurer of the Bank

Marvenna Smith                                   Donna Delaney
Vice President of Teller Operations              Comptroller; Treasurer of
and Assistant Secretary of the Bank;             the Company
Vice President of the Company

                                                 OFFICE LOCATIONS

 Main Office:                                Branch Offices:                            Loan Production Office:
- ------------                                 ---------------                            -----------------------
111 West Main Street         614 East Main Street       Hustonville Street              45 East Main Street
Stanford, Kentucky  40484    Stanford, Kentucky  40484  Liberty, Kentucky  42539        Mt. Vernon, Kentucky  40456

                               GENERAL INFORMATION

Independent Auditors
- --------------------

Potter & Company, LLP
Certified Public Accountants
Quality Place
300 East Main Street
Lexington, Kentucky 40507

General Counsel
- ---------------

Wilmot, May & Ralston
Attorneys at Law
202 Lancaster Street
Stanford,  Kentucky 40484

Special Counsel

Housley Goldberg Kantarian
& Bronstein, P.C.
1220 19th Street, N.W. Suite 700
Washington, D.C. 20036

Annual Meeting
- --------------

          The 1995 Annual Meeting of Stockholders will be held on October 25, 1995 at 1:00 p.m. at Lincoln Federal Savings Bank, 111 West Main Street, Stanford, Kentucky 40484.

Transfer Agent and Registrar
- ----------------------------
Registrar and Transfer
Company 10 Commerce Drive
Cranford, New Jersey 07016

Annual Report on Form 10-K
- --------------------------

           A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR THE 1995 ANNUAL MEETING UPON WRITTEN REQUEST TO BRUCE EDGINGTON, 111 WEST MAIN STREET, P.O. BOX 267, STANFORD, KENTUCKY 40484-1253

                                   APPENDIX B

                                    FORM 10-Q

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

Mark One
[X]      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934

         For the quarterly period ended March 31, 1996.

                                       OR

[ ]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934


                         Commission File Number: 0-24270

                         Lincoln Financial Bancorp, Inc.

             (Exact name of registrant as specified in its charter)

           Delaware                                             61-1262732
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                 111 West Main Street, Stanford, Kentucky 40484
              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (606) 365-2129

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety days.

                          X
                         YES                             NO

         Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

       Common Stock $0.01 Par Value                    440,128
       ----------------------------         ----------------------------
            Title of Class                  Number of Shares Outstanding
                                                 as of May 7, 1996

                                    CONTENTS


PART I.  FINANCIAL INFORMATION

  Item 1.  Financial Statements

         Consolidated Balance Sheets, March 31, 1996
                  and June 30, 1995
         Consolidated Statements of Income, Three and Nine Months
                  Ended March 31, 1996 and 1995
         Consolidated Statements of Cash Flows, Nine
                  Months Ended March 31, 1996 and 1995
         Notes to Consolidated Financial Statements

  Item 2.  Management's Discussion and Analysis of Financial
                  Condition and Results of Operations


PART II.  OTHER INFORMATION

  Item 1.  Legal Proceedings

  Item 2.  Changes in Securities

  Item 3.  Defaults upon Senior Securities

  Item 4.  Submission of Matters to a Vote of Security Holders

  Item 5.  Other Information

  Item 6.  Exhibits and Reports on Form 8-K


SIGNATURES

                 LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                         As of          As of
                                                        March 31,      June 30,
                           ASSETS                        1996           1995
                                                       ----------      --------
                                                      (Unaudited)
Cash and due from banks................................ $ 2,544        $ 1,774
Overnight deposits.....................................   1,200            200
Certificates of deposit................................     270            360
Securities held to maturity (estimated market values
  of $5,329,408 and $5,818,215 at March 31, 1996,
  and June 30, 1995, respectively).....................   5,090          5,897
Securities available for sale at market values ........      --          1,992
Mortgage-backed securities (estimated market
  values of $70,467 and $78,559 at March 31,
  1996 and June 30, 1995, respectively)................      65             77
Loans, net.............................................  40,533         36,954
Real estate owned, net.................................     --              68
Premises and equipment.................................     346            362
Federal Home Loan Bank Stock, at cost..................     352            334
Accrued interest receivable............................     186            140
Income tax refund receivable ..........................      33             33
Prepaid expenses and other assets......................      21             27
                                                        -------        -------
    Total assets....................................... $50,640        $48,218
                                                        =======        =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits............................................... $42,412        $40,452
Federal income taxes
  Current..............................................      67             --
  Deferred.............................................      12             13
Liability for Directors Retirement Plan ...............      84             92
Liability for Management Recognition Plan .............      --             33
Liability for Funds Held in Escrow ....................     250             --
Accrued expenses and other liabilities ................     112             83
                                                         -------       -------
  Total liabilities ................................... $42,937        $40,673
                                                        =======        =======

                 LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED BALANCE SHEETS (cont.)
                                 (In thousands)

                                                         As of          As of
                                                        March 31,      June 30,
                                                         1996           1995
                                                       ----------      --------
                                                      (Unaudited)
Stockholders' Equity:
Common stock         ..................................  $    4        $     4
Additional Paid In Capital  ...........................   4,117          3,944
Retained earnings-substantially restricted.............   3,956          3,854

Unrealized gain on securities available for sale ......      --              1
Unearned ESOP Plan Share   ..........................      (258)          (258)
Unearned MRP Plan Share   ..........................       (116)            --
                                                        --------         -----
Total Stockholders' equity..........................    $ 7,703        $ 7,545
                                                        --------       -------
  Total liabilities and Stockholders' equity .......    $50,640        $48,218
                                                       ========        =======

           See  the  Notes  to  Unaudited   Condensed   Consolidated   Financial
Statements included elsewhere herein.

                                            LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARY

                                                   CONSOLIDATED STATEMENTS OF INCOME
                                                              (Unaudited)

                                                                            For the Three-Month                 For the Nine-Month
                                                                                Periods                             Periods
                                                                             Ended March 31,                     Ended March 31,
                                                                         ----------------------                 -------------------
                                                                         1996               1995             1996              1995
                                                                         ----               ----             ----              ----
                                                                                  (In thousands, except earnings per share )
Interest income:
  Interest on loans ........................................            $  868            $  688            $2,507            $2,039
  Interest and dividends on investment
    and mortgage-backed securities .........................               105               122               338               379
                                                                        ------            ------            ------            ------
    Total interest income ..................................               973               810             2,845             2,418

Interest expense:
  Deposits .................................................               527               430             1,571             1,209
                                                                                          ------            ------            ------

Net interest income ........................................               446               380             1,274             1,209

Provision for loan losses ..................................                --                --                11                 3
                                                                                          ------            ------            ------
Net interest income after provision for
  loan losses ..............................................               446               380             1,263             1,206
                                                                                          ------            ------            ------

Non-interest income:
  Commissions ..............................................                 8                 8                22                19
  Service charges and miscellaneous ........................                33                33                94                85
                                                                                          ------            ------            ------
    Total non-interest income ..............................                41                41               116               104
                                                                                          ------            ------            ------

Non-interest expense:
  Salaries and employee benefits ...........................               161               126               481               367
  Net occupancy and equipment ..............................                18                17                55                50
  Real estate owned, including provision
    for loss on disposition ................................                --                --                --                 2
  Advertising ..............................................                 6                 4                19                11
  Directors' fees ..........................................                13                15                43                45
  Directors Retirement Plan Expense ........................                                   2                --                 5
  Deposit insurance ........................................                27                29                81                86
  Office supplies, postage, telephone ......................                17                18                57                54
  Data processing expense ..................................                21                18                56                55
  Other operating expense ..................................                52                67               199               188
                                                                                          ------            ------            ------
    Total non-interest expense .............................               317               294               996               858
                                                                                          ------            ------            ------
    Income before income taxes .............................               170               127               383               452

                                                CONSOLIDATED STATEMENTS OF INCOME
                                                           (Unaudited)
                                                                            For the Three-Month                 For the Nine-Month
                                                                                Periods                             Periods
                                                                             Ended March 31,                     Ended March 31,
                                                                         -----------------------                -------------------

                                                                         1996               1995             1996              1995
                                                                         ----               ----             ----              ----
                                                                                  (In thousands, except earnings per share )
Federal income taxes .......................................                58                42               131               126
                                                                                          ------            ------            ------
    Net income .............................................            $  112            $   85            $  252            $  326
                                                                                          ======            ======            ======

Earnings Per Share .........................................            $ 0.26            $ 0.20            $ 0.61            $ 0.77

      See the Notes to Unaudited Condensed Consolidated Financial Statements included elsewhere herein.

                 LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARY
                             CONSOLIDATED CASH FLOWS
                                   (Unaudited)

                                                         For the Nine-Month
                                                              Periods
                                                           Ended March 31,
                                                   ----------------------------
                                                     1996                1995
                                                   --------           ---------
                                                          (In thousands)
Cash flows from operating activities:
Net income       . . . . . . . . . . . . . . . .   $   252            $   326
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation       . . . . . . . . . . . . . .        24                 29
  Amortization of securities premiums        . .         6                 11
  Accretion of securities discounts        . . .       (12)               (34)
  Amortization of deferred loan fees       . . .         8                  8
  Provision for loan losses        . . . . . . .        11                  3
  Provision for losses on real estate owned             --                  1
  Provision for management recognition plan             23                 --
  Stock dividends        . . . . . . . . . . . .       (18)               (15)
Changes in:
  Interest receivable        . . . . . . . . . .       (46)                (4)
  Liability for directors retirement plan               (8)                --
  Liability for funds held in escrow         . .       250                 --
  Prepaid expenses and other assets        . . .         6                  3
  Accrued federal income taxes         . . . . .        66                 12
  Accrued expenses and other liabilities                29                (30)
                                                   -------            --------
    Total adjustments        . . . . . . . . . .       339                (16)
                                                   -------            --------
Net cash provided by (used in) operating               591                310
activities

Cash flows from investing activities:

  Net (increase) decrease in overnight deposits     (1,000)                50
  Purchase of securities available for sale             --             (2,204)
  Purchase of investment securities        . . .        --               (242)
  Purchase of certificates of deposit        . .        --               (360)
  Maturities of certificates of deposit        .        90                 --
  Maturities of securities held to maturity            805              1,815
  Maturities of securities available for sale        2,000                250
  Maturities of mortgage-backed securities              12                 16
  Net (increase) decrease in loans       . . . .    (3,530)            (1,302)
  Purchase of premises and equipment         . .        (8)               (51)
                                                   --------           --------

Net cash provided by (used in) investing            (1,631)            (2,028)
activities

                 LINCOLN FINANCIAL BANCORP, INC. AND SUBSIDIARY
                             CONSOLIDATED CASH FLOWS
                                   (Unaudited)
                                                         For the Nine-Month
                                                              Periods
                                                           Ended March 31,
                                                   ----------------------------
                                                     1996                1995
                                                   --------           ---------
                                                          (In thousands)
Cash flows from financing activities:
  Net increase in demand deposit accounts              530               (324)
  Net increase (decrease) in savings accounts         (223)            (1,659)
  Net increase (decrease) in other deposits          1,653              1,274
  Cash dividends paid        . . . . . . . . . .      (146)               (67)
  Purchase of Treasury Stock         . . . . . .       (25)                --
  Proceeds from sale of treasury stock..........        21                 --
                                                   --------           -------

Net cash provided (used) by financing                1,810               (776)
activities

Net increase (decrease) in cash and cash               770             (2,494)
equivalents
Cash and cash equivalents at beginning of            1,774              3,464
period
Cash and cash equivalents at end of period         $ 2,544            $   970
                                                   =======            =======

Supplemental disclosure of cash flow
information
  Cash paid for income taxes       . . . . . . .   $    64            $   106
  Cash paid for interest       . . . . . . . . .   $ 1,572            $ 1,206

Supplemental disclosure of non-cash activities:
  Additions to real estate acquired in
settlement of
  Loans or through foreclosures ................        --                 67
  Common stock issued to management recognition        172                 --
plan

See the  Notes to  Unaudited  Condensed  Consolidated  Financial
Statements included elsewhere herein.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)      BASIS OF PRESENTATION

         Lincoln Financial Bancorp, Inc. (the "Company") was incorporated in 1994 at the direction of Lincoln Federal Savings Bank (the "Bank") to become the holding company of the Bank upon the conversion of the Bank from mutual to stock form. On June 28, 1994, the Bank converted from mutual to stock form as a wholly owned subsidiary of the Company. In conjunction with the conversion, the Company issued 423,200 shares of its common stock to the public. The Company's primary assets are the outstanding capital stock of the Bank, cash, a note receivable from the Bank, and a note receivable from the ESOP, and its sole business is that of the Bank. Accordingly, the financial statements and discussions herein include both the Company and the Bank.

         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for fair presentation have been included. The results of operations and other data for the three and nine month periods ended March 31, 1996 are not necessarily indicative of results that may be expected for the entire fiscal year ending June 30, 1996.

(2)      EARNINGS PER SHARE

         For purposes of determining earnings per share for the three month and nine month periods ended March 31, 1996, net earnings have been divided by the weighted average number of shares of common stock issued and outstanding, and the weighted average number of common stock equivalents. Stock options are regarded as common stock equivalents and therefore have been included.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Recent Developments -- Acquisition Agreement with First Southern Bancorp, Inc.

         On March 25, 1996, the Company announced that it had entered into an agreement with First Southern Bancorp, Inc. (the "First Southern"), the holding company for five banks in Central Kentucky, that provides for the acquisition of Lincoln by First Southern. The Agreement, as amended, provides for the merger of Lincoln with a wholly owned subsidiary of First Southern, in which Lincoln shareholders would receive $22.01 in cash for each of the 436,757 shares of Lincoln common stock currently outstanding. Directors and officers of Lincoln would receive $9.51 per share in cash for the currently outstanding options to purchase 36,922 shares of Lincoln common stock. The total value of the transaction is approximately $9,965,000. Lincoln also granted First Southern an option to acquire up to 19.9% of the outstanding shares of Lincoln in certain circumstances. The transaction is subject to regulatory approvals, approval by Lincoln shareholders, and certain other conditions. The parties anticipate the transaction will be completed during the third quarter of 1996.

Financial Condition

         At March 31, 1996, the total assets of the Bank were $51 million, an increase of $2.4 million or 5.0% from June 30, 1995. The increase in assets primarily reflects an increase in loans and deposits from June 30, 1995 to March 31, 1996.

         Cash, due from banks, and overnight deposits increased from $2.0 million at June 30, 1995 to $3.7 million at March 31, 1996, an increase of 90% due to the large increase in deposits from June 30, 1995 to March 31, 1996. Investment securities, securities available for sale, and mortgage-backed securities were $5.2 million at March 31, 1996, a decrease of $2.8 million from June 30, 1995 or 35.3%. The decrease resulted from the increased demand in lending as funds provided by maturing investment securities and securities available for sale were used to finance the increase in loans.

         Loans receivable, net of the provision of loan losses, increased from $36.9 million at June 30, 1995 to $40.5 million at March 31, 1996, an increase of $3.6 million or 9.7%. The increase primarily resulted from greater loan demand from consumers attributable to stable interest rates charged during the quarter and the possibility of higher rates in the future.

         At March 31, 1996, total non-performing loans and other non-performing assets amounted to $283,000 and $0, respectively, as compared to $79,000 and $68,000, respectively, at June 30, 1995. The increase of $204,000 or 258% is due to the increased number of delinquent loans. Potential problem loans at March 31, 1996 amounted to $1.2 million as compared to $1.1 million at June 30, 1995. Potential problem loans increased $0.1 million during the nine months ended March 31, 1996, due to the addition of several loans that are consistently late. During the three and nine months ended March 31, 1996, the Bank's provision for loan loss was $0 and $11,000, respectively, and at March 31, 1996, its allowance for loan losses was $260,000 as compared to $264,000 at June 30, 1995, and represented 92% of total non-performing loans at March 31, 1996.

         Deposits increased from $40.4 million at June 30, 1995 to $42.4 million at March 31, 1996, an increase of $2.0 million or 4.8%. Management believes that this increase is primarily due to the Bank's pricing of interest rates payable on its deposits to be competitive with its market area.

Results of Operations

         Net Income. Net income for the three months ended March 31, 1996 increased $27,000, or 31.8%, to $112,000 from $85,000 for the three months ended March 31, 1995. The increase was primarily attributable to the steady increase in net interest income earned by the Bank on its adjustable rate mortgage loans, which exceeded the increase in the interest rates paid on the Bank's deposits.

         Net income for the nine months ended March 31, 1996, decreased $74,000, or 22.3%, to $252,000 from $326,000 for the nine months ended March 31, 1995. Such decrease was primarily attributable to an increase in interest expense, an increase in provision for loan losses, a general increase in salary and employee benefits, which include the accruals for the ESOP and MRP, an increase in other operating expenses due to consultation fees as a public company, and offset in part by an increase in interest income.

         Net Interest Income. Net interest income for the quarter ended March 31, 1996 was $446,000, an increase of $66,000 or 17.4% as compared to $380,000 for the quarter ended March 31, 1995. This increase was due primarily to the steady increase in net interest income earned by the Bank on its adjustable rate mortgage loans, which exceeded the increase in the interest rates paid on the Bank's deposits. The net yield on interest-earning assets increased to 2.84% for the quarter ended March 31, 1996, from 2.48% for the quarter ended March 31, 1995, while the ratio of average interest-earning assets to average interest-bearing liabilities increased from 112.8% to 114.5% for the same respective periods.

         Net interest income increased by $65,000 for the nine months ended March 31, 1996 compared to the nine months ended March 31, 1995. This increase was also due primarily to the steady increase in net interest income earned by the Bank on its adjustable rate mortgage loans that exceeded the increase in the interest rates paid on deposits. The net yield on interest-earning assets decreased to 2.73% for the nine month period ended March 31, 1996, from 2.78% for the nine month period ended March 31, 1995, due to the Bank's use of maturing investment securities and proceeds from the sale of securities available for sale to fund increased loan demand, and due to an increase in rates offered on certificates of deposit to reduce the outflow of deposits. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 113.2% from 112.1% for the same respective periods. The effect on net interest income of such decrease in net yield was more than offset by the increase in the ratio of interest-earning assets to interest-bearing liabilities during the same period.

         Interest Income. Interest income for the quarter ended March 31, 1996, was $973,000, an increase of $163,000 or 20.1% as compared to $810,000 for the quarter ended March 31, 1995. The increase resulted primarily from a 80 basis point increase in the average yield on interest-bearing assets, from 7.02% during the quarter ended March 31, 1995 to 7.82% during the quarter ended March 31, 1996. The increase in average yield reflects the $3.6 million or 9.7% increase in net loans receivable during the quarter ended March 31, 1996, as compared to the quarter ended March 31, 1995.

         Interest income for the nine month period ended March 31, 1996, was $2,845,000, an increase of $427,000 or 17.8% as compared to $2,418,000 for the nine month period ended March 31, 1995. The increase in interest income resulted primarily from a 89 basis point increase in the average yield on interest-bearing assets, from 6.81% for the nine month period ended March 31, 1995 to 7.70% for the nine month period ended March 31, 1996.

         Interest Expense. Total interest expense increased from $0.4 million for the quarter ended March 31, 1995 to $0.5 million for the quarter ended March 31, 1996, reflecting the increase in the Bank's deposit rates to maintain deposit accounts and to be more competitive with the other banks in the area. The average cost of deposits increased by 44 basis points from 4.54% for the quarter ended March 31, 1995 to 4.98% for the quarter ended March 31, 1996.

         Interest expense increased from $1.2 million for the nine month period ended March 31, 1995 to $1.6 million for the nine month period ended March 31, 1996. The increase of $0.4 million reflects the increase in the deposit rates paid in order to maintain deposit accounts. The average cost of deposits increased by 94 basis points from 4.03% for the nine month period ended March 31, 1995 to 4.97% for the nine month period ended March 31, 1996.


          Provision for Loan Losses. The provision for loan losses for the three and nine months ended March 31, 1996 was $0 and $11,000, respectively, as compared to $0 and $3,000, respectively, for the same three and nine month period in 1995. The increase in the provision of $8,000 for the nine months ended March 31, 1996 is primarily due to reflect the current level of the Bank's allowance for loan losses. Charge-offs during the three and nine months ended were $0 and $14,000 respectively. Further, the Bank's total allowance for loan losses was $260,000 at March 31, 1996 as compared to $263,000 at March 31, 1995. Classified assets at March 31, 1996 increased to $1,148,000, an increase of $106,000 or 10.2%, as compared to $1,042,000 at March 31, 1995 due to the addition of several loans that are classified as scheduled items. In determining its provision for loan losses, management considers various factors, including the current level of the allowance for loan losses as compared to the total non-performing loans, the assessment of the risk inherent in the potential problem loans identified as of March 31, 1996, and the overall composition of its loan portfolio. Therefore, no provision was made during this quarter.

         Non-interest Income. Non-interest income for the quarters ended March 31, 1996 and March 31, 1995 was $41,000. These accounts reflect NOW account fee charges, life insurance commission revenues, and fees earned from premature redemption of certificates of deposits.

         Non-interest income increased to $116,000 for the nine months ended March 31, 1996 as compared to $104,000 for the same period in 1995. The increase of $12,000 was primarily due to increases in NOW account fee charges, life insurance commission revenues, and premature redemption of certificates of deposits.

         Non-interest Expense. Non-interest expense for the quarter ended March 31, 1996 was $317,000, an increase of $23,000 or 7.8% as compared to $294,000 for the quarter ended March 31, 1995. The increase was due primarily to a $35,000 increase in salaries and the accruals for the ESOP and MRP plans, a $3,000 increase in data processing expense, offset by a decrease of $15,000 in other operating expenses.

         Non-interest expense increased by $138,000 or 16.1%, to $996,000 for the nine months ended March 31, 1996 from $858,000 for the same period in 1995. Such increase was due primarily to a $114,000 increase in salaries and the accruals for the ESOP and MRP plans, an $8,000 increase in advertising, the addition of the accruals for the Directors Retirement Plan of $5,000, and a $11,000 increase in other operating expenses due to increased professional fees incurred in connection with the proposed merger transaction.

Liquidity and Capital Resources

         The Bank's primary source of funds are deposits and principal and interest payments on loans, mortgage-backed securities and investment securities. While maturities and scheduled amortization of loans, mortgage-backed securities and investment securities are predicable sources of funds, deposit flows and loan and mortgage-backed securities prepayments are strongly influenced by changes in general interest rates, economic conditions and competition.

         The Bank's most liquid assets are cash and cash equivalents and short-term investments. The levels of the Bank's cash and cash equivalents are dependent on the Bank's operating, financing, lending and investing activities during any given period. At March 31, 1996, the Bank's cash and cash equivalents totaled $3.7 million compared to $2.0 million at June 30, 1995. The increase in cash and cash equivalents was due primarily to the Bank's pricing of its deposits to reflect the range of those offered in it market area, and due to investment securities held to maturity and securities available for sale maturing and the proceeds disbursed to the Bank and Company.

         The Bank is required by federal regulations to maintain specified levels of "liquid" assets consisting of cash and other eligible investments. At March 31, 1996, the Bank's liquidity ratio of 17.90% satisfied these requirements. At March 31, 1996, the Bank exceeded all fully phased-in regulatory capital requirements. The table below presents certain information relating to the Bank's capital compliance at March 31, 1996 and June 30, 1995.

                                                                At March 31, 1996                          At June 30, 1995
                                                                       % of                                      % of
                                                          Amount                 Assets              Amount                 Assets
                                                          ------                 ------              ------                 ------
                                                                                   (Dollars in thousands)
Tangible Capital .............................            $6,263                  12.4%              $5,930                  12.6%
Core Capital .................................             6,263                  12.4%               5,930                  12.6%
Risk Based Capital ...........................             6,514                  22.7%               6,184                  24.5%

PART II.  OTHER INFORMATION

  Item 1.  Legal Proceedings

    None

  Item 2.  Changes in Securities

    None

  Item 3.  Defaults upon Senior Securities

    None

  Item 4.  Submission of Matters to a
             Vote of Security Holders

    None

  Item 5.  Other Information

    None

  Item 6.  Exhibits and Reports on Form 8-K

    (a)  Exhibits.

         2. Agreement and Plan of Reorganization as of March 23, 1996 between First Southern Bancorp, Inc. and Lincoln Financial Bancorp, Inc., is incorporated by reference to Exhibit 2 to Current Report on Form 8-K dated March 25, 1996.

         27. Financial Data Schedule

    (b)  Reports on Form 8-K.

         The Company filed a Current Report on Form 8-K dated March 25, 1996 to announce the signing of an agreement with First Southern Bancorp, Inc., providing for the acquisition of the Company by First Southern.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              Lincoln Financial Bancorp, Inc.


Date: May  7,  1996                           /s/ Bruce Edgington
                                              -------------------
                                              Bruce Edgington
                                              President, Chief Executive Officer
                                              (Director and Principal Executive
                                               Officer)



Date: May  7,  1996                           /s/ Donna Delaney
                                              -----------------
                                              Donna Delaney
                                              Chief Financial Officer
                                              (Principal Finance and Accounting
                                               Officer)

                                   APPENDIX C
                                                                  July 31, 1996


Board of Directors
Lincoln Financial Bancorp, Inc.
111 West Main Street
Stanford, Kentucky 40484

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Lincoln Financial Bancorp, Inc. Stanford, Kentucky ("Company"), and it's wholly owned subsidiary Lincoln Federal Savings Bank ("Bank"), of the proposed acquisition of the Company by First Southern Bancorp, Inc. Stanford, Kentucky ("First Southern"). In the proposed merger, Company shareholders will receive a total of approximately Nine Million Nine Hundred and Fifty Seven Thousand, Five Hundred and Forty Six Dollars and Seventy-Nine Cents ($9,957,546.79) in cash , based upon a price of $22.01 per share of Company common stock and $9.51 per option share, assuming a total of 436,457 shares of Company common stock and MRP shares outstanding and 36,922 option shares outstanding on the Closing Date, subject to certain adjustments as defined by the Plan and Agreement of Merger between First Southern and the Company (the "Agreement").

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS reviewed and analyzed the historical performance of the Company as set fourth in: (i) June 30, 1995 Holding Company audited Annual Report and 10K filed with the SEC; (ii) March 31, 1996, December 31 and September 30, 1995 Holding Company 10Qs filed with the SEC; (iii) March 31, 1996, December 31, September 30, and June 30, 1995 Thrift Financial Reports as filed with the Office of Thrift Supervision; (iv) June 30, 1995 Uniform Thrift Performance Report for the Bank; (v) September 25, 1995 proxy statement;
(vi) May 16, 1994 Offering Circular and Prospectus for the conversion of the Bank to a stock form Holding Company; (vii) historical common stock trading activity of the Company; and (viii) the premises and other fixed assets. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed, as well as, other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. We have reviewed and tabulated consolidated statistical data regarding growth, growth prospects for service markets, liquidity, asset composition and quality, profitability, leverage and capital adequacy. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

We have not compiled, reviewed or audited the financial statements of the Company or First Southern, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or First Southern.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.


                                                Very truly yours,
                                                PROFESSIONAL BANK SERVICES, INC.


                                                /s/Christopher L. Hargrove

                                                Christopher L. Hargrove
                                                Vice President

                                   APPENDIX D

                  AMENDED AGREEMENT AND PLAN OF REORGANIZATION

                  THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of this 23rd day of March, 1996, as amended, as of this 6th day of June, 1996 between FIRST SOUTHERN BANCORP, INC., a Kentucky corporation ("Corporation"), FSB ACQUISITION CORPORATION, a Kentucky corporation ("Acquisition Corp"), and LINCOLN FINANCIAL BANCORP, INC., a Delaware corporation ("LFB").

                              W I T N E S S E T H:

                  The Boards of Directors of Corporation, Acquisition Corp, and LFB have approved, and deem it advisable and in their respective shareholders' best interests to consummate, the business combination transaction (the "Merger") provided for herein and in the Restated Plan of Merger between Corporation, Acquisition Corp and LFB executed of even date herewith, a copy of which is attached to this Agreement as Exhibit A and incorporated by reference herein as if fully set out herein (the "Restated Plan").

                  As a condition to, and immediately after the execution of, this Agreement, Corporation and LFB are entering into a Stock Option Agreement pursuant to which LFB has granted Corporation an option exercisable upon the occurrence of certain events (the "Stock Option Agreement").

                  Corporation, Acquisition Corp, and LFB are willing to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                  NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, agreements and undertakings herein contained, the parties hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

             "BHCA" shall mean the Bank Holding Company Act cf 1956, as amended.

             "Bank" shall mean Lincoln Federal Savings Bank, a wholly owned subsidiary of LFB.

             "Closing" shall mean the closing of the transactions contemplated herein and in the Restated Plan, and "Closing Date" shall mean the date and time specified pursuant to Section 2.2 hereof as the date of the Closing.

             "Commission" shall mean the Securities and Exchange Commission.

             "Effective Time" is defined at Section 2.1.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

             "Exchange Act" means the Securities Exchange Act of 1934, as amended.

             "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

             "GLC" means the General Corporation Law of the State of Delaware.

             "HOLA" means the Home Owners' Loan Act.

             "KBCA" shall mean the Kentucky Business Corporation Act.

             "LFB Common Stock" is defined at Section 4.1.B.

             "LFB Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes) of LFB as of June 30, 1995 and 1994, the related audited consolidated statements of income, changes in shareholders' equity, and statements of cash flows (including related notes) for the years ended June 30, 1995 and 1994, and the unaudited balance sheet as of December 31, 1995 and the consolidated statements of income, changes in shareholders I equity and cash flows (including related notes) of LFB for the six months ended December 31, 1995, and (iii) the unaudited consolidated balance sheet and related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of LFB with respect to periods ending subsequent to December 31, 1995.

             "LFB SEC Documents" is defined at Section 4.1D.

             "LFB Subsidiary" is defined at Section 4.1C.

             "OTS" shall mean the office of Thrift Supervision.

             "Proxy Statement" shall mean the proxy statement together with any supplements thereto sent to the shareholders of LFB to solicit their votes in connection with this Agreement and the Restated Plan.

             "Securities Laws" shall mean [i] the Securities Act of 1933, as amended (the "Securities Act"); the Exchange Act; the Investment Company Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder, and [ii] all applicable state securities laws.


                                    ARTICLE 2

                                   The Merger

         2.1 The Merger. Upon the terms and conditions set forth in this Agreement and the Restated Plan, at the Effective Time (as hereinafter defined), Acquisition Corp shall be merged with and into LFB in accordance with the provisions of and with the effect provided in the KBCA and GCL. The terms of the Merger shall be as set forth in this Agreement and the Restated Plan.

         2.2 Effective Time of Merger. Upon the terms and conditions set forth in this Agreement and the Restated Plan, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Acquisition Corp and LFB, and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky for filing as provided in the KBCA, and to the Secretary of State of the State of Delaware for filing as provided in the GCL, on the Closing Date. The Merger shall become effective upon the filing with the Delaware Secretary of State and the Kentucky Secretary of State, or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time").

         2.3 Conversion of LFB Capital Stock.

                  A. Conversion of LFB Common Stock. Except for Dissenting Shares (as defined below), each share cf LFB Common Stock issued and outstanding immediately prior to the Effective Time (which shares shall include, without limitation, 29,440 shares of LFB Common Stock owned by the LFB Employee Stock Ownership Plan ("ESOP") and 16,928 shares originally held by the Trust (the "MRP Trust") formed under the LFB Management Recognition Plan ("MRP"), 13,557 of which have been awarded and distributed to participants or awarded and will be distributable at the Effective Time, and 3,371 of which are unawarded (the "Unawarded MRP Shares") and will revert to LFB when all trust benefits have been distributed) shall, automatically, by virtue of the Merger and at the Effective Time, be exchanged for and converted into, without any further notice to or on the part of the holder thereof, the right to receive Twenty Two Dollars and One Cent ($22.01), payable in cash; provided, however, that the Unawarded MRP Shares shall be canceled at the Effective Time, to the extent permissible, and the Restated Plan shall he deemed to be automatically amended to provide for the same. At and after the Effective Time, the former holders of shares of LFB Common Stock shall be entitled only to the exchange rights provided for in this
Section 2.3 and in the Restated Plan or to the rights to dissent under Subtitle 13 of the KBCA. Certificates previously representing shares of LFB Common Stock shall be exchanged for the cash consideration provided for herein upon the surrender of such certificates in accordance with the Restated Plan.

                  B. Dissenting Shareholders. If any holder of shares of LFB Common Stock shall, in accordance with the provisions of applicable law, seek appraisal and perfect dissenting shareholder rights to be paid the fair value of his or her shares ("Dissenting Shares"), then such holder shall be entitled to receive such value as may be established pursuant to such provisions. LFB shall give Corporation prompt notice of any written objections or demands received from any shareholder pursuant to such provisions, and shall give Corporation the opportunity to participate in all proceedings with respect to any such objections or demands.

         2.4 Stock Options. At or prior to the Closing, LFB shall cause each option (whether or not vested) to purchase shares of LFB Common Stock (the "Options") under the LFB 1994 Stock Option and Incentive Plan (the "Option Plan") to be canceled in exchange for the consideration set forth in this
Section 2.4. At the Effective Time, each Option shall be exchanged for cash equal to the product of [i] the total number of shares of LFB Common Stock subject to the Option and [ii] Nine Dollars and Fifty-One Cents ($9.51). The Option Plan shall terminate as of the Effective Time.

         2.5 Escrow Deposit. Upon execution of this Agreement, Corporation shall deliver the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the "Escrow Deposit") with LFB to be held in escrow in accordance with the terms of this
Section 2.5. If the Merger is consummated, the Escrow Deposit shall be returned to Corporation on the Closing Date. Upon the termination of this Agreement prior to the Closing Date, the Escrow Deposit shall only he returned to Corporation on the date of such termination if such termination was properly made by Corporation pursuant to Section 6.2B of this Agreement. Otherwise, LFB shall be entitled to and shall retain the Escrow Deposit for its benefit and the benefit of its shareholders.

         2.6 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to he specified by Corporation (the "Closing Date"), which shall be no later than the fifth business day following the last to occur of [i] the effective date of the last order, approval, or exemption of any federal or state regulatory agency approving or exempting the Merger if such action is required, and [ii] the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, at the offices of Wyatt, Tarrant & Combs, 2800 Citizens Plaza, Louisville, Kentucky, or at such other date and time, and at such other place, as may he mutually agreed upon by Corporation and LFB. In the event the Effective Time does not occur on or before November 1, 1996, LFB shall have the option either to (a) extend the Closing Date to a date not later than January 2, 1997, or (b) declare and pay a dividend on shares of LFB Common Stock in an amount not to exceed $.12 per share of LFB Common Stock.

                                    ARTICLE 3

                                    COVENANTS

         3.1 Shareholders, Meeting. This Agreement and the Restated Plan shall be submitted for approval to the shareholders of LFB at a meeting to be called and held in accordance with the applicable provisions of law and the Certificate of Incorporation and Bylaws of LFB (the "Meeting"). LFB shall cause the Meeting to be held as promptly as practicable after the date hereof and shall disseminate to its shareholders all materials required of it under law to be disseminated in connection with the consideration by the shareholders of this Agreement and the Restated Plan. Unless inconsistent with its fiduciary duties, the Board of Directors of LFB shall recommend that its shareholders adopt and approve this Agreement and the Restated Plan at the Meeting, and shall take all action necessary or helpful to secure a vote of shareholders in favor of the Merger. Immediately after the Meeting, LFB shall notify Corporation of the results of the Meeting.

         3.2 Proxy Statement. As promptly as practicable after the date hereof, LFB shall prepare the Proxy Statement to be mailed to the shareholders of LFB in connection with the Merger. Corporation and LFB shall cooperate with each other in order to facilitate the preparation, filing and clearance of the Proxy Statement under the Securities Laws. Each of Corporation and LFB will promptly advise the other if it determines that any information furnished by it to the other specifically for use in the Proxy Statement included therein, is or becomes false or misleading in any material respect. In no event shall either party hereto be liable for, and each party shall indemnify and hold the other harmless from, any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning the other party furnished by such other party specifically for use in the Proxy Statement.

         3.3 Access to Information.

                  A. LFB shall afford to the officers, employees, accountants, counsel and other representatives of Corporation, access, during normal business hours during the period prior to the Effective Time, to all the properties, books, contracts, commitments and records of LFB and, during such period, LFB shall (and shall cause each of the LFB Subsidiaries to), make available to Corporation (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant, to the requirements of the Securities Laws or federal or state banking laws, such reports, statements and other documents to be furnished promptly after their filing or the preparation thereof, and (ii) all other information concerning its business, properties and personnel as Corporation may reasonably request. Corporation shall provide LFB with prompt written notice of any fact, event, act, omission or other matter the existence of which Corporation reasonably believes would make any of the representations or warranties contained in this Agreement by LFB to be materially inaccurate.

                  B.  Corporation  shall  afford  to  the  officers,  employees, accountants, counsel and other representatives of LFB access, during normal business hours during the period prior to the Effective Time, to all the books and records of Corporation as LFB may reasonably request to determine
Corporation's ability to consummate the transactions contemplated by this Agreement and the Restated Plan.

                  C. Corporation acknowledges and agrees that any and all information concerning LFB and its business disclosed or made available to Corporation hereunder shall constitute Evaluation Material (as defined in the Confidentiality Agreement dated January 18, 1996 between Corporation and LFB (the "Confidentiality Agreement")) and that Corporation reaffirms its obligations under the Confidentiality Agreement with respect to all such Evaluation Material whether disclosed hereunder or otherwise. Corporation and LFB shall each, and each shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained from the other in such investigation (including information obtained prior to the date hereof) which is not otherwise publicly disclosed, other than as a result of a disclosure by the other party or the other party's representatives (unless such information (i) thereafter becomes lawfully obtainable from other sources or
(ii) is required to be disclosed in any application required to be filed hereunder with any governmental agency or authority and confidential treatment of such information is requested), and to return all such information, and not retain any copies, extracts, or other reproductions in whole or in part, if this Agreement is terminated pursuant to Article 6, said undertakings to survive any termination of this Agreement pursuant to Article 6. No investigation by either Corporation or LFB shall affect the representations and warranties to the other except to the extent such representations and warranties are by their terms qualified by disclosures made to the other party. The undertakings in this
Section 3.3C shall survive any termination of this Agreement.

                  D. Notwithstanding any other provision contained herein, if either Corporation or LFB shall be aware of any breach of any of the other party's representations or warranties contained herein on the date of execution of this Agreement, whether by virtue of such party's due diligence investigation of the other party prescribed herein or otherwise, such party shall be deemed to have waived its rights contained herein to refuse to consummate the Merger on account of such breach and the existence or occurrence of such breach and any event or fact related to such breach shall not be deemed to constitute an unsatisfied condition to such party's obligations to consummate the Merger, including, without limitation, the conditions contained in Sections 5.1C, 5.1D, 5.2C, and 5.2D.

         3.4 Cooperation. LFB and Corporation shall proceed expeditiously and cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals, and in the taking of any other action and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms provided herein and in the Restated Plan. Corporation shall, and LFB shall, and shall cause each LFB Subsidiary to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement and the Restated Plan, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement and the Restated Plan. Each of LFB and Corporation shall cooperate fully with, and provide true, complete and accurate information to, the other in connection with their requests and applications for consents and governmental clearance, approvals, licenses or permits, if any, which are necessary for the Merger and Corporation's ownership and operation of LFB's business following the Merger.

         3.5 Conduct of Business Prior to Closing. Except with the prior written consent of Corporation or as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the Effective Time or the date this Agreement is terminated, neither LFB nor any LFB Subsidiary shall:

                  A. conduct its business other than in the usual, regular and ordinary course or fail to use its best efforts to preserve its business organization intact or to keep available to Corporation the services of its present officers and employees or to preserve the good will of its customers and others having business relations with it;

                  B. fail to comply in all material respects with all applicable laws and regulations which relate to the conduct of its business;

                  C. amend its certificate of incorporation or charter or by-laws;

                  D. issue any shares of authorized capital stock, except upon the proper exercise of an outstanding option pursuant to the Option Plan, or securities convertible into such shares, or purchase, redeem, retire or otherwise acquire any of its outstanding shares, or sell or give any option or right to purchase, hypothecate, pledge or otherwise encumber or dispose of any such shares or any shares held in treasury, if any, make or effect any other change in the structure or composition of its capital stock or agree to do any of the foregoing;

                  E. in the case of LFB only,  declare or pay any   dividends or
otherwise make distributions with respect to its capital stock, except as provided in Section 2.6 of this Agreement;

                  F. enter into, adopt, amend or terminate any employee benefit plan, except as required by law, or enter into any employment agreement with any person or, except in a manner consistent with past practices, grant any increase in the compensation (including bonus and benefit plans and all other non-cash compensation) of any of its employees;

                  G. borrow or agree to borrow any amount of funds or incur any obligation or liability except in the ordinary course of business consistent with prior practice, or guarantee or agree to guarantee any material obligations of others except for letters of credit and guaranties of signatures in the ordinary course of business;

                  H. except in the ordinary course of business, cancel any indebtedness owing to it or any claims that it might have possessed, waive any material rights of substantial value or sell, lease, encumber, otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets;

                  I. solicit or encourage (including by way of furnishing nonpublic information) inquiries, or authorize or permit any of its officers, directors, employees, advisors or representatives to solicit or encourage, any takeover proposal, as defined below, or, unless LFB's Board of Directors, upon the advice of counsel, has reasonably determined in good faith that the failure to do so would cause the Board of Directors to breach their fiduciary duties under applicable law, (i) take any other action to facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or (ii) agree to or endorse any takeover proposal, or (iii) participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. LFB shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Corporation with respect to any takeover proposal. LFB shall immediately advise Corporation following the receipt by it of any takeover proposal and the details thereof, and advise Corporation of any developments with respect to any takeover proposal immediately upon the occurrence thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving LFB or any LFB Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or earning power of, LFB or any LFB Subsidiary other than the transactions contemplated by this Agreement;

                  J. amend, modify or terminate any material agreement or contract other than in the ordinary course of business or commit any act or omit to do any act that would cause a breach of any lease, contract or commitment to which it is a party or by which its property or business is bound or affected, or which would have a material adverse effect on its financial condition, operations or assets; or

                  K. enter into or agree to enter into any agreement or contract that would have been required to be disclosed on a schedule pursuant to this Agreement, other than such contracts and agreements entered into in the ordinary course of business.

         3.6 Termination Payment. If this Agreement is terminated pursuant to its terms other than by LFB pursuant to Section 6.2C and a Purchase Event, as defined below, shall have occurred or shall occur prior to December 31, 1996, LFB shall pay promptly to Corporation, in immediately available funds, on the date of such Purchase Event, the sum of Five Hundred Thousand Dollars ($500,000.00).
A "Purchase Event" shall have occurred when:

                  A. LFB shall have entered into an agreement with any person (other than the Corporation or any of its subsidiaries) pursuant to which such person would: (x) merge or consolidate with, or enter into any similar transaction with LFB or the Bank; (y) purchase, lease or otherwise acquire all or substantially all of the assets of LFB or the Bank; or (z) purchase or otherwise acquire (by merger, consolidation, share exchange or similar transaction) securities representing twenty-five percent (25%) or more of the voting shares of LFB or the Bank; or

                  B. any person (other than Corporation or any of its Subsidiaries) shall have purchased or otherwise acquired, pursuant to a tender offer or otherwise, beneficial ownership of securities representing twenty five percent (25%) or more of the voting shares of LFB or the Bank.

                  C. "Person" and   "beneficial  ownership"  shall have the same
meanings as in Sections 3(a)(9) and 13(d) of the Exchange Act.

         3.7 Employee Benefit Plans.

                  A. At, or as soon as administratively feasible after (in which event the benefits of LFB and Bank shall remain in effect until Corporation benefits apply) the Effective Time, employees and officers of LFB and Bank shall be provided with benefits that Corporation generally provides to its employees and officers from time to time, including, but not limited to, life, medical and hospitalization and disability insurance and sick pay, personal leave, vacation and severance benefits, on a non-discriminatory and substantially similar basis. For purposes of providing such benefits to employees and officers of LFB and Bank after the Effective Time, Corporation shall credit such employees and officers for years of service at LFB and Bank prior to the Effective Time for purposes of eligibility and benefits amounts or privileges paid or provided, and no preexisting condition limitations or waiting periods shall apply to such employees who become employees of Corporation at the Effective Time.

                  B. Employees of LFB and Bank shall commence participation in Corporation's retirement plans as soon as administratively feasible after the Effective Time. For purposes of eligibility and vesting in Corporation's retirement plans, employees of LFB and Bank will be given credit for past service with LFB and Bank for purposes of eligibility and vesting in those plans.

                  C. Subject to the provisions of the ESOP and applicable law, including, without limitation, the continued qualification of the ESOP under
Section 401 of the Code and the  continued  tax-exempt  status of the ESOP under
Section 501 of the Code, the ESOP shall be terminated as of the Effective Time, the proceeds of the merger of LFB into Corporation (after repayment of the ESOP's loan) shall be allocated to the accounts of participants in accordance with the terms of the ESOP and applicable law, all participants shall be 100% vested and distributions from the ESOP shall he made as soon as practicable, taking into account any Internal Revenue Service filing Corporation, LFB or Bank deem necessary or desirable in connection with the termination. Employees of LFB and Bank shall have the option of rolling their cash distribution from the ESOP into Corporation's 401(k) plan.

                  D. Upon the Effective Time, the shares of LFB Common Stock held by the Trust created to fund the MRP shall be converted into cash in accordance with Section 2.3 of this Agreement, and that cash shall be distributed (along with dividends previously paid on awarded shares and earnings on those dividends) to participants in the MRP in accordance with their awards, which awards will become 100% immediately vested upon the Effective Time. Thereafter, the MRP shall be terminated and the cash attributable to LFB Common Stock that was not subject to an award shall be distributed to the Bank.

                  E. It is the express understanding and intention of Corporation and LFB that no employee of LFB, Bank or any LFB Subsidiary or other person shall be deemed to be a third party beneficiary, or have or acquire any right to enforce the provisions of this Section 3.7.

         3.8 Employees. LFB expresses the hope that Corporation intends to employ LFB's employees currently employed by LFB and Bank upon the Effective Time either at the Bank or with Corporation or its affiliates. This Section 3.8 does not create any employment right with current employees of LFB or LFB Subsidiary with Corporation.

         3.9 Indemnification; Directors' and Officers' Insurance.

                  A. Corporation  agrees that from and after the Effective Time,
Corporation will indemnify and hold harmless each present and former director and officer of LFB and its Subsidiaries (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that LFB or such Subsidiary would have been permitted under applicable law and the certificate of incorporation or charter or bylaws of LFB or such Subsidiary in effect on the date hereof to indemnify such person (and Corporation shall advance expenses as incurred to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to such indemnification).

                  B. Any Indemnified Party wishing to claim indemnification under section 3.9A, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Corporation thereof, provided that the failure so to notify shall not affect the obligations of Corporation under this
Section 3.9 unless and to the extent such failure materially prejudices Corporation's defense of such claim. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), [i] Corporation shall have the right to assume the defense thereof and Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided, that, unless counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest, Corporation shall be obligated pursuant to this paragraph B to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; [ii] the Indemnified Parties will cooperate in the defense of any such Litigation, and [iii] and Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                  C. From and after the Effective Time, the directors and officers of LFB and its Subsidiaries who become directors or officers of Corporation or any of its subsidiaries, except for the indemnification rights set forth in Section 3.9A, shall have indemnification rights (with respect to their capacities as directors, officers or employees of Corporation or any of its subsidiaries at or after the Effective Time) with prospective application only. The prospective indemnification rights shall consist of such rights to which directors and officers of Corporation and its subsidiaries are entitled under the provisions of the Articles of Incorporation or similar governing documents and bylaws of Corporation and its subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time.

                  D. For a period of six years after the Effective Time, LFB and Corporation shall use reasonable efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former directors and officers of LFB and its Subsidiaries with respect to claims against such officers and directors arising from facts or events which occurred at or before the Effective Time; provided such coverage is reasonably available and provided, further, that officers and directors of LFB and its Subsidiaries may be required to make application and provide customary representations and warranties to Corporation's insurance carrier for the purpose of obtaining such insurance.

                  E. From and after the Effective Time, Corporation shall cause the directors and officers of LFB and its subsidiaries who become directors or officers of Corporation or any of its subsid iaries to be covered by Corporation's directors and officers liability insurance policy on a basis at least equal to the coverage currently provided to the directors and officers of Corporation and its' subsidiaries.

                  F. The provisions of this Section 3.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and representatives.

         3.10 Press Releases. All parties to this Agreement agree that any press release or other public announcement by either party pertaining to the Merger shall be coordinated with the other parties hereto; provided, however, that nothing contained herein shall prohibit either party from making any disclosure required by law which its counsel deems necessary, provided the other party is given written notice thereof.

         3.11 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the Restated Plan, each party to this Agreement shall take all such necessary action.

         3.12 Regulatory Filings. The Corporation shall deliver to LFB copies of all applications, reports, correspondence, filings and other documents prepared by the Corporation seeking approval of the transactions contemplated herein from the OTS or other appropriate regulatory authorities (the "Regulatory Filings") not less than two days prior to the Corporation's filing thereof. The Corporation shall further, promptly upon receipt, provide LFB with copies of any and all responses, correspondence or other materials received from the OTS or other appropriate authorities in connection with such Regulatory Filings.


                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                       WITH RESPECT TO LFB AND CORPORATION

         4.1 LFB's Representations and Warranties. LFB hereby represents and warrants to Corporation that, except as set forth on LFB's Disclosure Schedule delivered herewith to Corporation (the "LFB Disclosure Schedule,):

                  A. Corporate Standing; Authorization.

                           [i] LFB is a savings and loan holding company registered under the Home Owners' Loan Act and a Delaware corporation, duly organized and validly existing under the laws of the State of Delaware. LFB has paid all fees due and owing to the office of the Delaware Secretary of State, has delivered to that office its most recent annual report as required by the GCL, and has never filed articles of dissolution with the Delaware Secretary of State. LFB has delivered to Corporation true and correct copies of the Certificate of Incorporation and Bylaws of LFB and all amendments thereto through the date hereof. LFB has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                            [ii] The execution and delivery of this Agreement and the Restated Plan do not, and the consummation of the transactions contemplated hereby and thereby will not materially conflict with, or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or gave rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, or the creation of a material lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, shall be deemed hereunder a "Violation") pursuant to, any provision of the articles of incorporation or charter or bylaws of LFB or any LFB
          Subsidiary, or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declaration and filings referred to in paragraph [iii] below, result in any material Violation of any material loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 4.1L) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LFB or any LFB Subsidiary or their respective properties or assets.

                           [iii] Except (a) for consents, approvals, orders, and authorizations from applicable regulatory authorities including the Federal Reserve and the OTS, and (b) for the filing of Articles of Merger with the Kentucky Secretary of State and the Delaware Secretary of State, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to LFB or any LFB Subsidiary in connection with the execution and delivery of this Agreement and the Restated Plan, or the consummation by LFB of the transactions contemplated hereby and thereby.

                           [iv]  LFB  has  all  requisite  corporate  power  and
         authority   to  enter  into  and,   subject  to  the  approval  of  its
         shareholders, to consummate the transactions contemplated by this Agreement and the Restated Plan. The execution and delivery of this Agreement and the Restated Plan and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of LFB, subject to the approval of this Agreement and the Restated Plan by the shareholders of

         LFB. This Agreement and the Restated Plan have been duly executed and delivered by LFB, and constitute the legal, valid and binding obligations of LFB enforceable against it in accordance with their terms.

                  B. Capital Structure of LFB. The authorized capital stock of LFB consists of 1,900,000 shares of common stock, $.01 par value per share ("LFB Common Stock") and 100,000 shares of serial preferred stock, $.01 par value per share ("LFB Preferred Stock"). At the date hereof, 440,128 shares of LFB Common Stock (3,371 of which are owned by the MRP Trust and have not been awarded to participants in the MRP) are validly issued and outstanding and fully paid and nonassessable, no shares are held by LFB in treasury, and 36,922 shares are reserved for issuance upon the exercise of outstanding options. At the date hereof, no shares of LFB Preferred Stock are outstanding. There is outstanding no subscription, option, warrant, call or commitment of any character relating to shares of LFB's capital stock or any instruments that can be converted into shares of LFB's capital stock. None of the shares of LFB Common Stock have been issued in violation of any preemptive right. There are no outstanding contractual obligations of LFB or any LFB Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of LFB. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of LFB may vote are issued or outstanding.

                   C. Subsidiaries. The LFB Disclosure Schedule sets out each company or other organization, whether incorporated or unincorporated, of which LFB is a general partner or at least a majority of the securities or other interests is directly or indirectly owned or controlled by LFB (each such company or other organization is referred to in this Agreement as a "LFB Subsidiary"). Each LFB
Subsidiary is duly chartered, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and (a) has in all material respects, all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted, and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary. LFB has delivered to Corporation true and correct copies of the Articles of Incorporation or Charter and Bylaws of each LFB Subsidiary, as amended through the date hereof. The Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and engages only in activities (and holds properties of the types) permitted by the HOLA and the rules and regulations promulgated by the OTS thereunder or the FDIC for insured depository institutions. The Bank's deposit accounts are insured by the Savings Association Insurance Fund as administered by the FDIC to the fullest extent permitted under applicable law. The LFB Disclosure Schedule sets out the authorized, issued and outstanding capital stock of each LFB Subsidiary. No shares of capital stock of any LFB Subsidiary are held in treasury. All of the outstanding shares of capital stock of each LFB Subsidiary are validly issued and outstanding and are fully paid and nonassessable and such shares are wholly owned by LFB directly, free and clear of all liens, claims and encumbrances. There is outstanding no subscription, option, warrant, call or commitment of any character relating to or any instruments that can he converted into shares of the capital stock of any LFB Subsidiary. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) of any LFB Subsidiary are issued or outstanding.

                   D. SEC Documents. LFB has made available to Corporation a true and complete copy of each report, schedule, and registration statement filed by LFB with the Commission since January 1, 1993 through the date hereof (as such documents have since the time of their filing been amended, the "LFB SEC Documents"), which are all the documents that LFB was or will be required to file with the Commission since such date. As of their respective dates, the LFB SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such LFB SEC Documents, and none of the LFB SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of LFB included in the LFB SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form l0-Q of the Commission) and fairly present the consolidated financial position of LFB and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts or other documents required to be filed as exhibits to any of the LFB SEC Documents have been or will be so filed. All reports, schedules and statements hereafter filed by LFB with the Commission which LFB shall deliver to Corporation pursuant to Section 3.3 hereof will comply in all material respects with the requirements of the Securities Laws, and none of such reports, schedules or statements will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of LFB included in such reports, schedules and statements will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and will fairly present the consolidated financial position of LFB and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  E. Proxy Statement. The Proxy Statement, at the date of mailing to shareholders of LFB and at the time of the meeting of such shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that LFB makes no representation as to the accuracy of any information provided by Corporation for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  F. LFB Financial Statements. The LFB Financial Statements were and will be prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and fairly present and will fairly present the financial condition of LFB and the LFB Subsidiaries at the respective dates indicated therein, the results of operation of LFB and the LFB

Subsidiaries for the periods covered thereby and the other financial information purported to be shown thereon. The business of LFB has been conducted only in the ordinary course of business since June 30, 1995.

                  G. Absence of Undisclosed Liabilities. Except as disclosed in the LFB Financial Statements or the LFB SEC Documents, neither LFB nor any LFB Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of LFB and the LFB Subsidiaries taken as a whole.

                  H. Loans and Allowance for Credit Losses. All material loans reflected on the books and records of each LFB Subsidiary have been [i] made for good, valuable and adequate consideration in the ordinary course of business and [ii] evidenced by notes or other evidences of indebtedness that are true and genuine. The allowance for credit losses ("Allowance") shown on the consolidated balance sheet of LFB as of December 31, 1995 included in the LFB Financial Statements was, and the Allowance shown on the consolidated balance sheets of LFB as of dates subsequent to the execution of this Agreement included in the LFB Financial Statements will be, in each case as of the dates thereof, adequate, in the reasonable opinion of management, to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) made by, LFB and each LFB Subsidiary.

                   I. Legal Proceedings. There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of LFB, threatened against LFB or any LFB Subsidiary or against any asset, interest or right of any such company that might, individually or in the aggregate, have a material adverse effect on the financial condition, results of operation or business of LFB or any LFB Subsidiary taken as a whole, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against LFB or any LFB Subsidiary having or which, insofar as reasonably can be foreseen, in the future could have any such effect.

                    J. Agreements with Regulators. Neither LFB, any LFB Subsidiary, nor any officer or director of LFB or any LFB Subsidiary, is a party to any written agreement or memorandum of under standing with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letters from, any banking regulator, nor has LFB or any LFB Subsidiary been advised in writing by any banking regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. No investigation by any governmental entity with respect to LFB or any LFB Subsidiary is pending or, to the best knowledge of LFB, threatened and neither LFB nor any LFB Subsidiary has knowledge of any basis for the commencement of any regulatory or enforcement action against LFB or any LFB Subsidiary by any governmental or regulatory authority.

                  K. Compliance with Laws. LFB and each LFB Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of the businesses of LFB and each LFB Subsidiary and is in compliance in all material respects with the terms thereof. LFB and each LFB Subsidiary has complied with in all material respects and is not in any default under (and has not been charged with or received notice with respect to nor, to the best of its knowledge, are threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, except for possible violations or defaults that, individually or in the aggregate, would not have a material adverse effect on LFB and its Subsidiaries taken as a whole. There are no material uncured violations or violations with respect to which refunds or restitution may be required cited in any report concerning LFB or any LFB Subsidiary as a result of examination by any regulatory authority and neither LFB nor any LFB Subsidiary has knowledge of any basis on which refunds or restitution may be required by any regulatory authority.

                  L. Employee Benefit Plans.

                           [i] The LFB  Disclosure  Schedule sets out a list and
         brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Pension Plans"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of LFB or any LFB Subsidiary (collectively, "Benefit Plans"), maintained, or contributed to, by LFB or any LFB Subsidiary for the benefit of any current or former officers or employees of LFB or any LFB Subsidiary. LFB has delivered or made available to Corporation true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Since the date of the most recent LFB Financial Statements, there has not been any adoption or amendment in any material respect by LFB or any LFB Subsidiary of any Benefit Plan. There exist no employment, consulting, severance, termination or indemni fication agreements, arrangements or understandings between LFB or any LFB Subsidiary and any current or former officer, director or key employee of LFB or any LFB Subsidiary. Neither LFB nor any LFB Subsidiary has or maintains any Pension Plan subject to Title IV of ERISA.

                           [ii] No Benefit Plan provides medical or hospital nation benefits to retirees or other former employees, other than benefits provided under the Consolidated Omnibus Budget Reconciliation Act of 1985. Each employee bonus or profit sharing plan providing benefits to any current or former officer, director or employee of LFB or any LFB Subsidiary is terminable by LFB or such LFB Subsidiary without notice at any time.

                           [iii] Each Benefit Plan has been administered in all material respects in accordance with its terms. LFB, each LFB Subsidiary and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Code. All reports, returns and similar documents with respect to the Benefit

         Plans required to be filed with any governmental agency or distributed to any Benefit Plan Participant have been duly and timely filed or distributed. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any liability, and, to the best knowledge of LFB, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                           [iv] All Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination letter has been revoked nor, to the best knowledge of LFB, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                           [v] No Pension Plan that LFB, any LFB Subsidiary or any other company under common control with LFB (within the meaning of Section 4001(a)(14) of ERISA) maintains, or to which LFB, any LFB Subsidiary or any such other company is obligated to contribute is subject to Title IV or Section 302 of the ERISA or Section 412 of the Code. Neither LFB nor any LFB Subsidiary has ever been required to contribute to any multi-employer pension plan (as such term is defined in Section 4001(a)(3) of ERISA).

                           [vi] None of LFB, any LFB Subsidiary or any officer of LFB or any LFB Subsidiary or any of the Benefit Plans which are subject to ERISA, or any trusts created thereunder, any administrator or, to the best knowledge of LFB, any trustee thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility under ERISA, or engaged in any transaction or acted or failed to act in a manner that could subject LFB or any LFB Subsidiary to any material liability for breach of fiduciary duty under ERISA or any other applicable law. Neither any Pension Plans nor any of their related trusts have been terminated.

                           [vii] With respect to any Benefit Plan that is an employee welfare benefit plan: (1) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in
         Section 419(e) of the Code, (2) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (3) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be prospectively amended or terminated without material liability to LFB or any LFB Subsidiary on or at any time after the Effective Time.

                  M. Labor Matters.

                           [i] LFB and each LFB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                           [ii] There is no unfair labor practice charge or complaint or any other matter against or involving LFB or any LFB Subsidiary pending or, to the knowledge of LFB, threatened before the National Labor Relations Board or any court of law;

                           [iii] Neither LFB nor any LFB Subsidiary is a party to or bound by any collective bargaining agreement or any similar labor union arrangement;

                           [iv] There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of LFB threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against LFB or any LFB Subsidiary;

                           [v] There have been no governmental audits of the equal employment opportunity practices of LFB or any LFB Subsidiary and, to the knowledge of LFB, no basis for any such claim exists; and

                           [vi] LFB and each LFB Subsidiary is in compliance in all material respects with the requirements of the Americans With Disabilities Act.

                   N. Brokers. Neither LFB, any LFB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                  O. Assets. LFB and each LFB Subsidiary has good and marketable title to all of the properties and assets, real and personal, tangible and intangible, reflected on the LFB Financial Statements or acquired after the dates thereof, free and clear of all liens, charges, security interests, encumbrances and claims, except for [i] liens for current taxes not yet due and payable, [ii] pledges to secure deposits and other liens incurred in the ordinary course of its business, and [iii] such imperfections or irregularities of title, easements, claims, liens, charges, security interests and encumbrances, if any, as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. All leases by which either of LFB or any LFB Subsidiary leases real or personal property as lessee (other than leases that are the equivalent of extensions of credit) are valid without default in any material respect thereunder by the lessee or, to the best knowledge of LFB, the lessor, and are in full force and effect in accordance with their respective terms.

                  P. Material Contracts. Neither LFB nor any LFB Subsidiary is a party to any:

                            [i] agreement, arrangement or commitment not made in the ordinary course of business consistent with past practices;

                            [ii] employment agreement or any bonus, incentive, deferred compensation, severance pay, profit sharing, retirement, stock purchase, stock option agreement or arrangement or employee benefit plan for or in respect of any employee or former employee;

                            [iii]  collective   bargaining  agreement  or  other
         agreement with any labor union or labor organization;

                            [iv]   material   agreement,   indenture   or  other
         instrument relating to the borrowing of money by LFB, or the guaranty by LFB of any obligation for the borrowing of money;

                            [v] any agreement, contract or commitment containing any covenant materially limiting the freedom of LFB or any LFB Subsidiary to engage in any line of business in any geographic area or to compete with any person;

                            [vi] agreement for loans or the provision, purchase or sale of goods, services or property, or other contract or commitment with any director, officer or employee;

                            [vii]  any  agreement  the   performance   of  which
         involves consideration in excess of $20,000 per year or the performance of which will extend over a period of more than one year.

                  Q. Good Standing of Contracts. No event or condition has occurred or exists, or, to the best knowledge of LFB, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the leases, contracts or agreements to which LFB or any LFB Subsidiary is a party, which default is reasonably likely to result in a material adverse change in the financial condition, results of operation or business of LFB and LFB's Subsidiaries taken as a whole.

                  R. Insurance. The LFB Disclosure Schedule lists all policies of fire, theft, liability and other insurance and bonds maintained with respect to the assets or businesses of LFB and each LFB Subsidiary. All such policies and bonds are valid and enforceable and in full force and effect and neither LFB nor any LFB Subsidiary has received any notice of material premium increases or cancellations with respect to any of such policies and bonds since June 30, 1995. To the best knowledge of LFB, neither LFB nor any LFB Subsidiary is liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds.

                  S. Tax Matters. Each member of the consolidated group of which LFB is a member or has ever been a member (the "Group") has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, and has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in its returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) as reflected on such returns. The most recent LFB Financial Statements reflect, in the reasonable opinion of management, an adequate reserve for all taxes payable by LFB and each LFB Subsidiary accrued through the date of such Financial Statements. No material deficiencies for any taxes have been proposed, asserted or assessed against LFB or any LFB Subsidiary that are not adequately reserved for. The consolidated federal income tax returns of the Group have not been audited during the last five (5) fiscal years of LFB. No audit, examination or investigation is presently being conducted or, to the best knowledge of LFB, threatened by any taxing authority; no unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of any member of the Group.

                   T. Fiduciary Activities. Each LFB Subsidiary's fiduciary and custodial activities have been and are being conducted in all material respects in accordance with all applicable law.

                   U. Environmental Matters. To the best knowledge of LFB:

                           [i] LFB and each LFB Subsidiary is in substantial compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to the environment ("Environmental Laws");

                           [ii] No "Hazardous Wastes" (as hereinafter defined) have ever been generated, transported, treated, stored, released or disposed of on any real property owned or leased by LFB or LFB Subsidiary, except in substantial compliance with all Environmental Laws;

                           [iii] Neither LFB nor any LFB Subsidiary has transported or disposed or caused or permitted any person to transport or dispose of any Hazardous Wastes other than in accordance with all Environmental Laws;

                           [iv] Neither LFB nor any LFB Subsidiary has ever violated any of the Environmental Laws which violation caused a material adverse change in the financial condition of LFB and any LFB Subsidiary taken as a whole;

                           [v] No asbestos, PCBs or other Hazardous Wastes or any petroleum product or constituents thereof is present on, in or under any of the property owned by LFB or any LFB Subsidiary, whether owned or leased or held as OREO (as such term is customarily used) or in which LFB or any LFB Subsidiary has any legal or equitable interest;

                           [vi] There are no loans or other credits included in the loan portfolio of any LFB Subsidiary with respect to which LFB or any LFB Subsidiary is or could incur or become responsible for liability under the Environmental Laws; and

                           [vii] No Hazardous wastes have ever been utilized on any of the property now held or previously held by LFB or any LFB Subsidiary as collateral or otherwise securing any loan made by LFB or any LFB Subsidiary other than in substantial compliance with all Environmental Laws.

                    "Hazardous Wastes" for purposes of this Agreement shall include, without limitation: [i] hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmen tal Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any other applicable federal, state or local law, rule, regulation, ordinance or requirement, all as amended or hereafter amended; [ii] petroleum, including without limitation crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); [iii] any radioactive material, including without limitation any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 et seq.; and [iv] asbestos or any asbestiform minerals in any form or condition.

                  V. Insider Loans. All loans, loan commitments and any other extensions of credit and commitments to extend credit that are currently outstanding by LFB or any LFB Subsidiary to direc tors, officers, or principal shareholders of LFB or any LFB Subsidiary or any of their related interests, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and substantially comply with all applicable provisions of federal and state law. Such loans, extensions and commitments do not include more than a normal risk of collectability.

                  W. Absence of Certain Changes and Events. Since June 30, 1995, LFB and each LFB Subsidiary has conducted its business only in the ordinary course, and has not:

                            [i] Suffered any damage or destruction materially and adversely affecting the properties or business of LFB;

                            [ii]  Entered  into  any  material   commitment   or
         transaction, other than in the ordinary course of business, materially and adversely affecting the operations of LFB;

                           [iii] Made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of LFB or any direct or indirect redemption, purchase or other acquisition of such stock;

                           [iv] Increased the compensation payable or to become payable to any employee, except in accordance with past practice, or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees or entered into or amended any employment, consulting, severance or similar agreement;

                           [v] Incurred any material liability or obligation (absolute, accrued, contingent or otherwise) not incurred in the ordinary course of business consistent with past practice;

                           [vi] Paid, discharged or satisfied any material claim, liability or obligation other than payment in the ordinary course of business consistent with past practice;

                           [vii]      Waived any material claims or rights;

                           [viii] Sold, transferred or otherwise disposed of a material portion of its assets, except in the ordinary course of business consistent with past practice;

                            [ix] Made any change in any method of accounting, or any material practice or principle of accounting;

                            [x] Paid, loaned or advanced any amount to or sold, transferred or leased any asset to any employee except for normal compensation involving salary and benefits and loans or advances on terms substantially comparable to those offered to other persons; or

                            [xi] Agreed in writing, or otherwise, to take any action described in this Section.

                   Since June 30, 1995, there has been no change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of LFB or any of its LFB Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on LFB and LFB's Subsidiaries taken as a whole.

                   X. Adjustable Rate Mortgages. To the best knowledge of LFB, each LFB Subsidiary has properly calculated, in accordance with the contractual terms thereof and all applicable law, all adjustments required in its portfolio of adjustable rate mortgage notes, except for adjustments the miscalculation of which would not cause a material adverse change in the financial condition of LFB.

                   Y. Regulatory Matters. Neither LFB nor any LFB Subsidiary has, through the date hereof, taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 5.2E hereof.

                   Z. Full Disclosure. No representation or warranty of LFB contained in this Agreement and no statement contained in this Agreement or in any certificate or other instrument furnished to corporation hereunder contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

         4.2 Corporation and Acquisition Corp's Representations and Warranties. Corporation and Acquisition Corp hereby represent and warrant to LFB that:

                   A. Corporate Standing; Authorization.

                           [i] Corporation is a bank holding company registered under the EHCA and a Kentucky corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky. Corporation has paid all fees due and owing to the office of the Kentucky Secretary of State, has delivered to that office its most recent annual report as required by the Act, and has never filed articles of dissolution with the Kentucky Secretary of State. Corporation has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                           [ii] The execution and delivery of this Agreement and
         the Restated Plan do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any Violation pursuant to, any provision of the articles of incorporation or bylaws of Corporation and Acquisition Corp or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph [iii] below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Corporation and Acquisition Corp or its properties or assets.

                           [iii] Except (a) for consents, approvals, orders, and authorizations from the Federal Reserve and the OTS, and (b) for the filing of Articles of Merger with the Kentucky Secretary of State, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Corporation and Acquisition Corp in connection with the execution and delivery of this Agreement and the Restated Plan, or the consummation by Corporation and Acquisition Corp of the transactions contemplated hereby and thereby.

                           [iv]   Corporation  and  Acquisition   Corp  has  all
         requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Restated Plan. The execution and delivery of this Agreement and the Restated Plan and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Corporation and Acquisition Corp. This Agreement and the Restated Plan have been duly executed and delivered by Corporation and Acquisition Corp and constitute the legal, valid and binding obligations of Corporation and Acquisition Corp enforceable against it in accordance with their terms.

                  B. Pending or Threatened Litigation. There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of corporation, threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting Corporation or any of its businesses, prospects, conditions (financial or otherwise) or assets which would prevent the performance of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof.

                  C. Financial Statements. Corporation will deliver to LFB true and complete copies of the audited consolidated balance sheet of Corporation and the related consolidated statements of income and cash flows, as the case may be, of Corporation for the year ended December 31, 1995 as soon as the same become available (the "Corporation Audited Financial Statements"), and has delivered to LFB true and complete copies of the unaudited consolidated balance sheets of Corporation and related consolidated statements of income and cash flows, as the case may be, of Corporation for the years ended December 31, 1995 and 1994, as well as Corporation's unaudited balance sheet and related statements of income for the period ended February 29, 1996 (the "Corporation Unaudited Financial Statements"). Corporation Audited Financial Statements and the Corporation Unaudited Financial Statements (collectively, the "Corporation Financial Statements") have been or will be prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods. The Corporation Financial Statements present or will present fairly the financial condition of Corporation as of their respective dates and the results of Corporations operations for the respective periods covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.

                   D. Resources. Corporation has on hand or has timely access to capital funds sufficient to enable Corporation to (i) satisfy the capital adequacy guidelines and requirements of the Federal Reserve and any other applicable federal or state regulator or agency as those guidelines and requirements apply and are actually applied to Corporation and the Merger, and
(ii) pay the consideration described in Sections 2.3A and 2.4.

                   E. Regulatory Compliance. Neither Corporation nor any of its affiliates is a party to any enforcement action instituted by or any memorandum of understanding or cease and desist order with any federal or state regulatory agency, and no such action, memorandum or order has, to Corporation's knowledge, been threatened, and Corporation has not received any report of examination from any federal or state regulatory agency which requires that Corporation address any material problem or take any material action which has not already been addressed or taken in a manner satisfactory to the regulatory agency.

                   F. Due Diligence. Corporation has been afforded full and complete access to all books, records and other materials and information that Corporation deemed necessary for the purposes of making its investment decision in connection with the transactions contemplated herein, has the expertise and resources necessary for that purpose, and has conducted such due diligence investigation as it has deemed appropriate to fully evaluate the merits and risks of such transactions.

                  G. Accuracy of Statements. The information supplied or to be supplied by Corporation for inclusion in the Proxy Statement at the date of mailing to stockholders of LFB and at the time of the meeting of the stockholders of LFB to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   H. Brokers. Neither Corporation nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or
incurred  any  liability  for  fees  or  commissions  in  connection   with  the
negotiations relating to or the transactions contemplated by this Agreement.

                   I.  Full  Disclosure.   No  representation  or  warranty  of
Corporation contained in this Agreement and no statement contained in this Agreement or in any certificate or other instrument furnished to LFB hereunder contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

         4.3 Non-Survival of Representations and warranties. All representations and warranties contained in this Agreement by any party hereto or set forth in any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall expire at the Effective Time.


                                    ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 Conditions to Obligations of LFB. The obligation of LFB to consummate the transactions contemplated by this Agreement and the Restated Plan, including the Merger, is subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which, except for
Section 5.1E, may be waived by LFB:

                   A. Approval of this Agreement and the Restated Plan by the requisite affirmative vote of the shareholders of LFB at the Meeting.

                   B. There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person [i] challenging the Merger or the other transactions contemplated by this Agreement or the terms thereof, or [ii] seeking to prohibit the Merger or the other transactions contemplated by this Agreement, which, in the opinion of LFB's counsel, has a reasonable probability of success.

                  C. The representations and warranties of Corporation set forth in Section 4.2 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and Corporation and Acquisition Corp shall have furnished to LFB a certificate dated the Closing Date executed by the chief executive officer of Corporation and Acquisition Corp to that effect.

                  D. Corporation and Acquisition Corp in all material respects shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing Date and shall have delivered to LFB a certificate dated the Closing Date of the chief executive officer of Corporation and Acquisition Corp to that effect and evidence, in form and substance reasonably satisfactory to counsel for LFB, that the transactions contemplated by this Agreement and the Restated Plan were duly authorized by all necessary corporate action of Corporation and Acquisition Corp.

                  E. Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the Merger (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Merger.

                  F.  LFB   shall  have   received  an  opinion  of  counsel  of
Corporation and Acquisition Corp dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

                  G. LFB shall have received an opinion, dated as of a date prior to and reasonably close to the date of the shareholders meeting of LFB respecting approval of the Merger, from Investment Bank Services, Incorporated, to the effect that the Merger is fair to LFB's shareholders from a financial point of view, which opinion shall be confirmed and not withdrawn on the Closing Date.

                   H. The Severance Agreement attached hereto as Exhibit C shall have been executed by Corporation and Bruce Edgington.

         5.2 Conditions to Obligations of Corporation. The obligation of Corporation to consummate the transactions contemplated by this Agreement and the Restated Plan, including the Merger, is subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which, except for Section 5.2E, may he waived by Corporation:

                   A. Approval of this Agreement and the Restated Plan by the requisite affirmative vote of the shareholders of LFB at the Meeting.

                   B. There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person [i] challenging the Merger or the other transactions contemplated by this Agreement or the terms thereof, or [ii] seeking to prohibit the Merger or the other transactions contemplated by this Agreement, which, in the opinion of Corporation's counsel, has a reasonable probability of success.

                  C. The  representations  and  warranties  of LFB set  forth in
Section 4.1 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and LFB shall have furnished to Corporation a certificate dated the Closing Date executed by the Chief Executive Officer of LFB to that effect.

                  D. LFB in all material respects shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing Date and shall have delivered to Corporation a certificate dated the Closing Date of the Chief Executive Officer of LFB to that effect and evidence, in form and substance reasonably satisfactory to counsel for Corporation, that the transactions contemplated by this Agreement and the Restated Plan were duly authorized by all necessary corporate action of LFB.

                  E. Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the Merger (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, on terms and conditions satisfactory to Corporation (other than standard terms and conditions), and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Merger.

                   F. There shall not have been any material adverse change in the business, financial condition, prospects or operations of LFB or any LFB Subsidiary since June 30, 1995.

                   G. Corporation shall have received an opinion of counsel for LFB dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.

                   H. The Severance Agreement attached hereto as Exhibit C shall have been executed by Corporation and Bruce Edgington.


                                    ARTICLE 6

                                   TERMINATION

         6.1 Dissenting Shares. Prior to the Effective Time, this Agreement the Restated Plan may be declared void and of no effect by Corporation if the number of Dissenting Shares is greater than 20% of the issued and outstanding shares of LFB.

         6.2 Termination.This Agreement and the Restated Plan may be terminated:

                  A. by mutual agreement of Corporation and LFB;

                  B. by Corporation, upon prior written notice, if LFB materially breaches any representation or warranty set out in Section 4.1 of this Agreement or materially breaches any covenant in this Agreement, or upon the failure and nonwaiver of any condition precedent set out in Section 5.2 unless, in the case of a material breach of a covenant or failure of a condition, within thirty (30) days after written notice from Corporation, LFB shall have cured such breach or failure;

                  C. by LFB, upon prior written notice, if Corporation materially breaches any representation or warranty set out in Section
         4.2 of this Agreement or materially breaches any covenant in this Agreement or upon the failure and nonwaiver of any condition precedent set out in Section 5.1 unless, in the case of a material breach of a covenant or failure of a condition, within thirty (30) days after written notice from, LFB, Corporation shall have cured such breach or failure; or

                  D. by LFB or Corporation if the Effective Time shall not have occurred on or before December 31, 1996, unless LFB shall have exercised its option to extend the Closing Date under Section 2.6 of this Agreement.

         6.3 Declaration. Any declaration of termination under this Article 6 by Corporation or LFB shall he pursuant to resolution of its Board of Directors or by executive officers thereof duly authorized by its Board of Directors to make such a declaration, shall be made by written notice given to the other parties setting forth the grounds for the termination, including, if applicable, the alleged material misrepresentation, breach or failure, and, unless, in the case of a material breach of a covenant or a failure of a condition, such material breach or failure is timely cured, shall have the effect of terminating this Agreement and the Restated Plan effective upon the delivery of such written notice or the expiration of any applicable cure period, whichever is later, whereupon the same shall have no further effect and the Merger provided for herein and therein shall not be effected. Upon rightful termination of this Agreement by either Corporation or LFB pursuant to Article 6, except for Sections 2.5 relating to the Escrow Deposit, 3.3 relating to confidentiality,
3.6 relating to the termination fee, and 7.5 relating to expenses, which shall survive to the extent permitted by applicable statutes of limitation, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement, or the termination thereof on the part of Corporation or LFB or the respective directors, officers, employees, agents or shareholders of any of them.


                                    ARTICLE 7

                               GENERAL PROVISIONS

         7.1 Law and Section Headings. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Agreement for convenience only and are to be ignored in the construction of the terms of this Agreement.

         7.2 Modifications. The parties hereto may amend, modify or supplement this Agreement, before or after approval thereof by the shareholders of LFB, in such manner as may be agreed by them in writing.

         7.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

         7.4 Notices. All notices hereunder shall be in writing and shall be deemed to have been given or made when delivered or mailed, first class, registered or certified mail, postage prepaid, addressed as follows, until notice of another address or additional addresses have been received by the other parties:

                  If to Corporation to:

                  First Southern Bancorp, Inc.
                  99 Lancaster Street
                  Stanford, Kentucky 40484
                  Attention:          Jess Correll, President and Chief
                                      Executive Officer

                  With a copy to:

                  Caryn F. Price, Esq.
                  WYATT, TARRANT & COMBS
                  2800 Citizens Plaza
                  Louisville, Kentucky 40202

                  If to LFB, to:

                  Lincoln Financial Bancorp, Inc.
                  111 West Main Street
                  Stanford, Kentucky  40484
                  Attention:          Bruce Edgington, President and Chief
                                      Executive Officer

                  With a copy to:

                  R. James Straus, Esq.
                  BROWN, TODD & HEYBURN
                  3200 Providian Center
                  Louisville, Kentucky 40202


         7.5 Expenses. Whether or not the Merger is consummated, each of the parties hereto will pay its own fees and expenses incurred in connection with the Merger and the other transactions contem plated by this Agreement and the Restated Plan.

         7.6 Counterparts. This Agreement may he executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         7.7 Time of Essence; Rest Efforts. Time is of the essence to the performance of the obligations set forth in this Agreement. LFB and Corporation each agree to use their respective best efforts to obtain the satisfaction of the conditions to their respective obligations specified herein, and to advise the other parties hereto in writing as to any unusual delays or impediments in obtaining the same.

         7.8 Closing. At the Closing, each party shall execute and deliver all documents required by this Agreement, and such further documents as the other party shall reasonably request in order to satisfy the fulfillment of each party's agreements and undertakings hereunder.

         7.9 Parties in Interest; Third Party Rights. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns. No party to this Agreement may however, assign its rights hereunder or delegate its obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto. It is the intention of the parties that nothing in this Agreement or the Restated Plan shall be deemed to create any right with respect to any person or entity not a party to this Agreement or the Restated Plan.

         7.10 Entire Agreement; Waiver. This Agreement, including the Schedules and Exhibits hereto and the Restated Plan, constitute and contain the entire agreement of LFB and Corporation with respect to the Merger and supersede any prior agreement by the parties, whether written or oral, except for the Confidentiality Agreement, which shall remain in full force and effect except as follows: (i) the provisions of Section 14 of the Confidentiality Agreement shall terminate upon the execution of this Agreement, and (ii) in the event of any conflict between the terms of the Confidentiality Agreement (including without limitation the provisions of Sections 5 and 10 of the Confidentiality Agreement) and this Agreement, the terms of this Agreement shall control in each instance. The waiver of a breach of any term or condition of this Agreement must he in writing signed by the party sought to be charged with such waiver and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                               FIRST SOUTHERN BANCORP, INC.

                                               By /s/ Jess Correll

                                               Jess Correll, President and
                                               Chief Executive Officer

                                               By /s/ Randall Attkisson

                                               Randall Attkisson, Vice
                                               President and Treasurer


                                               FSB ACQUISITION CORPORATION


                                               By /s/ Randall Attkisson

                                               Randall Attkisson, Vice President


                                               LINCOLN FINANCIAL BANCORP, INC.


                                               By /s/ Bruce Edgington

                                               Bruce Edgington, President and
                                               Chief Executive Officer

                                   APPENDIX E

                             RESTATED PLAN OF MERGER


                  THIS RESTATED PLAN OF MERGER (the "Restated Plan") is made and entered effective as of the 6th day of June, 1996, by and among FIRST SOUTHERN BANCORP, INC., a Kentucky corporation ("FSB"), FSB ACQUISITION CORPORATION, a Kentucky corporation ("Acquisition Corp") and LINCOLN FINANCIAL BANCORP, INC., a Delaware corporation ("LFB").


                              W I T N E S S E T H :


                  LFB is a corporation organized and existing under the laws of the State of Delaware, the authorized capital stock of which consists of 1,900,000 shares of common stock, par value $.01 per share ("FSB Common Stock"), of which at the date hereof 440,128 shares are issued and outstanding and fully paid and nonassessable, and 100,000 shares of serial preferred stock, par value $.01 per share, of which at the date hereof no shares are issued and outstanding.

                  FSB is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of 150,000 shares of common stock without par value, of which at the date hereof 145,664 shares are issued and outstanding, and 1,600 shares of Class B preferred stock, of which at the date hereof no shares are issued and outstanding.

                  Acquisition Corp is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of 1,000 shares of common stock without par value, of which at the date hereof 1,000 shares are issued and outstanding.

                  The respective Boards of Directors of FSB and LFB have approved and adopted an Agreement and Plan of Reorganization (the "Agreement") and a Plan of Merger (the "Plan of Merger"), each dated March 23, 1996, for the general welfare and advantage of their respective shareholders, under which plan LFB would be merged into FSB, in accordance with the terms of the Agreement and the Plan of Merger.

                  The respective Boards of Directors of FSB, Acquisition Corp and LFB have determined it is desirable to effect an Amendment to the Agreement (the "Amendment"), and this Restate Plan, which Restated Plan amends and restates the Plan of Merger in its entirety, and under which plan Acquisition Corp would be merged into LFB, in accordance with the Agreement, the Amendment and the Restated Plan. The respective Boards of Directors of FSB, Acquisition Corp and LFB have approved and adopted the Amendment and the respective Boards of Directors of Acquisition Corp and LFB have approved and adopted this Restated Plan and have authorized the execution hereof.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements and undertakings herein contained, the parties hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Upon the terms and conditions set forth in this Restated Plan, the Agreement and the Amendment, at the Effective Time (as hereinafter defined), Acquisition Corp shall be merged with and into LFB (the "Merger") in accordance with the provisions of and with the effect provided in the General Corporation Law of the State of Delaware (the "GCL") and the Kentucky Business Corporation Act (the "KBCA"). The terms of the Merger shall be as set forth in the Agreement, the Amendment and this Restated Plan.

         1.2 Articles of Merger. Upon the terms and conditions set forth in the Agreement, the Amendment and this Restated Plan, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by LFB and Acquisition Corp, and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky for filing as provided in the KBCA, and to the Secretary of State of the State of Delaware for filing as provided in the GCL, on the Closing Date, as defined in the Agreement. The Merger shall become effective upon filing with the Delaware Secretary of State and the Kentucky Secretary of State or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time").

         1.3      Effect of Filing.

                  [A] At the Effective Time, [i] the separate existence of Acquisition Corp shall cease, and Acquisition Corp shall be merged with and into LFB (sometimes herein referred to as the "Surviving Corporation"), and [ii] the Articles of Incorporation and Bylaws of LFB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

                  [B] At the Effective Time, the officers and Board of Directors of the Surviving Corporation shall consist of ..those persons serving as the officers and directors of Acquisition Corp immediately prior to the Effective Time.

                  [C] At and after the Effective Time, the Merger will have the effects set forth in the GCL and the KBCA and as otherwise provided by law.

                                    ARTICLE 2

                              CONVERSION OF SHARES

         2.1      Conversion of LFB Capital Stock.

                  [A] Conversion of LFB Common Stock. Except for Dissenting Shares (as defined below), each share of LFB Common Stock issued and outstanding immediately prior to the Effective Time (which shares shall include, without limitation, 29,440 shares of LFB Common Stock owned by the LFB Employee Stock Ownership Plan ("ESOP") and 16,928 shares originally held by the Trust (the "MRP Trust") formed under the LFB Management Recognition Plan ("MRP"), 13,557 of which have been awarded and distributed to participants or awarded and will be distributable at the Effective Time, and 3,371 of which are unawarded (the "Unawarded MRP Shares") and will revert to LFB when all trust benefits have been distributed) shall, automatically, by virtue of the Merger and at the Effective Time, be exchanged for and converted into, without any further notice to or on the part of the holder thereof, the right to receive Twenty Two Dollars and One

Cent ($22.01), payable in cash; provided, however, that the Unawarded MRP Shares shall be canceled at the Effective Time, to the extent permissible, and this Plan of Merger shall be deemed to be automatically amended to provide for the same. At and after the Effective Time, the former holders of shares of LFB Common Stock shall be entitled only to the exchange rights provided for in this
Section 2.1 or to the rights to dissent under the GCL. Certificates previously representing shares of FSB Common Stock shall be exchanged for the cash consideration provided for in this Section 2.1 upon the surrender of such certificates in accordance with Section 2.2.

                  [B] Stock Options. At or prior to the Closing, LFB shall cause each option to purchase shares of LFB Common Stock (the "Options") under the LFB 1994 Stock Option and Incentive Plan (the "Option Plan") to be canceled in exchange for the consideration set forth in this Section 2.1B. At the Effective Time, each Option shall be canceled and exchanged for cash equal to the product of [i] the total number of shares of LFB Common Stock subject to the option, and [ii] Nine Dollars and Fifty-One Cents ($9.51) (the "Option Consideration"). The Option Consideration shall be paid to the holders of the Options by FSB on the Closing Date. The Option Plan shall terminate as of the Effective Time.

         2.2      Exchange of Certificates.

                  [A] At and after the Effective Time, each person who immediately prior to the Effective Time held of record shares of LFB Common Stock shall be entitled to receive, upon the surrender of the certificate(s) which represented such shares (individually a "Certificate" and collectively the "Certificates") to FSB, together with a letter of transmittal (in the form contemplated by Section 2.2.B) duly executed, the consideration specified in
Section 2.1.

                  [B] Not later than five days prior to the Closing Date, FSB shall mail or deliver to each holder who immediately prior to the Effective Time held of record shares of LFB Common Stock, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to FSB) and instructions for use in effecting the surrender of the Certificates or payment therefor. No interest will be paid or accrue on any consideration payable on the surrender of such Certificate. If delivery of the consideration payable pursuant to Section 2.1 is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of FSB that such tax has been paid or is not applicable.

                  [C] At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of LFB except for the right to receive upon such surrender the consideration specified in Section 2.1.

                  [D] After the Effective Time, except to the extent necessary to issue replacement Certificates for any Certificates which may have been lost or stolen or to comply with the payment instructions contained in a letter of transmittal contemplated by Section 2.2.B., there shall be no further registration of transfers on the stock transfer books of LFB of any Certificates formerly evidencing the shares of LFB Common Stock which were outstanding immediately prior to the Effective Time.

                  [E] Neither LFB nor FSB shall be liable to any holder of shares of LFB Common Stock for such shares or the cash into which they are converted which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

         2.3 Dissenting Shareholders. If any holder of shares of LFB Common Stock shall, in accordance with the provisions of applicable law, seek appraisal and perfect dissenting shareholder rights to be paid the fair value of his or her shares ("Dissenting Shares"), then such holder shall be entitled to receive such value as may he established pursuant to such provisions. LFB shall give FSB prompt notice of any written objections or demands received from any shareholder pursuant to such provisions, and shall give FSB the opportunity to participate in all proceedings with respect to any such objections or demands.

         2.4 Acquisition Corp Common Stock. The shares of common stock of Acquisition Corp issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into the same number of shares of capital stock of the Surviving Corporation.


                                    ARTICLE 3

                                   TERMINATION

                  Anything   contained   in  this   Plan   notwithstanding   and
notwithstanding adoption hereof by the shareholders of LFB, this Restated Plan may be terminated and the Merger abandoned as provided in the Agreement.


                                    ARTICLE 4

                              CONDITIONS PRECEDENT

                  The obligations of LFB and Acquisition Corp to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.


                                    ARTICLE 5

                               GENERAL PROVISIONS

         5.1 Law and Section Headings. This Restated Plan shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Restated Plan for convenience only and are to be ignored in the construction of the terms of this Restated Plan.

         5.2 Modifications. The parties hereto may amend, modify or supplement this Restated Plan, before or after approval thereof by the shareholders of LFB, in such manner as may be agreed by them in writing.

                  IN WITNESS WHEREOF, the parties hereto have caused this Restated Plan to be executed by their duly authorized officers as of the date first above written.

                                               FSB ACQUISITION CORPORATION


                                               By /s/ Randall Attkisson

                                               Randall Attkisson, Vice President


                                               LINCOLN FINANCIAL BANCORP, INC.


                                               By /s/ Bruce Edgington

                                               Bruce Edgington, President

                                   APPENDIX F

                      PROVISIONS OF DELAWARE LAW CONCERNING
                   APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS


          Section 262 APPRAISAL RIGHTS. - (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this Section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation, and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258 or 263 of this Chapter:

                    (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive stock notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) or
(g) of Section 251 of this Chapter.

                    (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii), or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares, or fractional depository receipts described in the foregoing clause (i), (ii) and
(iii) of this subsection.

                   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                    (2) If the merger or consolidation  was approved pursuant to
Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

         (i) The  Court   shall  direct  the  payment  of the fair  value of the
shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                REVOCABLE PROXY
                  LINCOLN FINANCIAL BANCORP, INC. ("Lincoln")

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS

The undersigned stockholder in Lincoln constitutes and appoints the Board of Directors of Lincoln, with full power of substitution, to represent me to vote all shares of Lincoln's Common Stock held of record by me or which I am otherwise entitled to vote at the close of business on July 31, 1996, at the Special Meeting of Stockholders to be held on August 21, 1996, at 1:00 p.m., and at any adjournments thereof, with all powers the undersigned would possess if personally present, as follows:

1. ACQUISITION PROPOSAL. A proposal to approve an Agreement and Plan of Reorganization, as amended (the "Acquisition Agreement") between the Corporation and First Southern Bancorp, Inc. ("FSB"), a related Plan of Merger, as amended (the "Plan of Merger") providing for the merger of a wholly-owned subsidiary of FSB with and into the Corporation (the "Merger"), and to authorize such further action by the board of directors of the Corporation and any of its executive and other proper officers as may be necessary or appropriate to carry out the objects, intents, and purposes of the Acquisition Agreement and the related Plan of Merger.

         [   ]    For          [   ]    Against          [   ]    Abstain

2. OTHER BUSINESS. In their discretion, the proxies are authorized to act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

The above-named proxies are granted the authority, in their discretion, to act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof. This proxy may be revoked at any time prior to its use.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.


- --------------------------------------------------------------------------------
Date

- --------------------------------------------------------------------------------
Stockholder sign above

- --------------------------------------------------------------------------------
Co-holder (if any) sign above


Detach above card, sign, date and mail in postage paid envelope provided.

                        LINCOLN FINANCIAL BANCORP, INC.

           PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY